EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A originally filed by Fig Publishing, Inc. (“Fig”) on December 21, 2015; amended thereafter by Fig; and qualified thereafter by the U.S. Securities and Exchange Commission on September 29, 2016.

The purpose of this post-qualification amendment is to add to the offering statement, as amended and qualified, an offering of an additional class of securities. The securities initially offered under the offering statement consisted of shares of a particular series of non-voting preferred stock of Fig, par value $0.0001 per share, designated Fig Game Shares – PSY2. Subsequently, we filed a post-qualification amendment to add to the offering statement shares of a particular series of non-voting preferred stock of Fig, par value $0.0001 per share, designated Fig Game Shares –Wasteland 3. The additional securities being added to the offering statement by means of this post-qualification amendment consist of shares of a separate, particular series of non-voting preferred stock of Fig, par value $0.0001 per share, designated Fig Game Shares – Pillars of Eternity II. Each separate series of non-voting preferred stock of Fig is governed by different payment and liquidation terms. Proceeds from the sale of all such securities shall be used by Fig for its general operations and working capital needs.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular that is not designated as a Preliminary Offering Circular is delivered and the offering statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular	Subject to Completion, Dated March 17, 2017

Fig Publishing, Inc.

Up to 2,250 Fig Game Shares – Pillars of Eternity II

$1,000.00 per Share

This Regulation A, Tier 2 offering is for shares of a particular series of non-voting preferred stock, par value $0.0001 per share, of Fig Publishing, Inc., a Delaware corporation (“we”, our “Company” or “Fig”). We call this series “Fig Game Shares – Pillars of Eternity II”. We are offering a maximum of 2,250 Fig Game Shares – Pillars of Eternity II at $1,000.00 per Share, on a best efforts basis. This offering is being conducted to raise money for our general operations and working capital needs.

Fig Game Shares – Pillars of Eternity II are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with intellectual property owner Dark Rock Industries Limited (“DRIL”) and its affiliate, video game developer Obsidian Entertainment, Inc. (“Obsidian”). Under this license agreement (the “Pillars of Eternity II License Agreement”), we will co-publish the video game Pillars of Eternity II: Deadfire (“Pillars of Eternity II”), which will be licensed to us by DRIL and developed by Obsidian. Provided Pillars of Eternity II is successfully developed and published, DRIL and Fig will thereafter each receive sales receipts from Pillars of Eternity II pursuant to the Pillars of Eternity II License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for DRIL and a revenue share for Fig, in the proportions described in greater detail in this offering circular. See “The Current Game, Developer and Shares – Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II”.

●	Fig will pay a minimum of 85% of the Fig Game Shares – Pillars of Eternity II allotment to the holders of Fig Game Shares – Pillars of Eternity II, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – Pillars of Eternity II allotment to the holders of Fig Game Shares – Pillars of Eternity II, if in its view business conditions permit it.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II” and “Our Dividend Policy”.

Amounts will only become available for such sharing and payment of dividends if and when Pillars of Eternity II generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. In all events, our board of directors may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. Dividends on Fig Game Shares – Pillars of Eternity II will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as Pillars of Eternity II is successfully developed and published and Pillars of Eternity II sales receipts begin to be received. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – Pillars of Eternity II, in proportion to the number of shares held.

An investment in our Fig Game Shares – Pillars of Eternity II is not an investment in any game, game developer or license agreement. Proceeds from this offering may be used to fund the development of other games, as well as other expenditures not related to Pillars of Eternity II. There is no trading market for Fig Game Shares – Pillars of Eternity II and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. As a result, investors should be prepared to retain their Fig Game Shares – Pillars of Eternity II for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding Fig Game Shares – Pillars of Eternity II is expected to be the opportunity to receive dividends on the basis described above.

Fig Game Shares – Pillars of Eternity II will be available for purchase exclusively on Fig.co. Fig Game Shares – Pillars of Eternity II will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrant for Fig Game Shares – Pillars of Eternity II. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11.

	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Fig (2)
Per Share	1	$1,000	$0.00	$1,000
Total Maximum	2,250	$2,250,000	$0.00	$2,250,000

(1)	Our Company does not intend to use commissioned sales agents or underwriters. The securities being offered hereby will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934.

(2)	Does not reflect the deduction of expenses of the offering, which we will pay, and which we estimate will be approximately $50,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Fig Publishing, Inc.

599 Third St., Suite 211

San Francisco, CA 94107

(415) 689-5605

Fig.co

Information contained on Fig.co is not incorporated by reference into this offering circular, and you should not consider information contained on Fig.co to be part of this offering circular.

The date of this offering circular is __________, 2017

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Throughout this offering circular, unless the context requires otherwise, references to “Fig Game Shares” include all of the separate series of non-voting preferred stock, par value $0.0001 per share, that we have outstanding as of the date of this offering circular, with each series reflecting the economic performance of a different, particular video game co-publishing license agreement that we have entered into with a third-party video game developer. In addition, unless the context requires otherwise, references to the “Shares” refer only to the particular series of Fig Game Shares being offered pursuant to this offering circular. References to our board of directors (our “Board”) in this offering circular refer to only one person, Justin Bailey, who is the sole director of our Company. See “Directors, Executive Officers and Other Significant Individuals”.

Some of the statements in this offering circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating our forward-looking statements. These which factors include, among other things:

●	National, international and local economic and business conditions that could affect our business;

●	Markets for our products and services;

●	Our cash flows;

●	Our operating performance;

●	Our financing activities;

●	Our tax status;

●	Industry developments affecting our business, financial condition and results of operations;

●	Our ability to compete effectively; and

●	Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be given to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements in order to update our forward-looking statements beyond the date of this offering circular.

SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read all the information contained in this offering circular, including, but not limited to, the “Risk Factors” section.

Our Business

Overview

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from sales of video games developed by third-party video game developers with whom we enter into license agreements to publish those games. We search for new games and game ideas with the potential to generate significant earnings with the help of our publishing model.

We are evolving the video game publishing model in a number of key ways:

●	Crowdfunding Campaigns

●	Focused Curation

●	Fig Game Shares

●	Preservation of Developers’ Intellectual Property Ownership

We believe that involving the community of gamers and fans in our game publishing will result in games that are more aligned with consumer demand, more creatively innovative and more commercially successful. See “Our Business – Overview”.

To date, our Company has entered into a number of video game co-publishing license agreements with game developers. See the section of this offering circular entitled “Games licensed”. The particular game to which the Fig Game Shares in this offering relate is described in the section entitled “The Current Game, Developer and Shares”.

Market Opportunity

Our goal is to provide game developers and game fans a more balanced and sustainable approach to game publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and self-publishing with rewards-only crowdfunding. Based on our industry experience, traditional publishing arrangements and rewards-only crowdfunding each have limitations that make it difficult for developers to both maintain their intellectual property rights while raising enough funds to develop their game.

In traditional publishing arrangements, particularly with large video game publishers, publishers provide funding to developers in exchange for the intellectual property rights to the developer’s game, including distribution rights and rights to sequel games and other derivative works. The developer is paid a royalty, which can be disproportionately favorable to the publisher. In the principal alternative to traditional publishing arrangements that has so far been attempted – namely, rewards-only crowdfunding – developers have found it difficult to raise enough money to meet an entire game development budget and additionally finance post-development marketing and distribution efforts.

Our publishing model is an alternative to both these models and is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

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Key Aspects of Our Business

Identification

We consider and evaluate games being developed for any game-playing platform and technology and in any genre. We believe that we have extensive video game industry contacts through which we may access developers and games that meet our criteria. Prior to entering into a license agreement to publish a particular game, we evaluate the game and the developer to determine whether, in our opinion, the game is likely to be successfully developed and become a commercial success. In making this determination, we focus on a particular set of factors, as set forth in “Our Business – Key Aspects of Our Business – Identification”.

In order to help us gather the information we need and want to make a decision as to whether to seek to publish a game, we present the developer of each game we may publish with a due diligence questionnaire, the form of which is an exhibit to the offering statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) to which this offering circular relates. The information received in response to the questionnaire is part of what we consider in deciding whether to seek to publish the game.

Licensing

It is our intention that each video game co-publishing license agreement we enter into be based on a template license agreement that acts as a standard baseline. The material terms of our baseline license agreement are set forth in the section entitled “Our Business – Key Aspects of Our Business – Licensing”. Generally, only certain terms of the baseline license agreement will be subject to negotiation with each developer. Please refer to the section entitled “The Current Game, Developer and Shares” for the terms of the license agreement that have been agreed with the developer of the particular game to which the Fig Game Shares in this offering relate, as well as a description of the ways in which that license agreement may deviate from the baseline terms.

Crowdfunding Campaigns

As part of our process of deciding which games to publish, we host crowdfunding campaigns on our Parent’s website, Fig.co. These crowdfunding campaigns allow third-party developers to raise funds for their games, and they allow us to gauge interest in an offering of Fig Game Shares that would reflect our economic returns as a publisher of the game. A crowdfunding campaign must be successful, in our view, before we will greenlight our publishing of a game. If the crowdfunding campaign is not successful, the license agreement will terminate. If it is successful, the license agreement will continue, we will begin providing the developer with the amount of funds to be provided from Fig’s general account in support of the development of the game (such amount, the “Fig Funds”) and the developer will proceed with developing the game and delivering it pursuant to the terms of the license agreement, so that we may publish it as we have planned.

For a description of how the crowdfunding campaign for the game associated with the Fig Game Shares being offered in this offering may have differed, or may in the future differ, from this standard model, see “The Current Game, Developer and Shares”.

Rewards Portion of a Crowdfunding Campaign

Fig believes that the rewards portion of a crowdfunding campaign helps rally the gamer community to provide financial support for the development of a game through the pre-purchase of rewards. Backers pledge to pay the developer a certain amount of money in order to receive their rewards bundle of choice.

Investment Portion of a Crowdfunding Campaign

We expect all of our crowdfunding campaigns to include an offering of securities – either a particular series of Fig Game Shares issued by Fig, or other securities that are similar to Fig Game Shares that will be issued by a Fig affiliate, or both – which would pay returns based on the economic performance of the game that is the subject of the crowdfunding campaign. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as described under the subheading “—Fig Game Shares”, below.

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Publishing Services

If the crowdfunding campaign meets its goal, and the other conditions to the license agreement are met, we will publish the game. Our publishing services include:

●	The Fig Funds, which will be disbursed to the developer of the game pursuant to an agreed-upon schedule that reflects the game development timeline and the relative needs of the developer and Fig;

●	Community building;

●	Marketing;

●	Distribution; and

●	Providing advice and consultation services to developers.

Business Development

We support developers in business development activities to pursue commercial and strategic partnerships with other companies in the game industry, including hardware manufacturers, peripheral makers, platforms, advertisers and technology providers.

Our Parent

Our Company was incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation (our “Parent”).

Fig Game Shares

Overview

As described above, we expect all of our crowdfunding campaigns to include an offering of securities – either a particular series of Fig Game Shares issued by Fig, or other securities that are similar to Fig Game Shares that will be issued by a Fig affiliate, or both – which would pay returns based on the economic performance of the game that is the subject of the crowdfunding campaign. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as described below under “—Sharing of Sales Receipts and Determination of Dividends”. Amounts will only become available for the revenue sharing and payment of dividends described if and when the game generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts.

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Sharing of Sales Receipts and Determination of Dividends

Provided a game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (1) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (2) depending on the particular campaign, Fig may be paid a service fee; (3) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Game Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third allotment for itself (the size of the allotment to the Fig Game Shares being determined by the application of a percentage called the “Fig Game Shares Allotment Percentage”); (4) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (5) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, if in its view business conditions permit it.

This sharing will typically be determined using the revenue sharing and dividend formula set forth below. The starting amount, in the first column of the table, is the price paid for the game by a consumer in a typical sales transaction in which, pursuant to Fig’s license agreement for the game, all of that price, minus the distributor’s fee, is collected by Fig, the developer or both (depending how the terms of the license agreement dictate sales receipt collection):

Game sales price	–	distributor’s fee	=	gross receipts
	–	developer’s revenue share	=	Fig’s revenue share
	–	Fig Service Fee (if any)	=	Fig’s revenue share (adjusted)
			x	Fig Game Shares Allotment Percentage (if applicable)
			x	a specified dividend rate
			=	Aggregate dividends to Fig Game Share holders (to be divided evenly among all shares outstanding)

In regard to the table above:

o	The size of the developer’s revenue share may vary over time based on whether particular sales targets have been met for the game, as specified in the license agreement for the game. For example, the developer’s revenue share may increase after the cumulative revenue share paid to Fig reaches a certain target threshold.

o	The Fig Service Fee is an amount that Fig will keep as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee.

o	After the allocation of the developer’s revenue share, the remaining amount will be Fig’s revenue share (or its adjusted revenue share, if there has also been a Fig Service Fee deducted). From this amount, Fig will determine the dividends to be paid to Fig Game Share holders, by (1) multiplying Fig’s revenue share by the Fig Game Shares Allotment Percentage, if applicable, and (2) applying the specified dividend rate.

o	The Fig Game Shares Allotment Percentage will be applied in campaigns in which the total amount of Fig Funds is greater than the proceeds of the Fig Game Shares offering. This is expected to occur if, in addition to the Fig Game Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of revenue among the Fig Game Shares, the other securities and Fig, as applicable, will represent an equitable division of Fig’s revenue share among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

o	The end result will be the aggregate dividends to be paid to Fig Game Shares holders, to be divided evenly among all such Fig Game Shares outstanding. In all events, Fig’s board of directors may in its discretion from time to time pay more than this end result to the holders of the Fig Game Shares, if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce its size, if our Board believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law.

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For greater detail regarding the revenue sharing and payment of dividends described, see “Our Dividend Policy”. A version of this table, incorporating numbers for the particular series of Fig Game Shares being offered in this offering, is set forth in summary form below in “— The Offering” and in greater detail in the separate section entitled “The Current Game, Developer and Shares”.

The application of the revenue sharing and dividend formula set forth above to sales receipts received by Fig will be undertaken on a regular basis by Fig’s accounting staff, and Fig will publicly disclose, in its annual and semi-annual reports filed with the SEC, a table containing the information set forth above for each of its licensed games. See the table setting forth such information as of the date specified therein in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Game-Specific Accounting – Accounting for a Particular Game’s Sales”. This table has not been, and future updates of the table will not be, prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools; should not be viewed as a substitute for or in isolation from GAAP financial measures; and may not be comparable to other companies’ non-GAAP financial measures. In addition, Fig does not plan to have the calculations resulting from, or the methodologies underlying, its revenue sharing and dividend formula subjected to stand-alone audits. As a result, our allocations of revenues to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in such calculations or methodologies, which could reduce Fig’s revenue share from a particular game, or the dividends available to holders of the related series of Fig Game Shares, or both.

Other Key Aspects of Fig Game Shares

The proceeds of all of our multiple, separate series of Fig Game Shares, including the Shares offered in this offering, go into our general account, and will be used to support Fig’s operations and business activities generally. The Fig Game Shares that investors receive will all be, regardless of the series of Fig Game Shares, capital stock of Fig without any rights to vote on any matters relating to our Company, the Fig Game Shares or otherwise. See “Description of Company Securities”. Our different series of Fig Game Shares will differ from each other in that each series will pay holders of those securities dividends, if any, based on Fig’s revenue share from a different, particular game.

An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from the offering of a particular series of Fig Game Shares may be used to fund the development of games other than the game with which that series of Fig Game Shares is associated, as well as other expenditures not related to the game with which that series of Fig Game Shares is associated.

Games Licensed

As of March 17, 2017, Fig had the following principal games licensed for publication, all of which are already under development (except as may be noted otherwise):

Game Title	Developer	Crowdfunding Campaign Completion Date	Associated Fig Game Shares or Other Securities

Psychonauts 2	Double Fine Productions, Inc.	January 12, 2016	Fig Game Shares – PSY2

Jay and Silent Bob: Chronic Blunt Punch	Interabang Entertainment	March 31, 2016	Fig Game Shares – JASB

Consortium: The Tower	Interdimensional Games Incorporated	May 11, 2016	Fig Game Shares – CTT

Make Sail	Popcannibal LLC	November 2, 2016	Series Make Sail Units (1)

Wasteland 3	inXile Entertainment, Inc.	November 3, 2016	Fig Game Shares – Wasteland 3 and Fig WL3 Units (2)(3)

Trackless	12 East Games Entertainment, Inc.	November 17, 2016	Series Trackless Units (1)

Kingdoms and Castles	Lion Shield LLC	January 5, 2017	Series Kingdoms and Castles Units (1)

Little Bug	Buddy Systems Games LLC	February 9, 2017	Series Little Bug Units (1)

Solo	Team Gotham S.L.	February 23, 2017	Series Solo Units (1)

Pillars of Eternity II	Obsidian Entertainment, Inc., an affiliate of licensor Dark Rock Industries Limited	February 24, 2017	Fig Game Shares – Pillars of Eternity II (3)

(1)	These games have been licensed for publication by Fig, but the securities associated with each game are being issued privately in separate series by Fig Small Batch, LLC, which is an affiliate of Fig.

(2)	There are two separate issuances of securities associated with this game: the Fig Game Shares – Wasteland 3 being offered in this offering by Fig under Regulation A under the Securities Act, and the Fig WL3 Units being offered privately by Fig WL3 LLC, which is an affiliate of Fig.

(3)	Fig expects to publicly file a final, executed version of the license agreement in conjunction with the qualification of the related offering of Fig Game Shares by the SEC.

For more information on the games Fig has licensed, see “Games Licensed”.

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The Offering

Issuer	Fig Publishing, Inc.

Securities	A maximum of 2,250 shares of a series of non-voting preferred stock, par value $0.0001 per share, which we call our “Fig Game Shares – Pillars of Eternity II”. Fig Game Shares – Pillars of Eternity II are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with intellectual property owner Dark Rock Industries Limited (“DRIL”) and its affiliate, video game developer Obsidian Entertainment, Inc. (“Obsidian”). Under this license agreement (the “Pillars of Eternity II License Agreement”), we will co-publish the video game Pillars of Eternity II: Deadfire (“Pillars of Eternity II”), which will be licensed to us by DRIL and developed by Obsidian. Provided Pillars of Eternity II is successfully developed and published, DRIL and Fig will thereafter each receive sales receipts from Pillars of Eternity II pursuant to the Pillars of Eternity II License Agreement and those receipts will be shared among DRIL, Fig and holders of Fig Game Shares – Pillars of Eternity II, as further described below under “— Sharing of Sales Receipts and Determination of Dividends”.

Price per Share	$1,000.00

Offering Type	Regulation A, Tier 2 offering of shares, being made by our Company on a best efforts basis.

Offering Proceeds	We expect to raise up to a maximum of $2,250,000 of proceeds from the sale of the Fig Game Shares – Pillars of Eternity II offered in this offering, assuming the sale of 2,250 of these shares at an offering price of $1,000.00 per share. As part of the crowdfunding campaign for Pillars of Eternity II conducted on Fig.co in January and February 2017, we received investment reservations of $2,850,000. To the extent the amount reserved at the closing of this offering exceeds $2,250,000, we will have discretion as to which reservations to accept, although we currently anticipate accepting reservations on a first-come, first-served basis. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $50,000, will be paid by us. See “Plan of Distribution”.

Use of Proceeds	This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of multiple games that we have agreed to publish under various co-publishing license agreements (presumably, but not necessarily, including the game whose potential sales receipts will underlie any dividends that will be declared on the Fig Game Shares being offered in this offering);

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●	Marketing and other publishing efforts in support of the multiple games we are publishing;

●	Outreach to find new games that we would consider publishing; and

●	Other general activities and operations.

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Given the current, early stage of our business, in which we have entered into licenses to publish video games that are still being developed, we expect to spend most of any proceeds raised to support the development of such games; a lesser amount on identifying new games to publish; and an amount on game marketing and other publishing efforts that will be low at first but will increase as more of our licensed games approach the completion of their development stages. Whether we raise the maximum amount in this offering, or less, we expect to pursue this same use of proceeds at proportional levels of spending.

See “Use of Proceeds”.

Sharing of Sales Receipts and Determination of Dividends	Fig Game Shares – Pillars of Eternity II are designed to reflect the economic performance of the Pillars of Eternity II License Agreement, which we have entered into with DRIL and Obsidian. Under the Pillars of Eternity II License Agreement, we will co-publish Pillars of Eternity II. Provided Pillars of Eternity II is successfully developed and published, DRIL and Fig will thereafter each receive sales receipts from Pillars of Eternity II pursuant to the Pillars of Eternity II License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for DRIL and a revenue share for Fig, in the proportions described in greater detail in this offering circular. Under the Pillars of Eternity II License Agreement, DRIL will collect most or all of the receipts from distributors from the sale of Pillars of Eternity II, net of distributor fees, and then allocate such receipts among itself, Fig and any third-party co-publisher(s) that DRIL has engaged to publish Pillars of Eternity II. See “The Current Game, Developer and Shares – Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II”.

●

Fig will pay a minimum of 85% of the Fig Game Shares – Pillars of Eternity II allotment to the holders of Fig Game Shares – Pillars of Eternity II, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – Pillars of Eternity II allotment to the holders of Fig Game Shares – Pillars of Eternity II, if in its view business conditions permit it.

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For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II” and “Our Dividend Policy”.

This sharing of Pillars of Eternity II sales receipts will be determined using the revenue sharing and dividend formula illustrated in the table below. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the Pillars of Eternity II License Agreement, all of that price, minus the distributor’s fee, is collected by DRIL or Fig. For purposes of this table, gross receipts are assumed to be $1,000,000. The ending amount, at the bottom of the last column of the table, is the dividends per Fig Game Share – Pillars of Eternity II generated per $1,000,000 of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of Pillars of Eternity II sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that Pillars of Eternity II will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay DRIL, Fig and the holders of Fig Game Shares – Pillars of Eternity II as contemplated below. See “The Current Game, Developer and Shares – Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II” for a discussion of the assumptions and calculations embodied in the table below, including, among other things, (1) distributors’ fees and (2) DRIL’s and Fig’s respective revenue shares (Fig’s revenue share will initially be equal to the quotient of the Fig Funds divided by $14,000,000, until the aggregate amount received by Fig reaches an amount equal to 1.13 times the Fig Funds, but will decrease to (a) the quotient of the Fig Funds divided by $28,000,000 thereafter and (b) 0% after Fig receives less than $1,000 under the Pillars of Eternity II License Agreement for three consecutive months, subject to reinstatement at the prior rate if Fig thereafter receives $1,000 or more under the Pillars of Eternity II License Agreement for three consecutive months).

Revenue Sharing and Dividend Formula
Assumed Gross Sales Revenue	Minus Distributors’ Fees (30%)	Equals Gross Receipts	Of which, Developer's Revenue Share		Of which, Fig's Revenue Share		Multiplied by Divided Rate	Equals Dividends	Equals Dividends Per Share
$1,000,000	$300,000	$700,000	$587,500	(1)	$112,500	(1)	85%	$95,625.00	$42.50

(1)	Assumes all $2,250,000 of the securities being offered in this offering are sold. The resulting revenue share to Fig would be 16.1% of gross receipts. Importantly, the developer’s revenue share in the table above may decrease or increase depending on the amount of Fig Funds, and will also decrease if the aggregate adjusted gross receipts from Pillars of Eternity II cross a defined sales threshold of $2.52 million. The table below illustrates the effects that each of these variables would have on the amount shown in the table above for Dividends Per Share per $1,000,000 of gross sales revenue:

	If the Fig Funds are:
	$2,250,000		$1,750,000	$1,250,000
Until $2,520,000 in Gross Receipts:
Dividends Per Share per $1,000,000 of gross sales revenue	$42.50	*	$33.06	$23.61

After $2,520,000 in Gross Receipts:
Dividends Per Share per $1,000,000 of gross sales revenue	$21.25		$16.53	$11.81

* Used as the example in the prior table.

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In regard to the table above entitled “Revenue Sharing and Dividend Formula”:
o

After the allocation of the developer’s revenue share, the remaining amount will be Fig’s revenue share. From this amount, Fig will determine the dividends to be paid to the holders of Fig Game Shares – Pillars of Eternity II, by applying the specified dividend rate of 85%.

o

The end result will be the aggregate dividends to be paid to the holders of Fig Game Shares – Pillars of Eternity II, to be divided evenly among all such Fig Game Shares outstanding. In all events, Fig’s Board may in its discretion from time to time pay more than this end result to the holders of Fig Game Shares – Pillars of Eternity II, if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce the size of a dividend, if it believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law.

Amounts will only become available for such sharing and payment of dividends if and when Pillars of Eternity II generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – Pillars of Eternity II, in proportion to the number of shares held.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II” and “Our Dividend Policy”.

Timing of Dividends

Dividends on Fig Game Shares – Pillars of Eternity II will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as Pillars of Eternity II is successfully developed and published and Pillars of Eternity II sales receipts begin to be received.

See “Our Dividend Policy”.

Where to Buy

Fig Game Shares – Pillars of Eternity II will be available for purchase exclusively on Fig.co. These Fig Game Shares will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrant for Fig Game Shares – Pillars of Eternity II.

Our Company does not intend to use commissioned sales agents or underwriters. The securities being offered hereby will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. See “Plan of Distribution”.

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Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

"In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser's:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser's most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

No Trading Market; Transfer Restrictions	There is no trading market for Fig Game Shares – Pillars of Eternity II and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. As a result, investors should be prepared to retain their Fig Game Shares – Pillars of Eternity II for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding Fig Game Shares – Pillars of Eternity II is expected to be the opportunity to receive dividends based on sales of Pillars of Eternity II, as described herein. See “Description of Company Securities”.

No Voting Rights	Holders of Fig Game Shares – Pillars of Eternity II are not entitled to vote on any matters, including, but not limited to, any matters relating to the development of Pillars of Eternity II. See “Description of Company Securities”.

Characterization of Fig Game Shares as “Preferred”	We characterize our Fig Game Shares as “preferred” stock because, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of each separate series of Fig Game Shares shall have a preference over holders of other securities of the Company in the receipt of (x) all dividends and other distributions declared or accrued on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset (as defined in “Description of Company Securities – Preferred Stock”) corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of such series of Fig Game Shares held by them and, depending on the particular campaign, subject to the application of the Fig Game Shares Allotment Percentage (as described in “Description of Company Securities – Preferred Stock”). However, in such event such holders shall not be entitled to any additional amounts. As a result, in the event of a Company liquidation or similar occurrence, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights in respect of other assets of the Company, and no rights in respect of Company assets generally, and in some circumstances, holders of Fig’s common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.”

Certain U.S. Federal Income Tax Considerations	Fig Game Shares – Pillars of Eternity II should be treated as stock of our Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fig Game Shares – Pillars of Eternity II, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Fig Game Shares – Pillars of Eternity II. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court. In addition, it is possible that the Internal Revenue Service could successfully assert that the issuance of Fig Game Shares – Pillars of Eternity II could be taxable to us. Please see “Certain U.S. Federal Income Tax Considerations”. Before deciding whether to invest in Fig Game Shares – Pillars of Eternity II, you should consult your tax advisor regarding possible tax consequences.

Risk Factors	These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors”.

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RISK FACTORS

The investment described herein is highly speculative and involves a high degree of risk of loss of all or a material portion of an investor’s entire investment. Prospective investors should give careful consideration to the following actual and potential risk factors in evaluating the merits and suitability of an investment in our Company. Before deciding to make an investment in our Company, you should carefully consider the following risk factors as well as other information contained in this offering circular and the exhibits to the offering statement in which this offering circular has been filed with the SEC.

The sections “Risks Related to Our Business” and “Risks Related to Fig Game Shares” contain risks that apply generally to all series of Fig Game Shares we issue, now and in the future. For a description of the particular risks that additionally apply to the Fig Game Shares being offered in this offering, please see “Risks Related to The Current Game, Developer and Shares,” below.

References to our board of directors (our “Board”) in this “Risk Factors” section refer to only one person, Justin Bailey, who is the sole director of our Company. See “Directors, Executive Officers and Other Significant Individuals”.

Risks Related to Our Business

We have little operating history, which may make it difficult for you to evaluate the potential success of our business and to assess our future viability.

We were incorporated in Delaware on October 8, 2015 as a wholly owned subsidiary of our Parent. We have only recently begun operations and have to date relied substantially on our Parent for support in the conduct of our business. We have not yet earned a significant amount of revenues and we have little operating history, which may make it difficult for potential investors to evaluate our business and assess our future viability and prospects. Investment in our Company is highly speculative because it entails significant risk that we may never become commercially viable. We have not yet demonstrated the ability to successfully market or distribute a game. We will need to transition from a company focused on identifying developers, negotiating license agreements and raising funds, including through the sale of Fig Game Shares, to a company that is also capable of publishing and earning revenues from games. We may not be successful in such a transition. As a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

Our independent registered public accounting firm has expressed in its report on our audited financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. To date, we have depended substantially on our Parent to fund our operations and there is a risk that we and our Parent may be unable to obtain the financing, on acceptable terms or at all, necessary to continue our operations. As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included as part of this offering circular a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result were we unable to continue as a going concern. If we cannot continue as a going concern, our Fig Game Share holders may lose their entire investments.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Fig Game Shares.

Because we operate with minimal employees of our own and depend on our Parent for the conduct of a portion of our administrative operations, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in an accurate, complete and timely manner. This could harm our business and holders of Fig Game Shares.

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As an issuer of securities under Regulation A, we do not expect to be required to assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, our independent registered public accounting firm has not assessed the effectiveness of our internal control over financial reporting and will not as a result of this offering be required to assess the effectiveness of our internal control over financial reporting. As a result of the foregoing, for the foreseeable future, there will not be any attestation from us or our independent registered public accounting firm concerning our internal control over financial reporting.

A significant portion of our operations have been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent, which is also in the early stages of its business. Our Parent has no obligation to continue to support our operations.

Our Parent was formed in October 2014 and began operations in April 2015. Our Parent is currently in the early stages of its business and has a limited operating history. We are dependent on the continued support of our Parent. A significant portion of our operations has been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent. Therefore, risks regarding our operations and financial condition are also subject to the risk that our Parent may reduce its operational or financial support.

The games to which we have co-publishing rights will not generate sales until they have been developed and are available for sale, which, in the case of any game, may take at least a year and maybe multiple years, following our offer of the Fig Game Shares pursuant to which dividends are expected to be paid if such game provides us with sales receipts. See “The Current Game, Developer and Shares” for the delivery date of the game described in this offering circular. If our Company fails to generate sufficient cash receipts from sales of games or is unable to receive such cash receipts quickly enough and on a continuing basis, our Parent may be unwilling or unable to continue assisting us operationally or financially. In any such case, we may be forced to significantly delay, scale back or discontinue our operations.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all.

At the current stage of our business, we cannot rely on existing Fig Service Fee arrangements, and we likely cannot rely on existing revenue sharing arrangements, to finance our operations. In order to support our projected operating expenses for the next 12 months, we may need to raise additional capital, from our Parent, which has been an ongoing source of support for our business, or from other sources, or from both. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us, or our Parent, to obtain such funds on attractive terms or at all. There can be no assurance that financial support from our Parent or from other sources will be available in the amounts and at the times needed for us to continue to operate and grow our revenue-generating operations and improve our financial position.

In the event we breach the terms of a license agreement, we would have limited recourse and holders of Fig Game Shares could be adversely affected.

In the event we were to breach the terms of a license agreement, a developer would have the right to terminate such license agreement. If a license agreement is terminated, we will no longer have rights to publish the game associated with such agreement and to receive sales receipts from sales of such game. In the event that a developer terminates a license agreement due to our material breach, there would not be any mechanism pursuant to which such developer would be obligated to return any funds to us. It is part of our business strategy to attract talented developers by offering them license terms that are less restrictive than terms available from more traditional publishers. However, these less restrictive terms – such as not requiring developers to give us rights to their intellectual property – mean that, in the event of a breach of or dispute regarding a license agreement, we will have fewer means available than a traditional publisher might have for enforcing our rights under the license agreement or compelling the developer to continue with development, return funds or take other actions beneficial to us.

In the event one or more developers breach the terms of a license agreement, we would have limited recourse and such developers may not develop the game as expected, on time or at all.

Each license agreement will be between a developer and us and holders of Fig Game Shares will have no rights under any license agreement, whether as third-party beneficiaries or otherwise. In the event that we terminate any license agreement due to a material breach by a developer – for example, if it fails to deliver a game on time or at all – we will likely not make any dividend payments to holders of the relevant Fig Game Shares.

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We intend to enforce all contractual obligations to the extent we deem necessary and in the best interests of our Company and shareholders, including but not limited to holders of Fig Game Shares. However, there can be no assurance that a developer can or will honor the terms of its license agreement or develop its game to be successful. Even if, after a delay, a developer or a substituted party were able to resume performance under the associated license agreement and we decide to make or resume making dividend payments to the holders of associated Fig Game Shares, the delay might effectively reduce the value of any recovery that holders of such Fig Game Shares might receive.

Furthermore, in the event that a developer defaults or breaches the terms of a license agreement and we elect to terminate the license agreement, we would no longer have rights to publish the game or receive sales receipts. Holders of the associated Fig Game Shares may lose their entire investment and their opportunity to receive dividends in the event a developer defaults or breaches the terms of a license agreement.

We may not have the right to distribute a game on all platforms on which it may be played. In addition, developers may not be required to deliver their respective games for all of the licensed platforms.

Each license agreement grants us the right to publish and distribute a game on certain platforms, which may not include all potential platforms on which such game may be played. Furthermore, a license agreement may limit the exclusivity of the distribution rights with respect to the licensed platforms to, for example, a geographic region. A game may be successful on platforms that are not the licensed platforms, in which case we would not receive game sales receipts. The holders of the Fig Game Shares will not benefit from any dividends from an associated game that succeeds on platforms that are not the licensed platforms.

We have incurred losses since our inception and we expect to continue to incur losses for the foreseeable future. We expect our operations to continue to consume substantial amounts of cash.

Our financial statements have been prepared on a “carve-out” basis for stand-alone reporting purposes. On this carve-out basis, for the period from October 27, 2014 (inception) to September 30, 2015, we reported a net loss of approximately $389,000. We expect to continue to incur losses for the foreseeable future and we expect that these losses may increase, as we continue identifying and negotiating with developers and entering into new license agreements and thereby incurring more costs, even though the initial games we have licensed may still be in development and therefore not yet generating sales. If a lack of available capital means that we are unable to expand our operations or otherwise take advantage of business opportunities, our business, financial condition and results of operations could be adversely affected.

We expect that, in order to maintain and grow our operations, we will need to publish multiple games. There can be no assurance that we will be able to publish enough games to sustain our business model.

The selection of commercially successful games from among undeveloped or incompletely developed games is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other, similar risks. We intend to hedge these risks in part by developing multiple games and so giving our Company multiple chances of publishing successful games. Expanding the number of games we publish should also allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, if we fail to publish enough games, we may fail to publish a sufficient number of successful games to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to publish a sufficient number of successful games to achieve revenues that exceed our costs and margins that justify our continued operations.

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Our license agreements omit many of the restrictive provisions contained in traditional publisher and distributor agreements with game developers. The omission of these provisions reduces the means available to us to enforce the performance of a developer under the license agreement and may increase the risk that a developer may not develop a game on time and as planned.

In many traditional video game publishing deals, the publisher takes an ownership interest in the developer’s intellectual property rights in the game being developed. Our license agreements are not secured by any such ownership interests or guaranteed or insured by any third party. Therefore, we will be more limited than a traditional publisher in our ability to pursue remedies against the developer if a game is not developed on time or as planned.

Many traditional video game publishing deals involve “advances against royalties”, pursuant to which the funding provided by the publisher to the developer to develop the game is treated as pre-paid royalties and the developer must effectively “pay back” such funding through reductions in later, post-development royalties. We do not treat the Fig Funds, paid to developers to assist in the development of their games, as advances against royalties. Fig Funds will be non-recoupable (except in certain circumstances if the license agreement is terminated). As a result, Fig will not see a greater share of the initial sales receipts of the game than a traditional publishing arrangement that allows for the recoupment of advances.

In many traditional video game publishing deals, the publisher provides funding to the developer subject to strict milestone provisions. Typically, our license agreements do not involve milestone provisions. Without milestone provisions or with less strict milestone provisions, a developer receiving Fig Funds payments may feel less incentive to develop its game at a pace and to the standards (and in particular, to the intermediate standards imposed prior to the completion of development) that a traditional publisher might be able to impose.

Each license agreement is expected to relate to one game title only and not to any derivative works stemming from such game, including prequels, sequels or spin-offs.

The license agreement does not permit us to publish any derivative works of a developer’s game, including any prequels, sequels, spin-offs or other video games based upon or otherwise featuring any of the settings, characters or “universe” of the game created by a developer. Neither we nor the holders of Fig Game Shares will benefit from sales of any of the foregoing and these sales may reduce sales of the game we are publishing on the licensed platforms.

We may experience significant fluctuations in game sales receipts due to a variety of factors.

Sales of games we publish may experience significant fluctuations due to a variety of factors, including the timing of a game’s release, a game’s popularity, seasonality of demand, competitive new game launches and other factors. In addition, the retail price of a game is subject to discounting by the publisher and by distributors (typically, but not always, with the acquiescence of the publisher). A game that sells well may maintain its retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes. Our expectations of game sales are based on certain assumptions and projections and our operating results will be adversely affected by a failure of the games we publish to meet sales expectations. There can be no assurance that we can maintain consistent sales receipts for any game and any significant fluctuations in sales of a particular game may adversely affect our ability to make dividend payments to the holders of the associated Fig Game Shares.

A game may have a short life cycle or otherwise fail to generate significant sales receipts.

The video game industry is characterized by short product lifecycles and the frequent introduction of new games. Many video games do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development and distribution. A significant percentage of the sales of new games generally occurs within the first three months following the release of a game. Any competitive, financial, technological or other factor which impairs our ability to introduce and sell games at commercial launch could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Our ability to increase the sales of any game may be limited and unsuccessful publishing of any game may reduce or eliminate the dividends that might otherwise have been paid to holders of Fig Game Shares based on the sales receipts from such game.

There can be no assurance that we will publish any game in a manner that creates value for the associated Fig Game Shares. A game may be marketed through a diverse spectrum of advertising and promotional programs and strategies. Our ability and the ability of any other co-publishers and distributors on the licensed platforms to publish and distribute a game is dependent in part upon the success of these programs and strategies. If the marketing for a game fails to resonate with consumers or advertising rates or other media placement costs increase, game sales may fail to grow or may decline, which could ultimately negatively affect our business and our ability to pay dividends to holders of Fig Game Shares.

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If a developer delivers its game for some but not all licensed platforms, this may result in reduced game sales.

In order for us to successfully distribute a game and earn cash from game sales, a developer may need to develop versions of its game which are not yet optimized for some or all of the licensed platforms or updated versions of the licensed platforms. Owners of such licensed platforms may establish restrictive conditions for a developer and its game and as a result the game may not work well or at all, with such licensed platforms. As new platforms are released or updated, a developer may encounter problems in developing versions of its game for use with such platforms and may need to devote resources to the creation, support and maintenance of the game with such platforms. If a developer is unable to successfully expand the types of platforms on which its game may be made available or if the versions of a game created for such platforms do not function well, are not attractive to consumers and game players or do not work as well on newer versions of the platforms, our business could suffer and our ability to pay dividends to holders of Fig Game Shares could be reduced.

The process of developing and publishing new video games is lengthy, expensive and uncertain.

Typically, considerable time, effort and resources are required to complete the development of a new video game. A developer may experience delays in developing a game. Delays, expenses, technical problems or difficulties could force the abandonment of, or compel material changes to the design and build of, the game. In addition, the costs associated with developing a game for new platforms could increase development expenses. Additionally, if a developer does not provide a game on a timely basis, we may be unable to publish such game within our expected cost parameters or at all. We include agreed game delivery dates in the license agreements we enter into with game developers. However, game developers may not always be able to achieve those delivery dates, and if they fail to do so, we may have little practical recourse for maximizing the value of our rights but giving the developer more time to deliver the game. Moreover, the costs of publishing may be higher than anticipated. Any financial, technological or other factor which delays or impairs our ability to introduce and sell a game in a timely and cost-effective manner could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Many, and possibly most, independent video game developers may from time to time experience business difficulties as well as successes.

Difficulties can arise game developers in the development of their games for a number of reasons, For example, difficulties can arise from the fact that game development is often a lengthy process, which must be financed by funding sources other than sales of the unfinished game. In addition, game development can be a complex process, subject to creative and technical challenges. In such a context, unforeseen delays can often arise, putting stress on timetables, budgets and funding resources. By working with game developers, Fig exposes its own business to the risks of such developers experiencing such difficulties.

There can be no assurance that that any particular game that we agree to publish will succeed in the market.

The selection of commercially successful games from among undeveloped or incompletely developed games is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other, similar risks. There can be no assurance that any particular game that we agree to publish will succeed in the market. To the extent we are unable to pick a sufficient number of commercially successful games, our business would suffer and we may be unable to pay dividends to holders of Fig Game Shares.

We may allocate time and resources across any of the games we publish, in our discretion.

Holders of a particular series of Fig Game Shares will receive dividends from us pursuant to our dividend policy, to the extent that the particular game associated with that series of Fig Game Shares is commercially successful and we receive sales receipts from that game. The success of games not associated with that series of Fig Game Shares would not, under our dividend policy, support the payment of dividends to that series of Fig Game Shares. Therefore, the holders of a particular series of Fig Game Shares may have an interest in our Company devoting as much of its marketing and other publishing resources as possible to the game associated with their series of Fig Game Shares, rather than to other games, in order to maximize that game’s sales. However, we intend to distribute our marketing and other publishing efforts across our games in a manner that serves the interests of our Company and its shareholders as a whole. As a result, we may allocate resources among different games in a way that holders of particular series of Fig Game Shares may not want and your desired allocation of resources as a holder of a particular series of Fig Game Shares may conflict with the allocations we choose to make.

Any loss or deterioration of our relationships with developers may adversely affect our business.

We will work closely with each developer in distributing and marketing games. We believe that strong partnerships with developers are crucial for the successful publishing of their games and for building and expanding our publishing business. However, we may not be able to maintain good and mutually beneficial relationships with all our developers. Any loss or deterioration of a relationship with a developer could adversely affect the development of the associated game, our efforts to successful publish the game and, ultimately, the availability of dividends for the holders of the Fig Game Shares associated with that game.

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A developer may have a limited operating history, which could make it difficult for us to evaluate the developer’s future prospects and for the developer to deliver a developed game on time and as planned.

It may be especially difficult for us to select a commercially successful game before it is developed, if the developer is a business with little operating history. Unanticipated problems, expenses and delays may frequently be encountered when establishing a new business and a new developer may face not only the challenges of developing a new game but also the simultaneous challenges of establishing and growing its business. As a result, a game being developed by a new developer may present additional risks compared to a game being developed by an established developer. If a developer fails to develop a game on time and as planned, it could harm our business and undercut the availability of dividends for the holders of the Fig Game Shares associated with that game.

The evaluation procedures we conduct when selecting a potential developer and its game may not reveal all relevant risks or other information regarding such developer or game and may result in an inaccurate assessment of the commercial prospects of a game.

Prior to entering into a license agreement with a developer, we conduct due diligence on the developer and, among other things, seek to estimate projected game income. However, our evaluation process and due diligence may not uncover all relevant facts necessary to accurately project the sales of a particular game or otherwise judge the commercial prospects of a particular game accurately. In any such case, we may make an inaccurate assessment of the commercial prospects of a game, which could adversely affect our performance as a publisher and undercut the availability of dividends for the holders of the Fig Game Shares associated with that game.

A developer, our Company or both may fail to anticipate changing consumer preferences.

Our business is subject to all of the risks generally associated with the video game industry, which has been cyclical in nature and characterized by periods of significant growth and rapid declines. Our future operating results and ability to pay dividends to holders of Fig Game Shares will depend on numerous factors beyond our control, including:

●	Critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted;

●	The ability of distributors on licensed platforms to generate cash receipts from sales of games;

●	The ability of any co-publishers to successfully publish games on their licensed platforms;

●	Each developer’s ability to maintain technological solutions and employee expertise sufficient to respond to changes in demand in regard to their games and licensed platforms;

●	International, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

●	Changes in consumer demographics; and

●	The availability of other forms of entertainment competing for the time of game consumers.

In order to plan for promotional activities, each developer, our Company, any other co-publishers and the licensed platforms must each anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of a technological type of video game or a video game genre or the video game industry as a whole could cause sales of a game to decline dramatically. The period of time necessary to develop a game or finalize agreements with licensed platforms is difficult to predict. During this period, the projected consumer appeal of a particular game could decrease, potentially adversely affecting our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

If a developer experiences a change of control during the development of a game, the impact on our business would be uncertain.

If a developer is acquired or experiences a change of control, directly or indirectly, during its development of a game, this may cause an interruption in the development of the game. Our baseline license agreement with developers cannot be assigned by the developer to another person without our consent, which would provide us with the ability to withhold consent in a situation in which the developer wishes to assign the license agreement and we are not satisfied with the prospects for license agreement performance if it were so assigned. In change of control scenarios not involving the assignment of the license agreement, we would likely have less influence, and possibly none, on the extent to which the change of control would affect performance under the license agreement. For example, we could not guarantee that the new management or controlling parties of the developer would adequately perform under the license agreement, and we might not have sufficient resources to pursue successful remedies against the developer. If a change of control led to a termination of the license agreement, we would under certain circumstances have the right to be paid back in respect of Fig Funds. However, we might not have sufficient resources to pursue successful remedies against the developer. Change of control at a developer may adversely affect our ability and rights to publish a game, which could negatively affect our business and our ability to pay dividends on the Fig Game Shares associated with that game.

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A developer may seek additional funding to develop its game in addition to the Fig Funds payments that we provide.

A developer may seek funding to develop a game from various sources and not all of those sources may be certain at the time we enter into a license agreement with a developer and begin providing Fig Funds in support of the development of the game. Even if the sources have been established, funding from these sources may be subject to milestone payments and other restrictive provisions and these payments may not materialize in a timely manner or at all. We endeavor to work with developers who are able to source an entire development budget (including the Fig Funds and amounts raised from the rewards portion of the crowdfunding campaign on Fig.co). However, there can be no assurance that developers will be ready, willing and able to produce the funds, in addition to the Fig Funds and amounts raised from the rewards portion of the crowdfunding campaign on Fig.co, that are necessary to complete the development of a game, as and when they are needed. Shortfalls in funding packages for the development of a particular game could adversely affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

Our business strategy depends on our maintaining productive relationships with many distributors. Certain distributors may control a disproportionate share of the market for the delivery of video games, which may result in distribution arrangements with unfavorable terms.

We cannot predict whether and under what terms and conditions distributors on licensed platforms will agree to distribute a game, and we and any other co-publishers may not be able to attract a sufficient number of distributors to sell such game. For example, distributors may not view an agreement to sell a game as an attractive value proposition due to any number of factors, such as the assumptions and estimates used to determine the estimated future sales receipts of such game. As a result, we or any other co-publishers may be forced to revise the terms of distribution agreements. There are many third-party distributors that make video games available for sale, but certain of these distributors control a disproportionate share of the market for the distribution of video game products, which could lead to unfavorable terms with such distributors. If we or any other co-publishers fail to attract distributors on the licensed platforms or such distributors demand terms that substantially reduce the potential cash receipts from a game, our business and the availability of dividends for the holders of the Fig Game Shares associated with that game could be adversely affected.

Furthermore, under a license agreement, a developer must consent to each agreement between us and a distributor, which consent may not be unreasonably withheld. If we are unable to secure developer consent to particular distributor agreements, we may achieve lower receipts from sales of the game.

There is intense competition among video game publishers for promotional support from distributors. Promotional support could include, for example, highlighting a developer’s game on a distributor’s storefront landing page. To the extent that the numbers of games and game platforms increase, competition may intensify and may require us to increase our marketing expenditures. Distributors typically devote the most and highest quality promotional support to those products expected to be best sellers or editorially featured. We cannot be certain that a developer’s game or our publishing efforts will achieve or maintain “best seller” status or be editorially featured. Due to increased competition for promotional support from distributors, distributors are in an increasingly better position to negotiate favorable terms of sale, including significant price discounts. Each game will constitute a small percentage of most distributors’ sales volume. We cannot be certain that distributors will provide the games we publish with adequate levels of promotional support on acceptable terms.

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Distributors may refuse, fail or become unable to make payments pursuant to distribution agreements.

Our future success depends in part on us, or the developers of the games we publish, as called for under the applicable license agreement, receiving payments from the sales of a game by distributors on the licensed platforms. A distributor may dispute or may be unwilling or unable to make payments to which we, or the developer, are entitled. In such event, although there may be audit rights with some distributors, we may become involved in a dispute with a distributor regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm relationships with the distributor and could be costly and time-consuming to pursue. As a result, it may not be commercially feasible for Fig or other parties collecting game sales receipts from distributors to verify the payments made by distributors. In addition, payment defaults by, or the insolvency or business failure of, distributors could negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

If the developer or a co-publisher receives the sales receipts before Fig under a license agreement, it may refuse, fail or become unable to make payments to which we are entitled.

If a developer or co-publisher receives game sales receipts before Fig in compliance with the applicable license arrangements, our future success will depend in part on our receiving payments from them equal to Fig’s agreed revenue share. A developer or co-publisher may dispute its obligations to pay us, or may be unwilling or unable to make payments to which we are entitled. In such an event, although we may have direct or indirect audit rights with a developer or co-publisher, we may become involved in a dispute regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm relationships and could be costly and time-consuming to pursue. Payment defaults by, or the insolvency or business failure of, developers or co-publishers could negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game. To hedge against these risks, we seek under our license agreements to have the developer deliver to us an agreed number of valid Steam game keys for the associated game on agreed licensed platforms. (A Steam game key is used in the sale and digital distribution of a game, and unlocks a game for use and ownership once it is purchased and activated by the end-user consumer.) In the event Fig is underpaid the amounts it is owed under the license agreement, it can then sell the Steam game keys in an amount sufficient to offset any amounts by which it has been underpaid, retaining 100% of the sales receipts from the Steam game keys sold. However, there can be no assurance that having for a particular game will be an effective or sufficient way to offset some or all of the lost revenue we may experience from underpayments from developers or co-publishers.

We are dependent upon the key executives and personnel of our Company and our Parent.

Our success is dependent on the efforts of certain key personnel, including our CEO and sole director, Justin Bailey and our COO, Jonathan Chan. Our success is also dependent on the efforts of certain other personnel of our Parent. The loss of the services of one or more key employees from our Company or our Parent could adversely affect our business and prospects. Our success is also dependent upon our ability and the ability of our Company and Parent to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the video game industry is intense and our Company and our Parent may each have difficulty hiring or retaining necessary personnel. If our Company or our Parent fails to hire and retain the respective personnel necessary, our business could be negatively affected and the availability of dividends for the holders of the Fig Game Shares associated with that game could be reduced.

There may be actual, potential or perceived conflicts of interest among our Company, our Parent, developers and their respective directors, officers, employees, members and managers and these conflicts may not be resolved in your favor.

Justin Bailey, our Chief Executive Officer and sole director, receives a salary, benefits and equity compensation from our Parent. Mr. Bailey is the CEO and a director of our Parent. Our Parent holds all the outstanding shares of our common stock and thus has sole control of our Company. Our Parent provides our Company with management and administrative services, including the services of Justin Bailey and is compensated for the provision of such services. Jonathan Chan, our COO, also receives a salary, benefits and equity compensation from our Parent. See “Interests of Management and Others in Certain Transactions”. These relationships may represent actual, potential or perceived conflicts of interest among our Company and our Parent, for example in circumstances where our officers and director are faced with decisions that could have different implications for our Company and our Parent. Any such conflicts may not be resolved in your favor.

There may be actual, potential or perceived conflicts of interest among our Company, our Parent, developers and the Advisory Board members of our Parent and these conflicts may not be resolved in your favor.

Our Parent has entered into various agreements with video game developers, which we refer to as “Studio Partner Agreements”. Pursuant to each of these Studio Partner Agreements, as amended, each developer received warrants to purchase common stock of our Parent, which warrants vest and become exercisable upon the applicable developer launching a rewards crowdfunding campaign on Fig.co and engaging our Company to publish or one of its games. These Studio Partner Agreements may give rise to actual or perceived conflicts of interest. For example, the recipients of our Parent’s equity securities under the Studio Partner Agreements may launch a rewards crowdfunding campaign on Fig.co with the intention of having its warrants vest or increasing the value of such securities, rather than conducting successful campaigns that benefit the Company and the holders of Fig Game Shares.

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Our Parent has also entered into agreements with the members of its Advisory Board, which we refer to as “Advisory Board Agreements”. Pursuant to each of these Advisory Board Agreements, as amended, the advisors have received options to purchase common stock of our Parent, which options vest and become exercisable upon the recipient joining the Advisory Board of our Parent. These Advisory Board Agreements may give rise to actual or perceived conflicts of interest. For example, the members of our Parent’s Advisory Board may weigh the interests of their own game development companies more heavily than the interests of our Company, holders of Fig Game Shares or our other game development partners when advising our Parent on our business, including our relations with developers (including their own companies), distributors and other third parties.

Dependence on third-party network suppliers may adversely affect our business.

Our success may depend in part upon the capacity, reliability and performance of third party network infrastructures. Distributors on licensed platforms depend on third parties to provide uninterrupted and error-free service through their telecommunications networks in order to distribute a game or for customers to play a game. This service is subject to physical, technological, security and other risks. These risks include physical damage, power loss, telecommunications failure, capacity limitation, hardware or software failures, defects and breaches of physical and cyber security by computer viruses, system break-ins and others. In any such event, players of games we publish may experience interruptions or delays in their ability to purchase or play such games. Any failure on the part of distributors or their third-party suppliers to ensure that a high data transmission capacity is achieved and maintained could significantly reduce customer demand for any particular game we publish and negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

The video game industry is subject to the increasing regulation of content, consumer privacy and distribution. Non-compliance with laws and regulations could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

The video game industry is subject to increasing regulation of content, consumer privacy, distribution and online hosting and delivery in the various countries where we intend to publish games. Such regulation could harm our business by limiting the size of the potential market for our publishing activities and by requiring additional efforts on our part to address varying regulations. For example, data protection laws in the United States and Europe impose various restrictions on websites. If our Company, a developer, any co-publishers and distributors on the licensed platforms do not successfully respond to these regulations, game sales may decrease and our business may suffer. Generally, any failure of our Company, any developer, any co-publishers or any distributors on the licensed platforms to comply with laws and regulatory requirements applicable to our business may, among other things, limit our ability to collect game sales receipts and could subject us to damages, lawsuits, administrative enforcement actions and civil and criminal liability.

Competition in the video game industry is intense and, as a result, we may not be able to achieve our publishing goals, which could adversely affect our business.

Competition in the video game industry is intense. Many new games are introduced each year on a variety of platforms, but only a relatively small number of “hit” titles account for a significant portion of total sales. Competitors of ours range from large established companies to emerging start-ups and we expect new competitors to continue to emerge throughout the world. If competing publishers publish games more successfully than us or distribute games more successfully than our distributors, our sales receipts may decline, which may adversely affect our ability to pay dividends to holders of Fig Game Shares.

Relatively few games achieve significant market acceptance in the video game industry. Each game competes with games that may be developed and published by companies that are substantially larger and have better access to funds than our Company. In addition, other companies not currently in the video game industry, including media companies and film studios, may increase their focus on the video game industry and may become significant competitors of ours. Current and future competitors may also gain access to wider distribution networks than we can. Increased competition may also result in price reductions, reduced gross margins and loss of market share for games, any of which could ultimately have a material adverse effect on sales of the games we publish and may reduce our ability to pay dividends to holders of Fig Game Shares.

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Game sales may depend upon the performance and popularity of particular licensed platforms.

Our receipts may be dependent on a small number of licensed platforms that decline in popularity for reasons beyond our control. Additional development costs to play a game on a new licensed platform may be greater than such costs for current licensed platforms if a developer does not have the ability to re-utilize development engines for the new platform. If a licensed platform for which new software is developed or modified does not attain significant market penetration, our business could be harmed. From time to time, shortages of physical consoles that may be used to access a game on a licensed platform may negatively affect the sales of such game. We cannot ensure that a game will receive positive reception in the marketplace upon release, that any licensed platform will maintain its popularity or that a game will be playable on any new licensed platforms.

If a game contains defects, the game’s reputation and our reputation could be harmed and game sales could be adversely affected.

A game is a complex software program and will be difficult to develop, manufacture (in the case of games distributed in physical copy) and distribute. Although a developer and distributors may have quality controls in place to detect defects in the software or physical copies of a game, these quality controls may be subject to human error, overriding and resource constraints and may not be effective in detecting defects in a game before it has been reproduced and released into the marketplace. The occurrence of defects or malfunctions could result in product recalls, product returns and the diversion of our resources, which could adversely affect game sales. Any of these occurrences could also result in the loss of or delay in market acceptance of the game and a loss of sales, which could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Sales receipts from a game may be reduced by the proliferation of “cheating” programs and scam offers that may seek to exploit a game and its players, which could affect the game-playing experience and lead players to stop playing the game.

Unrelated third parties may develop “cheating” programs that enable players to exploit vulnerabilities in a game, play them in an automated way or obtain unfair advantages over other players of a game who do play fairly. These programs degrade the experience of players who play the game fairly. In addition, unrelated third parties may attempt to scam players of a game with fake offers of game benefits. If a developer or distributor is unable to devote their resources to discover and disable these programs quickly, a game’s reputation may become damaged and players may stop playing the game. This may result in lost sales receipts from players who may have purchased a game, increased costs relating to developing technological measures to combat such programs and activities, legal claims relating to the diminution in value of the game’s virtual currency and goods and increased customer service costs needed to respond to dissatisfied players. These occurrences could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

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Games may be subject to piracy by a variety of organizations and individuals and if a developer and the licensed platforms are not successful in combating and preventing piracy, our business could be harmed.

Highly organized pirate operations in the video game industry have been expanding globally. In addition, the proliferation of technology designed to circumvent the protection measures each developer will use in a game, the availability of broadband access to the Internet and the ability to download pirated copies of games from various Internet sites all have contributed to ongoing and expanded piracy. Although a developer and the licensed platforms will take steps to make the unauthorized copying and distribution of a game more difficult, such efforts may not be successful in controlling the piracy of the game. This could have a negative effect on our business and our ability to pay dividends to holders of Fig Game Shares.

If a game was found to contain hidden, objectionable content, sales of a game could drop and our business could suffer.

Throughout the history of the video game industry, many video games have been designed to include certain hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. However, in several cases, the hidden content or features were included but unauthorized. From time to time, such hidden content and features have contained profanity, graphic violence and sexually explicit or otherwise objectionable material. If such content or features are included in any game that we publish, this may adversely affect the game’s reputation, causing our business to suffer.

To the extent a game is distributed as a physical copy, we may be subject to various additional risks.

To the extent a distributor on a licensed platform distributes a game in physical copy, the distributor must work with physical retailers, secure adequate supplies of physical copies of the game and ensure that retailers maintain effective inventory and cost controls. Physical copies of games generally require working with independent manufacturers and if those manufacturers do not provide physical copies of a game on favorable terms without delays, the distributor will be unable to deliver the game on competitive terms to retailers when they require them. Additionally, video game retailers typically have a limited amount of physical shelf space and marketing and promotional resources. We cannot be certain that manufacturers will provide physical copies of a game on favorable terms without delays and that retailers will provide a game with adequate levels of shelf space and promotional support on acceptable terms.

If a developer or its game infringes the intellectual property rights of others, disputes and litigation could negatively affect sales of the game.

Some of the images and other content in a developer’s game may inadvertently infringe the intellectual property rights of others. Although a developer will make efforts to ensure that its game does not violate the intellectual property rights of others, it is possible that third parties may still claim infringement. Infringement claims against a developer or us, whether valid or not, may be time consuming and expensive to defend. Such claims or litigation could require us to stop publishing a game, require a developer to redesign the game or require an additional license to distribute the game, all of which would be costly and may negatively affect our business and our ability to pay dividends to holders of Fig Game Shares.

If a developer is not granted trademark, patent and copyright protection for its game, such developer may have difficulty safeguarding its designs, potentially resulting in competitors adopting them and undercutting game sales.

Our success will depend, in part, on each developer’s ability to obtain and enforce intellectual property rights over its game. No assurance can be given that any intellectual property rights of a developer will not be challenged, invalidated or circumvented or that any rights granted will provide competitive advantages. Any challenge, invalidation or circumvention of the intellectual property rights in a game may adversely affect our right to publish the game pursuant to our license agreement. There is no assurance that we or any developer will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. A developer’s failure to adequately protect its intellectual property could result in competitors using its game designs, which would impair our ability to successfully publish the game. Such an event could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Our Parent owns all of our common stock, and therefore has effective control over all Company decision-making.

Our Parent owns, and will be able to exercise voting rights with respect to, all of our outstanding common stock. Our common stock is entitled to one vote per share, while the holders of Fig Game Shares will not have voting rights. As a result, our Parent will continue to hold all of the voting power of our outstanding capital stock following each offering of Fig Game Shares. Such voting power gives our Parent effective control over all Company decision-making. Our Parent is entitled to vote its shares in its own interest, which may not always be in the interests of our shareholders generally or in the interest of a particular series of Fig Game Shares.

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You may not have remedies if the actions of our director or officers adversely affect the value of any particular series of our Fig Game Shares.

Holders of a particular series of Fig Game Shares may not have any remedies if any action by our director or officers has an adverse effect on only that series of Fig Game Shares. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of a company’s certificate of incorporation, a board of directors generally owes an equal duty to all shareholders and does not have separate or additional duties to any subset of shareholders. Judicial opinions in Delaware involving stock that track interests of a particular asset have established that decisions by directors or officers involving differing treatment of holders of such shares may be judged under the business judgment rule. In some circumstances, our director or officers may be required to make a decision that is viewed as adverse to the holders of a particular series of Fig Game Shares. Under the principles of Delaware law and the business judgment rule referred to above, you may not be successful in challenging such a decision on the grounds that it had a disparate impact upon the holders of one series of Fig Game Shares.

We may dispose of assets of our Company without your approval.

Our amended and restated certificate of incorporation does not provide voting rights to holders of Fig Game Shares. As a result, our Company or all or substantially all of its assets may be sold or otherwise disposed of, without any person having to seek the approval of any holders of Fig Game Shares. The only shareholder approval that would be required for a sale or other disposal of all or substantially all of our assets would be the approval of the holders of our common stock.

The requirements of complying on an ongoing basis with Regulation A under the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Regulation A under the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources. The requirements of Regulation A may also make it more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, as well as qualified officers. Moreover, as a result of the disclosure of information in this offering circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

If we become subject to regulations governing investment companies, broker-dealers or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers” and “investment advisers” are permitted to conduct their business activities. We believe we have conducted our business in a manner that does not make us an investment company, broker-dealer or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

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Risks Related to Fig Game Shares

There are numerous risks with respect to how we structure our business and the structure of our Fig Game Shares. Only investors who can bear the loss of their entire investment should purchase our Fig Game Shares.

Our business model and licensing approach, and the terms of our Fig Game Shares, are novel. As with any new business model, and any new investment opportunity, there are numerous risks, including the risks outlined in this “Risk Factors” section. However, because of the newness of our business model, and our securities, there may possibly be additional risks and uncertainties that we are unable to reasonably foresee at this time. An investment in our Fig Game Shares is highly risky and speculative. Our Fig Game Shares are suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in our Fig Game Shares, you should not purchase them.

Any dividends paid to holders of a particular series of Fig Game Shares will reflect the economic performance of only one game. Therefore, any decrease in the popularity of such game would adversely affect the financial performance of the associated Fig Game Shares.

Because any dividends paid to holders of each series of Fig Game Shares will reflect the economic performance of only one game, any decrease in the popularity of such game would adversely affect the financial performance of the Fig Game Shares associated with that game. The receipts we may receive with respect to a particular game will be driven by the performance and popularity of the game. We cannot guarantee how long each game that we publish will sustain its level of popularity. To prolong the lifespan of a game, the game’s developer may need to improve and update it from time to time, on a timely basis, with new features that appeal to existing game players and attract new game players. Nevertheless, consumers may lose interest in a game over time, or competitors may introduce more popular games that compete with such game, the game may lose its popularity and this may cause our sales receipts for such game to decrease. Poor or mediocre reviews of such game on a distributor’s website or in other media could cause sales of the game to significantly decrease, which may ultimately adversely affect our ability to pay dividends to holders of the associated Fig Game Shares.

In the case of a license agreement under which we are owed a Fig Service Fee, any dividends paid to holders of a particular series of Fig Game Shares will be paid from amounts remaining after the deduction of the Fig Service Fee and the developer’s revenue share. Therefore, the greater the size of either of these deductions, the smaller the amount remaining from which dividends will be paid to holders.

In the case of a license agreement under which we are owed a Fig Service Fee, any dividends paid to holders of a particular series of Fig Game Shares will be paid from amounts remaining after the deduction of the Fig Service Fee and the developer’s revenue share. In the case of a particular game, if the Fig Service Fee and the developer’s revenue share are high, less will remain from any sales receipts received from the game from which dividends to holders of the associated Fig Game Shares can be declared. In the case of a particular game, high levels of the Fig Service Fee or the developer’s revenue share, without a corresponding high level of game sale receipts, may adversely affect our ability to pay dividends to holders of the associated Fig Game Shares.

An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from this offering may be used to fund the development of other games, as well as other expenditures not related to the game that is associated with the series of Fig Game Shares being offered.

An investment in our Fig Game Shares represents an investment in our Company and will be used for our general operations and working capital needs. An investment in any series of our Fig Game Shares represents an opportunity for investors to support the development and publication of all the games our Company has under license and all the Company’s business activities generally, in return for the opportunity to receive dividends from the Company that reflect the Company’s receipts, if any, from sales of a particular game.

The Fig Game Shares do not provide investors with an interest in any game or developer, nor do they represent an interest in any license agreement, distribution agreement or other agreement, obligation or asset associated with any particular game or developer. The developers and distributors with which we contract are entities separate and distinct from us, and the Fig Game Shares do not represent any obligation on the part of or any interest in any such third parties. Holders of Fig Game Shares may look only to us for dividend payments with respect to any Fig Game Shares held by them.

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Our Board may decide not to pay a dividend or to reduce the size of a dividend if our Board believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations.

We intend to issue multiple series of Fig Game Shares and to pay dividends to the holders of each series of Fig Game Shares separately, in each case based on the economic performance of a game to which that particular series of Fig Game Shares relates. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if our Board believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations. In any such case, the unpaid dividend amount will accrue for future payment. However, if our Board decides not to pay a dividend or to reduce its size because Fig is facing difficult financial or operating conditions, there can be no assurance as to whether or when those conditions might improve and whether or when Fig would reinstate dividend payments or pay past-due dividend amounts. In addition, dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

If we fail to provide a sufficiently large Fig Funds amount to support the development of a game, or otherwise fail to provide sufficient support to the publication of the game, the game may not reach its full commercial potential, and our ability to pay dividends to holders of the related Fig Game Shares could be adversely affected.

In order to maximize the amount from which our Board may declare dividends to the holders of a particular series of Fig Game Shares, we must succeed in maximizing the commercial potential of the related game. We may fail to maximize the commercial potential of a particular game for a variety of reasons, including, for example, failing to provide Fig Funds large enough to support the development of the game to a commercially attractive level of sophistication, failing to market the game effectively or failing to provide other publishing services in an effective manner. If we are unable to deploy the Fig Funds and our other services in a way that helps a game reach its full commercial potential, our ability to pay dividends to holders of the related Fig Game Shares, and the size of the amount from which our Board may declare dividends to the holders of the related Fig Game Shares, could be adversely affected. In particular, if we were to raise proceeds from the offering of a particular series of Fig Game Shares, and then pay Fig Funds which amount did not reflect any of the proceeds raised, the holders of those Fig Game Shares would still be eligible to receive dividends pursuant to our dividend policy, but to the extent the Fig Funds were too small to successfully develop the game, the commercial success of the game would suffer and the size of the amount from which our Board may declare dividends would likely be reduced.

We do not plan to subject our allocation of game sales receipts, determination of dividends or allocation of Game Shares Assets to stand-alone audits.

The determination of the amount of dividends (if any) to pay to holders of a particular series of Fig Game Shares will be made by the application of Fig’s formula for allocating sales receipts from the related game and determining the portion of Fig’s revenue share that will be payable as dividends to such holders. The application of this revenue sharing and dividend formula for a particular series of Fig Game Shares will be undertaken on a regular basis by Fig’s accounting staff. In addition, the determination of the particular Fig assets and liabilities attributable to a particular game over which the holders of the related series of Fig Game Shares will have preferential rights in a liquidation of Fig, or in respect of which such holders may receive dividends or be subject to a redemption of their securities in the event of a disposition of that game, will be made by the application of the definition of “Game Shares Asset” set forth in the certificate of designations for that series of Fig Game Shares to Fig’s assets and liabilities.

In no such case does Fig plan to have the calculations resulting from, or the methodologies underlying, its revenue sharing and dividend formula, or its application of the Game Shares Assets definition, subjected to stand-alone audits. As a result, our allocations of revenues and assets to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in those calculations, methodologies and applications, which could reduce Fig’s revenue share from a particular game, the dividends available to holders of the related series of Fig Game Shares or the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or some combination of the foregoing.

If we were to enter bankruptcy or similar proceedings, there could be no assurance that holders of Fig Game Shares would be able to recover their investments.

If we were to enter a bankruptcy or similar proceeding, there could be no assurance that holders of Fig Game Shares would be able to recover their investments. In the event of a Company liquidation or similar occurrence, after the payment or provision for payment of our Company’s debts and other liabilities, the holders of a particular series of Fig Game Shares will have preferred rights over dividend amounts declared or accrued in respect of their Fig Game Shares but not paid, and assets and liabilities related to the associated game, but no rights in respect of other assets of the Company, and no rights in respect of Company assets generally, and in some circumstances, holders of Fig’s common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.” We could be compelled to enter such a bankruptcy or similar proceeding if we became unable to pay our debts as they became due. In any such circumstance, after the payment or provision for payment of the Company’s debts and other liabilities, there might be limited or no assets remaining for distribution to holders of our Fig Game Shares. In any such case, holders of Fig Game Shares would lose some or all of their investments.

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Our Board or management may make decisions that adversely affect some of our licensed games and not others. Our capital structure could give rise to actual, potential or perceived conflicts of interest in this decision-making.

Our issuance of Fig Game Shares in separate series, each of which will pay dividends (if any) reflecting sales receipts from a different game, could give rise to occasions where the interests of holders of one series of Fig Game Shares may diverge or appear to diverge from the interests of holders of another series of Fig Game Shares. In addition, there may be conflicts of interest between holders of any of our series of Fig Game Shares and the holder or holders of our common stock. Our officers and director owe fiduciary duties to our Company as a whole and all of our shareholders, as opposed to holders of a particular series of Fig Game Shares. Decisions deemed to be in the best interest of our Company and all of our shareholders may not be in the best interest of a particular series of Fig Game Shares when considered independently. Examples include decisions relating to:

●	The timing of a merger or other change of control transaction involving our Parent;

●	Operational and financial matters that could be considered detrimental to one series of Fig Game Shares but beneficial to another series of Fig Game Shares;

●	The creation of any new series of Fig Game Shares; and

●	The payment of any dividends in respect of any series of Fig Game Shares.

Developers of the games we license may have other relationships with Fig, including as shareholders of our Parent, as members of our Advisory Board or otherwise. Such relationships may give rise to real or perceived conflicts of interest between such developers, on the one hand, and holders of our Fig Game Shares, other developers and other persons with whom we deal, on the other hand. We have no established procedures for identifying such conflicts and minimizing the extent to which we might favor any such developer’s interests over the interests of such other parties.

We have various relationships with different members of the game developer community. For example, certain individuals who own and run developers hold shares of our Parent, and serve on our Advisory Board. Our current game licenses include licenses that we have entered into with developers that are run by such individuals, and we expect that game licenses we enter into in the future will also, on occasion, be entered into with such developers. In such circumstances, real or perceived conflicts of interest may arise, between such developers, on the one hand, and holders of our Fig Game Shares, other developers and other persons with whom we deal, on the other hand. For example, we may on occasion decide that our overall business will best be served by focusing our publishing energies more on one particular game than another. However, if the developer of the game being focused on is a member of our Advisory Board, it may appear to holders of Fig Game Shares related to the other game that the developer’s interests have affected our business decision.

We have no established procedures for identifying such real or perceived conflicts and minimizing the extent to which we might favor (as a matter of fact or as a matter of perception) any such developer’s interests over the interests of such other parties. We intend to distribute our marketing and other publishing efforts across our games, and otherwise operate our business, in a manner that serves the interests of our Company and its shareholders as a whole. Nevertheless, real or perceived conflicts of interest between developers with whom we have relationships, on the one hand, and other parties, on the other hand, may arise, we do not have established procedures for identifying such real or perceived conflicts and minimizing their effects, and these conflicts may not be resolved in your favor.

No market or other independent valuation of our Company or any of our capital stock has been used to set the offering price of the Fig Game Shares.

The offering price of the Fig Game Shares has been determined solely by our Company, based on a number of factors, some of which bear no relation to established, formal valuation criteria such as assets, earnings, net worth or book value. We makes no representations, whether express or implied, as to the value of our Fig Game Shares and there can be no assurance that the offering price of our Fig Game Shares represents the fair value of such stock. No independent fair market valuation of our Company or any of our capital stock has been used to set the offering price of the Fig Game Shares.

There is no trading market for Fig Game Shares.

There is no trading market for our Fig Game Shares and we do not expect that any such market will ever develop, in part because our amended and restated certificate of incorporation imposes certain restrictions on the transfer of our Fig Game Shares. As a result, investors should be prepared to retain their Fig Game Shares for so long as they remain outstanding and should not expect to benefit from share price appreciation. Potential investors should consider their investment in our Fig Game Shares as a long-term, illiquid investment of indefinite duration.

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We have the right to void a sale of Fig Game Shares under certain circumstances.

We have the right to void a sale of Fig Game Shares, and cancel the shares or compel the shareholder to return them to us, if we have reason to believe that such shareholder acquired Fig Game Shares as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D, promulgated under the Securities Act, respectively, or if the shareholder or the sale to the shareholder is otherwise in breach of the requirements set forth in our certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Following a defined time after the delivery of a particular developed game, we will have the right to cancel the associated series of Fig Game Shares, under certain circumstances.

Following a defined time after the delivery of a particular developed game, we will have the right to cancel the associated series of Fig Game Shares, under certain circumstances. We will maintain a cancellation right in respect of each series of Fig Game Shares, in order to be able to withdraw the series from the market and avoid the costs of continuing to have the series outstanding after the associated game has lost most or all of its earning power. In general, we expect that our right to cancel a series of Fig Game Shares will become effective after the passage of a pre-determined amount of time (typically, a number of years), and after the game has failed to meet a pre-determined earnings floor. For a description of our cancellation right with respect to the Fig Game Shares being offered in this offering, see “The Current Game, Developer and Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some additional amount of dividends.

We may allow the participation of non-U.S. investors in this offering, based in part on their representations to us that their participation will not violate the laws of their home jurisdictions. There can be no assurance that such representations will be accurate and no assurance that we will not suffer harm or have to rescind sales made in this offering if such participation violates non-U.S. laws.

We may allow the participation of non-U.S. investors in this offering, based on, among other things, their representations to us that their participation will be in compliance with non-U.S. laws that may govern their actions. Regardless of these representations and any other checks we may undertake, there can be no assurance that such participation will always be in compliance with applicable non-U.S. laws. If there is such non-compliance, there can be no assurance that we will not be harmed as a result, by any required rescission of sales or the withdrawal of investors, the attempt by U.S. or foreign jurisdictions to impose penalties or fines on us, or otherwise.

If the security of confidential information relating to investors or users of Fig.co is breached or otherwise subjected to unauthorized access, such information could be stolen or misused.

Fig.co will store users’ and investors’ personally identifiable, sensitive data. Fig.co is hosted in data centers that are generally compliant with industry security standards and Fig.co uses security monitoring services; however, any accidental or willful security breach or other unauthorized access could cause secure information to be stolen or misused, including misuse for criminal purposes such as fraud or identity theft. Because techniques used to obtain unauthorized access to systems change frequently, and generally are not recognized until they are launched against a target, the system administrators of Fig.co and Fig.co’s third-party hosting facilities may be unable to anticipate these techniques or implement adequate preventive measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors and developers to lose confidence in the effectiveness of Fig.co. Any security breach, whether actual or perceived, could harm Fig.co’s and our reputation and could adversely affect our business.

Risks Related to the Current Game and Developer

There can be no assurance that DRIL will be able to successfully deliver Pillars of Eternity II.

There can be no assurance that DRIL will be able to deliver Pillars of Eternity II on time or at all, or that Pillars of Eternity II will function as intended once delivered. Pillars of Eternity II will be licensed to us by DRIL and developed by DRIL’s affiliate, Obsidian. Unanticipated problems, expenses and delays are often encountered in developing any game. If Obsidian encounters any such problems, expenses or delays while developing Pillars of Eternity II, it may not be able to successfully address them and stay on budget and on schedule. If Obsidian cannot, our business and our ability to pay dividends to holders of Fig Game Shares – Pillars of Eternity II could be negatively affected.

Business difficulties at DRIL or Obsidian could delay or prevent the development of Pillars of Eternity II.

In the event DRIL or Obsidian experience difficulties in their businesses, Pillars of Eternity II may not be developed on schedule or to scope, or may otherwise fail to deliver or help maintain a potentially commercially successful game. Over the fourteen years since its founding, Obsidian has had four projects in the process of development cancelled prior to their release. These projects were cancelled due to various reasons, including in one case the inability to secure completion funding; in another case concern by the publisher over marketability arising after the pre-production phase was completed; in another case concern that the product budget was going to grow to a level that was not justifiable in light of sales projections; and in another case the publisher’s decision that the product would not fit within its portfolio. Two of these cancellations resulted in Obsidian failing to cover its costs, while the other two cancellations did not. In connection with the two most recent of these cancellations, Obsidian responded in part by reducing its headcount, in December 2016 and in March 2012. Business difficulties at DRIL or Obsidian or delays in game development at Obsidian could harm our business and undercut the availability of dividends for the holders of the Fig Game Shares associated with Pillars of Eternity II.

There are actual, potential and perceived conflicts of interest between our Company, our Parent, DRIL, Obsidian and their respective directors, officers, employees, members and managers, and these conflicts may not be resolved in your favor.

Feargus Urquhart, the Chief Executive Officer of DRIL and the Chief Executive Officer and a founder of Obsidian, serves as a member of our Parent’s Advisory Board. Obsidian owns warrants to acquire an equity interest in our Parent. Mr. Urquhart owns options to acquire an equity interest in our Parent. These relationships may give rise to actual or perceived conflicts of interest. For example, Mr. Urquhart, as CEO and a founder of Obsidian, may weigh the interests of Obsidian more heavily than the interests of our Company or holders of Fig Game Shares, including Fig Game Shares – Pillars of Eternity II, when offering advice to our Parent that is relevant to our Company’s business.

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We are not charging a Fig Service Fee to the developer of Pillars of Eternity II.

We have agreed under the terms of the Pillars of Eternity II License Agreement not to charge a Fig Service Fee to the developer of Pillars of Eternity II. We have decided not to charge such a fee in part because, in our view, it will be of benefit to our Company and its shareholders, including the holders of Fig Game Shares – Pillars of Eternity II, and of particular benefit early in the Company’s operating history, for the Company to (i) publish a game with the strong commercial potential that we foresee for Pillars of Eternity II, even without an associated Fig Service Fee, and (ii) work with a game developer with the track record and reputation of the developer of Pillars of Eternity II to help drive awareness of and credibility and new user registrations for our new business, even without an associated Fig Service Fee. Nevertheless, there can be no assurance that our decision not to charge a Fig Service Fee at this time, and in connection with this game and this developer, will ultimately help our business and prospects.

The terms of the Pillars of Eternity II License Agreement differ from the terms of other license agreements between Fig and developers in that, under the Pillars of Eternity II License Agreement, DRIL will collect most or all of the receipts from sales of Pillars of Eternity II, and then allocate such receipts among itself, Fig and any third-party co-publisher(s) that DRIL has engaged to publish the game.

Under the Pillars of Eternity II License Agreement, DRIL will collect most or all of the receipts from distributors from the sale of Pillars of Eternity II, net of distributor fees, and then allocate such receipts among itself, Fig and any third-party co-publisher(s) that DRIL has engaged to publish Pillars of Eternity II. This arrangement differs from the arrangements used in certain other Fig license arrangements, in which Fig, rather than the developer, collects sales receipts from distributors. Although Fig believes that the arrangement under the Pillars of Eternity II License Agreement will not adversely affect Fig’s receipt of its revenue share from Pillars of Eternity II, there can be no assurance that the arrangement will not lead to nonpayment or underpayment to Fig of its Pillars of Eternity II revenue share. Under the Pillars of Eternity II License Agreement, DRIL is required to maintain, and to cause Obsidian to maintain, books and records reasonably sufficient to permit verification of its payments of receipts to Fig, and Fig may examine these books and records. However, in the ordinary course of Fig’s and DRIL’s business relationship under the Pillars of Eternity II License Agreement, DRIL’s collections and payments of receipts will not be subjected to audits or other third-party verification efforts that are conducted for Fig’s benefit. In addition, although DRIL may have audit rights with some of the distributors from which it will receive receipts from sales of Pillars of Eternity II, disputes with distributors regarding their payments could harm relationships with the distributor and could be costly and time-consuming to pursue. As a result, it may not be commercially feasible for DRIL to verify payments made to it by distributors.

The terms of the Pillars of Eternity II License Agreement differ from the terms of certain other license agreements between Fig and developers in that, under the Pillars of Eternity II License Agreement, Fig’s revenue share is equal to a percentage of the revenue DRIL receives, and DRIL retains the ability to enter into separate license agreements with other co-publishers, which could reduce the revenues DRIL receives and thereby indirectly reduce Fig’s revenue share.

Under the Pillars of Eternity II License Agreement, Fig’s revenue share is equal to a percentage of the revenue DRIL receives, and DRIL retains the ability to enter into separate license agreements with other co-publishers. As a result, if DRIL were to take steps on its own that resulted in it receiving lower game revenues, for example by entering into one or more additional co-publishing arrangements with third parties under which DRIL incurred obligations that were greater than any additional revenue earned, then Fig’s revenue share from Pillars of Eternity II would indirectly be reduced. Although Fig believes that the arrangement under the Pillars of Eternity II License Agreement will not adversely affect Fig’s revenue share from Pillars of Eternity II, because Fig does not expect DRIL to take steps that might reduce DRIL’s revenues from Pillars of Eternity II, including by entering into one or more additional co-publishing arrangements with third parties, there can be no assurance that, under the arrangement, DRIL’s game revenues will not go down and Fig’s revenue share thereby indirectly be reduced.

The Pillars of Eternity II License Agreement relates to Pillars of Eternity II only and does not relate to the Pillars of Eternity games previously developed by DRIL, or any other derivative works stemming from Pillars of Eternity II, including downloadable content (“DLCs”), prequels, sequels or spin-offs.

Investors in this offering are subscribing for Fig Game Shares that will pay dividends, if any, based on sales receipts from the sale of Pillars of Eternity II. These Fig Game Shares will not pay dividends relating to any derivative works, including DLCs or expansions of the Pillars of Eternity game previously developed by DRIL, or any prequels, sequels, spin-offs, or other video games based upon or otherwise featuring any of the settings, characters or “universe” of Pillars of Eternity II that may be created by DRIL. Although holders of Fig Game Shares – Pillars of Eternity II will not benefit from sales of any of the forgoing works, such sales may reduce sales of Pillars of Eternity II on the platforms licensed to us.

We do not have rights to Pillars of Eternity II on platforms other than the Microsoft Windows, Apple Macintosh and Linux operating systems.

Holders of Fig Game Shares – Pillars of Eternity II will not benefit from sales of Pillars of Eternity II on platforms other than the Microsoft Windows, Apple Macintosh and Linux operating systems. These licensed platforms exclude, among others, the PlayStation 4 or Xbox One consoles, virtual reality platforms and mobile device platforms. Although holders of Fig Game Shares – Pillars of Eternity II will not benefit from sales on any unlicensed platforms, such sales may reduce sales of Pillars of Eternity II on the platforms licensed to us, because consumers who play games on those other platforms may choose to purchase the game there rather than on the Microsoft Windows, Apple Macintosh or Linux operating systems.

Obsidian Entertainment, Inc. owns a warrant to purchase shares of our Parent pursuant to a Founding Studio Partner Agreement, as amended, and owns an option to purchase shares of our Parent pursuant to an Advisory Board Agreement, as amended.

Pursuant to a Founding Studio Partner Agreement, as amended, with Obsidian, Obsidian owns warrants to purchase 276,186 shares of common stock of our Parent, which vest in connection with Fig’s co-publishing of Pillars of Eternity II. In addition, pursuant to an Advisory Board Agreement, as amended, Feargus Urquhart, CEO and a founder of Obsidian, owns non-qualified stock options to purchase 200,000 shares of common stock of our Parent, which options fully vest and become exercisable on June 21, 2017. These relationships may represent actual, potential or perceived conflicts of interest among our Company and our Parent, for example in connection with decisions that could have different implications for our Company and our Parent.

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USE OF PROCEEDS

We expect to raise up to a maximum of $2,250,000 of proceeds from the sale of the Fig Game Shares offered in this offering, assuming the sale of 2,250 of these shares at an offering price of $1,000.00 per share. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $50,000, will be paid by us. See “Plan of Distribution”.

This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of multiple games that we have agreed to publish under various publishing and co-publishing license agreements (presumably, but not necessarily, including the game whose potential sales receipts will underlie any dividends that will be declared on the Fig Game Shares being offered in this offering);

●	Outreach to find new games that we would consider publishing;

●	Marketing and other publishing efforts in support of the multiple games we are publishing; and

●	Other general activities and operations.

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Because the offering is being made on a best efforts basis and without a minimum offering amount, our Company may close the offering at any level of proceeds raised. In addition, because all proceeds will go into our general account and will be used to support our operations and business activities generally, we do not expect to substantially change our priorities for the use of proceeds based on the level of proceeds raised. Given the current, early stage of our business, in which we have entered into licenses to publish video games that are still being developed, we expect to spend most of any proceeds raised to support the development of such games; a lesser amount on identifying new games to publish; and an amount on game marketing and other publishing efforts that will be low at first but will increase as more of our licensed games approach the completion of their development stages. Whether we raise the maximum amount in this offering, or less, we expect to pursue this same use of proceeds at proportional levels of spending.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all. See “Risk Factors”.

DILUTION

Our Parent owns 100% of our outstanding shares of common stock and will continue to do so after this offering. The Fig Game Shares offered in this offering are shares of capital stock of Fig with no voting rights. Any Company officer, director, promoter, employee or affiliate, any game developer, or any friends or family of any of the foregoing, may purchase shares in any of our Fig Game Shares offerings, but only at the same price and on the same terms as other investors in that offering. Our Company will not reserve any portion of the Fig Game Shares offered hereby for sale to any Company officer, director, promoter, employee or affiliate, any game developer, any friends or family of any of the foregoing, or any other person.

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CAPITALIZATION

The following table sets forth our cash and total capitalization as of September 30, 2016, on an actual basis.

The table has not been adjusted to reflect any of the following:

●	the borrowing after September 30, 2016 of $1,000,000, and the subsequent repayment of $250,000 thereof, under the loan and security agreement entered into by us and our Parent with Silicon Valley Bank on September 30, 2016. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources of the Company”;

●	the receipt in November 2016 of proceeds of $159,500 from the offering under Rule 506(c) of Regulation D, conducted by us, of Fig Game Shares – PSY2; the issuance by us of the securities so purchased; and the payment of associated offering expenses (which are being paid by our Parent under the Cost Sharing Agreement, as described in “Our Business – Cost Sharing Agreement with Our Parent”);

●	the receipt from November 2016 through February 2017 of proceeds of an aggregate of $140,000 from separate offerings under Rule 506(c) of Regulation D, conducted by a limited liability company of which Fig is the managing member, of Series Make Sail Units, Series Trackless Units, Series Kingdoms and Castles Units, Series Little Bug Units and Series Solo Units, respectively; and the payment of associated offering expenses;

●	the receipt in January and February 2017 of proceeds of $985,000 from the offering under Rule 506(c) of Regulation D, conducted by a limited liability company of which Fig is the managing member, of Fig WL3 Units; and the payment of associated offering expenses;

●	the receipt as of the date of this offering circular of proceeds of $459,000 from the closing of the offering under Regulation A, conducted by us, of Fig Game Shares – PSY2; the issuance by us of the securities so purchased; and the payment of associated offering expenses (which are being paid by our Parent under the Cost Sharing Agreement). This closing is ongoing;

●	the issuance, on January 20, 2017, by our Parent of a press release stating that it had raised $7.84 million through the private issuance of new Series A preferred securities of its own. It is our understanding that our Parent intends to use a substantial majority of these proceeds in support of our business and operations, including by contributing some of the proceeds to Fig and using some of the proceeds to pay compensation to Fig personnel under the Cost Sharing Agreement. It is our understanding that our Parent intends to make such contributions to us from time to time as needed by us to support our business and operations; and

●	the receipt of any proceeds from the offering being made in this offering circular; the issuance by us of any securities so being offered; and the payment of any associated offering expenses.

As part of the crowdfunding campaign for Pillars of Eternity II on Fig.co, conducted in January and February 2017, we received investment reservations of $2,850,000 for the securities being offered in this offering. The reservations in this offering are non-binding, and there can be no assurance as to how much of the reserved amount may or may not convert to sales after this offering is qualified with the SEC. In addition, because this offering is being made on a best efforts basis and without a minimum offering amount, we may close it at any level of proceeds raised. For these reasons, there is no specific level of proceeds from this offering that could be considered sufficiently probable to merit inclusion in the table. Expenses of this offering, which we estimate will be approximately $50,000, will be paid by us.

As part of the crowdfunding campaign for Wasteland 3 on Fig.co, conducted in September 2016 and October 2016, we received investment reservations of $1,144,000 for the Fig Game Shares – Wasteland 3 being offered in our offering of such securities under Regulation A. The reservations in that offering are non-binding, and there can be no assurance as to how much of the reserved amount may or may not convert to sales after this offering is qualified with the SEC. In addition, because this offering is being made on a best efforts basis and without a minimum offering amount, we may close it at any level of proceeds raised. For these reasons, there is no specific level of proceeds from this offering that could be considered sufficiently probable to merit inclusion in the table. Expenses of this offering, which we estimate will be approximately $50,000, will be paid by us.

As part of the crowdfunding campaign for Psychonauts 2 on Fig.co, conducted in December 2015 and January 2016, we received investment reservations of $1,715,000 for the Fig Game Shares – PSY2 being offered in our offering of such securities under Regulation A. As of the date of this offering circular, we have commenced the closing of that offering and have so far closed on $459,000 of proceeds. The reservations in our Regulation A offering of Fig Game Shares – PSY2 are non-binding, and there can be no assurance as to how much of the reserved amount may or may not convert to sales by the time the closing of that offering is completed. In addition, because that offering is being made on a best efforts basis and without a minimum offering amount, we may complete its closing at any level of proceeds raised. For these reasons, there is no specific level of proceeds from that offering that could be considered sufficiently probable to merit inclusion in the table. Expenses of that offering will be paid by our Parent under the Cost Sharing Agreement.

You should read the table together with our consolidated financial statements and the related notes thereto, included elsewhere in this offering circular. Our consolidated balance sheet as of September 30, 2016 is presented based on our actual financial position as a stand-alone company. Our financial statements prior to our formation on October 8, 2015 have been prepared on a “carve-out” basis from our Parent’s accounts and reflect the historical accounts directly attributable to us together with allocations of costs and expenses incurred by our Parent. These allocations may not be reflective of the actual level of assets, liabilities, income or costs that would have been incurred had we operated as a separate legal entity.

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September 30, 2016

Balance Sheet Data(1)
Cash	$787,454

Long term debt	-
Stockholder’s equity (deficit):
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of September 30, 2016	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding as of September 30, 2016	100
Additional paid-in capital	3,104,054
Accumulated deficit	(2,551,759)
Total stockholder's equity	$552,395

Total capitalization	$552,395

(1)	Does not reflect a number of developments relating to our capitalization that have occurred since the date as of which this table is presented. See the text in this “Capitalization” section preceding this table.

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OUR BUSINESS

Overview

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from sales of video games developed by third-party video game developers with whom we enter into license agreements to publish those games. We search for new games and game ideas with the potential to generate significant earnings with the help of our publishing model.

We are evolving the video game publishing model in a number of key ways:

●	Crowdfunding Campaigns. As part of our greenlighting process (through which we decide which games to publish and which not to publish), we host crowdfunding campaigns on our Parent’s website, Fig.co. These crowdfunding campaigns allow third-party developers to raise funds through the pre-sale of games, digital items, merchandise and experiences. They also allow us to gauge interest in an offering of Fig Game Shares that would reflect our economic returns as a publisher of the game. A crowdfunding campaign must be successful, in our view, before we will greenlight our publishing of a game. This allows us to predicate our greenlighting of a game on whether its crowdfunding campaign was, in our view, sufficiently successful, and allows us to calibrate the amount of funding we contribute to the development of the game. In this manner, the voice of the community is heard in our publishing.

●	Focused Curation. We conduct crowdfunding campaigns for only a small number of games each month. We believe this focus helps the gaming community concentrate their attention on each game, which we believe provides better game marketing. In our view, existing rewards-only crowdfunding platforms on which self-publishing developers depend often allow individual game campaigns to become lost in a crowd of concurrent campaigns.

●	Fig Game Shares. We offer the opportunity for gamers and fans to connect with games in a new way, by investing in our Company and receiving in exchange securities that reflect our economic returns as a publisher of the game.

●	Preservation of Developers’ Intellectual Property Ownership. We do not require developers to license or transfer away their core intellectual property rights, or rights to derivative works including prequels, sequels or spinoffs, in order to get their game published by us. We believe this approach to intellectual property ownership will provide us with a competitive advantage over traditional video game publishers in attracting talented developers with exciting game ideas.

We believe that involving the community of gamers and fans in our game publishing will result in games that are more aligned with consumer demand, more creatively innovative and more commercially successful.

To date, our Company has entered into a number of video game co-publishing license agreements with game developers. See the section of this offering circular entitled “Games Licensed”. The particular game to which the Fig Game Shares in this offering relate is described in the section entitled “The Current Game, Developer and Shares”.

Industry Trends

There are a number of key trends that our Company believes will continue to drive the growth and popularity of video games. The growth of digital distribution and gameplay is making it easier for customers to discover, buy and engage with a variety of games. At the same time, digital distribution and gameplay make it harder for developers to find audiences for their games without relying on paid marketing. The emergence of new platforms on which to play games, such as has occurred recently with mobile devices, is expanding the range of possible gameplay experiences. In particular, the ubiquity and convenience of mobile devices allow players to engage with games in new play patterns, and allow publishers and distributors to develop new monetization models. Advancements in technology, such as virtual reality, augmented reality, mixed reality and smart TVs, will continue to drive more immersive and entertaining gaming experiences. In addition, players can engage with games for longer periods of time as they purchase additional content and services that are provided to them digitally. Our Company hopes that these trends will enable each of its games to achieve increased sales and increase the size and engagement of the gamer community.

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Market Opportunity

Our goal is to provide game developers and game fans a more balanced and sustainable approach to game publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and self-publishing with rewards-only crowdfunding. The following are anecdotal views based on our industry experience.

Traditional Publishing Arrangements

In traditional publishing arrangements, particularly with large video game publishers, the publisher provides funding to a developer for a particular video game’s development in exchange for the intellectual property rights to the game, which include distribution rights as well as rights to sequel games and other derivative works (such as film and merchandise rights). The intellectual property rights to a game are a developer’s most important asset, and turning them over to a publisher not only relinquishes creative control over the game but also creates a relationship with the publisher that is similar to employment. The developer is paid a royalty that is typically half or less than half of the net revenue earned from the game. The formulas by which developers earn royalties can be disproportionately favorable to the publisher. Most publishing deals involve what is known as “advances against royalties”. In other words, the amounts provided by the publisher to the developer to create the game are treated as pre-paid royalties. This means that the developer must effectively “pay back” the advances at the previously negotiated royalty rate; that publishers take all the game’s revenue until they have received, typically, two to three times the amount advanced; and that only thereafter would developers receive any money from their game.

Self-Publishing with Rewards-Only Crowdfunding

Rewards-only crowdfunding has made the self-publishing of video games a more viable option for developers, but rewards-only crowdfunding alone has its limits. Developers have found it difficult to raise enough money through rewards-only crowdfunding to meet an entire game development budget and additionally finance post-development marketing and distribution efforts.

Our Alternative

As described more fully above and below, our publishing model is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

Key Aspects of Our Business

Identification

We consider and evaluate games being developed for any game-playing platform and technology and in any genre. We believe we have extensive video game industry contacts though the directors, officers, advisors and affiliates of our Company and our Parent, and we seek to use these contacts to access developers and games that meet our criteria. Through our contacts, we seek to establish working relationships with promising developers and their advisors, in order to begin the process of educating them about our business, the benefits of a video game co-publishing license agreement with us and the benefits of a continuing relationship with us.

Prior to entering into a license agreement to publish a particular game, we evaluate the game and the developer to determine whether, in our opinion, the game is likely to be successfully developed and become a commercial success. We consider a great game to be a distillation of a complex set of factors. But, in our selection of games to publish, we focus in particular on the following factors:

●	The experience of the developer and the talents of the developer’s team.

●	The developer’s track record for the delivery of games on time and within budget.

●	Historical sales performance of prior games.

●	The degree of likelihood that the current game can be developed on time and as envisioned.

●	Estimates of potential sales of the current game.

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●	Whether the developer will be using technologies, such as game engines, with which the developer has successfully created games in the past.

●	The developer’s past releases on the platforms that the developer is targeting for the current game.

●	The extent of the developer’s existing social community and fan base, as well as the social community and fan base of any game franchise to which the current game will belong.

In order to help us gather the information we need and want to make a decision as to whether to seek to publish a game, we present the developer of each game we may publish with a due diligence questionnaire, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC. The information received in response to the questionnaire is part of what we consider in deciding whether to seek to publish the game.

Licensing

It is our intention that each video game co-publishing license agreement we enter into be based on a template license agreement that acts as a standard baseline. The material terms of our baseline license agreement are summarized below. Generally, only certain terms of the baseline license agreement will be subject to negotiation with each developer. Please refer to the section entitled “The Current Game, Developer and Shares” for the terms of the license agreement that have been agreed with the developer of the particular game to which the Fig Game Shares in this offering relate, as well as a description of the ways in which that license agreement may deviate from the baseline terms below.

Fig Baseline License Agreement Material Terms

Term	Description

Conditions	All of Fig’s obligations under the license agreement are conditioned on the success, as determined by Fig, of a crowdfunding campaign on Fig.co. In addition:

●

if Fig’s due diligence of the developer and the game has not been completed to Fig’s satisfaction prior to the execution of the license agreement, Fig’s obligations under the license agreement will be further conditioned on Fig’s satisfactory completion of that due diligence; and

●	to the extent that, in Fig’s judgment, the developer’s level of experience and sophistication requires it, Fig may further condition its obligations under the license agreement upon the receipt from the developer, at appropriate times, of sufficiently detailed development timelines and budgets, as well as evidence of progress under such timelines and of performance under such budgets.

Fig Funds	The amount of funds to be provided from Fig’s general account in support of the development of the game (the “Fig Funds”) will be disbursed to the developer of the game pursuant to an agreed-upon schedule that reflects the game development timeline and the relative needs of the developer and Fig. The license agreement will set forth a range within which the precise Fig Funds amount will be determined by Fig. See “—Crowdfunding Campaigns”, below. The Fig Funds will be non-recoupable (except in certain circumstances if the license agreement is terminated).

Developer Obligations	Among other obligations, the developer must:

●	provide interim versions of the game for inspection upon 30 days’ notice,

● ● ● ●

not grant liens over its intellectual property in the game to third parties;

maintain records of its use of the Fig Funds;

meet with Fig on a quarterly basis;

give Fig meaningful rights to consult on and inspect the status and progress of game development.

License

Fig shall have a license to an identified version of the game in connection with co-publishing, distributing, advertising, marketing and promoting the game to consumers for use on each of the specified licensed platforms, including updates of and enhancements to the game (although such rights may or may not extend to downloadable content, or “DLCs”).

The developer will retain the ability to license to co-publishers publishing rights on the same platforms licensed to Fig. Should material co-publishing arrangements exist, the license agreement will contain agreed-upon methods by which Fig will effectively be credited with some or all of the cash from sales arranged by such co-publishers (including the developer as a co-publisher), or by which Fig can pre-approve such co-publishing arrangements should certain conditions exist, or by which Fig’s right to a certain minimum level of sales receipts is otherwise protected. Fig expects that co-publishing arrangements, and the consequent agreed-upon methods by which Fig’s rights to sales receipts will be protected, may be more elaborate in respect of some types of games (for example, sequels to successful past games and games developed by larger developers with longer industry track records).

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Security regarding Sales Receipt Payments	The developer will deliver to Fig an agreed upon number of valid Steam game keys for the associated game on agreed licensed platforms (“Fig Keys”) no later than 14 days from the commercial launch of the game. The Fig Keys will be solely owned by Fig. In the event Fig is underpaid the amounts it is owed under the license agreement, it can then sell the Steam game keys in an amount sufficient to offset any amounts by which it has been underpaid, retaining 100% of the sales receipts from the Steam game keys sold.

Licensed Game	Fig’s license will extend to updates of and enhancements to the game that the developer may generate. The license may or may not extend to DLCs. The license will not include derivative works of the game (such as prequels, sequels or spinoffs).

Licensed Platforms	The game will be licensed for use on either (i) a specific list of platforms, (ii) all platforms or (ii) all platforms except for a specific list of platforms.
Committed Platforms	The developer may not be obligated to deliver the game in executable format for all licensed platforms. The license agreement may provide that the developer is only obligated to deliver the game in executable format on a certain subset of licensed platforms, which we refer to as “Committed Platforms”.

Game Delivery Date	The developer will agree to deliver the game in executable format for the licensed platforms (or in some cases, the Committed Platforms only) by a designated game delivery date.

Derivative Works Holdback	The developer may be required to wait for a period of time before releasing derivative works of the game (such as prequels, sequels or spinoffs), which requirement we refer to as the “derivative works holdback”.

Developer Revenue Share	The developer’s revenue share will be a certain percentage of the sales receipts received in respect of the game. The revenue share rate will be a fixed rate, although the fixed rate may increase after one or more game sales thresholds are reached.

Termination for Cause	The developer and our Company shall each have the right to terminate the license agreement upon a material default or breach by the other party, which the breaching party is not able to remedy within thirty days.

Resource Schedule, Quarterly Meetings	The Fig Funds will be disbursed to the developer of the game pursuant to an agreed-upon schedule that reflects the game development timeline and the relative needs of the developer and Fig. The developer will be required to meet with Fig on a quarterly basis to discuss the development status of the game and any other matters of concern.

Indemnification	The parties agree to mutual indemnification for claims arising out of: (i) breach of the license agreement; (ii) any claims by the indemnifying party’s creditors to the effect that the indemnified party is responsible or liable for the indemnifying party’s obligations; and (iii) the use of the licensed rights.

In the event that a developer materially breaches the terms of its license agreement, for example by failing to deliver the game, the holders of Fig Game Shares must rely on our Company to pursue any claims against the developer. The license agreement will be between the developer and the Company, and a holder of Fig Game Shares will have no rights under the license agreement, as a third-party beneficiary or otherwise. We intend to enforce all contractual obligations under our license agreements to the extent we deem necessary and in the best interests of the Company and holders of Fig Game Shares.

All sales receipts received by Fig in respect of sales of a particular game, pursuant to the license agreement between Fig and the developer of that game, will be deposited into a separate account or sub-account under Fig’s control. From the cash available in the sub-account, Fig will pay dividends to holders of the Fig Game Shares associated with that game, pursuant to its dividend policy. See “Our Dividend Policy”.

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The foregoing description of our baseline license agreement material terms is a summary only and is qualified in its entirety by reference to the particular license agreement that has been agreed with the developer of the game to which the Fig Game Shares in this offering relate, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC.

There can be no assurance that our assessments with respect to any developer and the potential sales of any game will be accurate, and a failure of any of our assessments could have a materially adverse impact on our business and our ability to pay dividends to holders of Fig Game Shares.

Fig Service Fee

Depending on the particular game and crowdfunding campaign, Fig may retain a percentage, generally expected to be 10%, of game sales receipts, which we refer to as the “Fig Service Fee”. The Fig Service Fee will serve as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee. Fig may apply a higher or lower Fig Service Fee depending on the degree of services and corresponding expenses that Fig predicts will be necessary to successfully publish a game, as well as other factors. In certain cases, Fig may determine that, because it is still building its business, because it desires to attract high quality developers, because the desirability of publishing the particular game is especially high, or for other reasons relating to Fig’s assessment of the business advantages that may accrue to Fig and its security holders, the Fig Service Fee maybe lower than the percentage indicated above or nominal, or there may be no such fee.

Crowdfunding Campaigns

As part of our greenlighting process, we host crowdfunding campaigns on our Parent’s website, Fig.co. These crowdfunding campaigns allow the developers with whom we have entered into license agreements to raise funds through the pre-sale of games, digital items, merchandise and experiences. They also allow us to gauge interest in the game, decide not to publish the game if interest is insufficient and, if we are to publish the game, help us determine what amount to provide to the developer in support of the completion of the game.

A crowdfunding campaign must be successful, in our view, before we will greenlight our publishing of a game. If the crowdfunding campaign is not successful, the license agreement will terminate. If it is successful, the license agreement will continue, we will begin providing the developer with the Fig Funds and the developer will proceed with developing the game and delivering it pursuant to the terms of the license agreement, so that we may publish it as we have planned.

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The interaction of our decision to enter into a license agreement in respect of a particular game, conduct a crowdfunding campaign for the game, and proceed thereafter based on the success or lack of success of the crowdfunding campaign, is illustrated below:

PRE-CAMPAIGN
CROWDFUNDING CAMPAIGN
END OF CAMPAIGN
LICENSE AGREEMENT WITH DEVELOPER
Fig and developer enter into a license agreement, which includes a range of amounts for the Fig Funds.
START CAMPAIGN
CAMPAIGN GOAL
Fig hosts the developer's rewards crowdfunding campaign on Fig.co.
The crowdfunding campaign has a Goal, equal to the amount needed to complete development of a commercially marketable game, aside from funding from developer. Goal can be met through rewards crowdfunding pledges and Fig Funds.
REWARDS PLEDGES
Pledges for reward bundles, which may include pre-sales of the game and related physical or digital merchandise, receipts from which will go directly to the developer.
FIG FUNDS
Fig monitors the campaign to see if the Goal will be met and to set the final Fig Funds amount from the range agreed in the license agreement. Factors considered in setting the final Fig Funds amount include:
• Community response on social media
• Number and size of pledges
• Number and size of Share indications of interest (or sales of Shares if offering of Shares is already qualified)
• Other factors that, in Fig's judgment, affect the game's potential commercial success
FIG GAME SHARES
Separately and simultaneously, Fig collects indications of interest in investing in Fig Game Shares (or sales of Shares if offering of Shares is already qualified) that track Fig's right to revenue as publisher or co-publisher of the game.
CAMPAIGN SUCCESSFUL
If the Goal is reached, the license agreement continues, Fig begins payout of Fig Funds, developer develops game, publishing efforts continue. Issuance of Fig Game Shares related to the game will proceed when offering qualified.
GOAL REACHED
GOAL NOT REACHED
CAMPAIGN UNSUCCESSFUL
If the Goal is not reached, license agreement terminates, game is not published by Fig. Issuance of Fig Game Shares related to the game will not proceed.

As described in the illustration above, the parties will enter into the license agreement with a range agreed for the Fig Funds amount, but without the precise Fig Funds amount having been determined by Fig. Next, a crowdfunding campaign for the game will be launched on Fig.co and will last, typically, 30 to 40 days. As the outset of the crowdfunding campaign, Fig will set the goal that the campaign must reach to be successful. The goal will be posted on Fig.co in the web pages relating to the crowdfunding campaign. The goal will be the dollar amount that Fig and the developer agree will be needed to complete the development of a commercially marketable version of the game, aside from funding that the developer will itself provide or arrange. The goal can be met in the crowdfunding campaign through a combination of rewards pledges and the Fig Funds. By the end of the crowdfunding campaign, Fig will determine, based on a number of factors (many of which will relate to Fig’s assessment of the success of the crowdfunding campaign), the precise amount of the Fig Funds within the range previously agreed. If the Fig Funds, as finally determined, and the rewards pledges, together add up to the goal of the crowdfunding campaign, then the license agreement will remain in effect. If they do not add up to the goal, the license agreement will terminate and Fig will not publish the game. Fig may decide to increase or decrease the Fig Funds during the course of the crowdfunding campaign and before setting the final amount of Fig Funds. If it does so, it expects to adjust the size of the Fig Funds as posted on Fig.co. Note that, in any scenario in which an increase of the amount of the Fig Funds above the minimum amount set forth in the license agreement is required to be made, or maintained, in order for the crowdfunding campaign goal to be met, Fig will retain its discretion to make or maintain that increase, or not, even if as a result of Fig not making or maintaining that increase the goal is not met, the crowdfunding campaign fails and the license agreement is terminated.

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In the case of certain games, Fig expects that the developer may have third-party sources of funds that will be used to finance the development of the game. In such cases, Fig expects that the budget agreed by the parties for the development of the game and, by extension, the goal set by Fig for the crowdfunding campaign, will reflect this additional funding. For example, if Fig and the developer agree that $500,000 will be needed to complete the development of a commercially marketable version of the game, and the developer will provide $50,000 of this and a third party known to the developer will provide another $150,000, then the goal for the crowdfunding campaign will be $300,000, which will need to be met by a combination of rewards pledges and the finally determined Fig Funds amount, if the license agreement is to continue in effect.

If the crowdfunding campaign reaches its goal, the developer will receive the proceeds of all the rewards pledges made. The developer will receive these directly from the backers who made rewards pledges, through the credit cards whose information the backers provided to Fig.co when they made their pledges. Fig will not be involved in this payment process. If the crowdfunding campaign does not meet its goal, then the rewards pledges made will not be collected, and the developer will receive nothing from the rewards crowdfunding portion of the campaign.

In addition, if the crowdfunding campaign reached its goal, Fig will pay the Fig Funds to the developer as agreed in the license agreement. All of the Fig Funds will be paid by Fig from its general funds. There will be no direct payment of any proceeds from any sale of any Fig Game Shares to any developer, for any purpose. The Fig Funds will be non-recoupable (except in certain circumstances if the license agreement is terminated).

This description of the crowdfunding campaign process is a summary of how we expect the process to work typically for games under license. For a description of how the crowdfunding campaign for the game associated with the Fig Game Shares being offered in this offering may have differed, or may in the future differ, from this standard model, see “The Current Game, Developer and Shares”.

Below, we describe additional, key aspects of the crowdfunding campaign.

Rewards Portion of a Crowdfunding Campaign

Fig believes that the rewards portion of a crowdfunding campaign helps rally the gamer community to provide financial support for the development of a game through the pre-purchase of rewards – tiered bundles of games, digital items, physical merchandise and experiences, including t-shirts, figurines, posters or in-game content that enhance the game-playing experience. Camping trips, city tours, consulting on the design of in-game content and beer tastings are some of the experiences that have been offered on prior rewards campaigns. Backers pledge to pay the developer a certain amount of money in order to receive their rewards bundle of choice. To make a pledge, a backer must give a credit card authorization for the pledge amount, which will be processed only if the overall crowdfunding campaign meets its goal.

Investment Portion of a Crowdfunding Campaign

As described above, we expect all of our crowdfunding campaigns to include an offering of securities – either a particular series of Fig Game Shares issued by Fig, or other securities that are similar to Fig Game Shares that will be issued by a Fig affiliate, or both – which would pay returns based on the economic performance of the game that is the subject of the crowdfunding campaign. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Game Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third allotment for itself (the size of the allotment to the Fig Game Shares being determined by the application of a percentage called the “Fig Game Shares Allotment Percentage”); (iv) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”. Aggregate dividend amounts will be distributed equally among all holders of the same series of Fig Game Shares, in proportion to the number of shares held, without regard to whether the shares were bought in this offering or otherwise.

The offering being conducted pursuant to this offering circular is such an offering of Fig Game Shares. The Fig Game Shares being offered hereby are being offered under Regulation A under the Securities Act. We refer to each of our offerings of our various series of Fig Game Shares or other Fig securities, if they are conducted under Regulation A, as a “Regulation A Offering”.

In addition to a Regulation A Offering, we expect that particular crowdfunding campaigns may from time to time also include an offering of Fig Game Shares by Fig, or other securities issued by a Fig affiliate, in each case under Rule 506 of Regulation D under the Securities Act of 1933 (each an “Accredited Investor Offering”). Such an offering would only be open to investors that are “accredited investors” within the meaning of Rule 501 under Regulation D. Accredited investors who visit Fig.co in connection with a crowdfunding campaign must follow the directions posted on Fig.co in order to participate in any Accredited Investor Offering being conducted. The offering being conducted pursuant to this offering circular is not an Accredited Investor Offering.

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The proceeds of all of our multiple, separate series of Fig Game Shares, including the Shares offered in this offering, go into our general account, and will be used to support Fig’s operations and business activities generally.

The Fig Game Shares that investors receive will all be, regardless of the series of Fig Game Shares, capital stock of Fig without any rights to vote on any matters relating to our Company, the Fig Game Shares or otherwise. See “Description of Company Securities”. Our different series of Fig Game Shares will differ from each other in that each series will pay holders of those securities dividends, if any, based on Fig’s revenue share from a different, particular game. Investors in Fig Game Shares should be particularly aware of the following:

●	The time delay between a purchase of Fig Game Shares and the receipt of dividends (if any) could be extensive. Game development can take months or years, and dividends will become available to holders of Fig Game Shares only after development is successfully completed and the game begins to sell commercially. The cancellation or delay of a game’s release is also an important determinant as to whether dividends will become available to such holders. In addition, the period of time between a purchase of Fig Game Shares and the commercial sale of the related game could be increased if the game is not delivered at the time agreed in the related license agreement.

●	There is no trading market for Fig Game Shares and we do not expect one to develop, in part because we may have imposed certain transfer restrictions on the particular series of Fig Game Shares being offered. As a result, investors should be prepared to retain their Fig Game Shares for as long as those shares remain outstanding and should not expect to benefit from any share price appreciation. Any such transfer restrictions applicable to the series of Fig Game Shares being offered in this offering are described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

●	Amounts will only become available for revenue sharing and payment of dividends if and when the game generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will typically depend on both the amount of Fig’s receipts from sales of the game and the amount of funds Fig provides to the developer for the development of the game, in all events as specified in the license agreement for the game.

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Below, we present a series of different descriptions and illustrations as to how we expect to allocate game sales receipts and determine dividends based on the sale of a particular game. First, we illustrate the general flow of funds among Fig, game developers, game distributors and investors in Fig Game Shares:

INVESTING IN FIG GAME SHARES
Investors pay cash and receive Fig Game Shares.
FUNDING OF GAME DEVELOPMENT
Fig receives license rights from developer and advances development amounts from its general funds.
INVESTORS IN FIG GAME SHARES THAT CAN PAY DIVIDENDS BASED ON THE SALES OF:
GAME A
GAME B
GAME C
Cash
Fig Game Shares
fig
Fig Funds
License Rights
GAME A DEVELOPER
ONGOING DEVELOPMENT
GAME B DEVELOPER
ONGOING DEVELOPMENT
GAME C DEVELOPER
DEVELOPED GAME
Dividends paid, based on the sales of Game C*
Remainder available to fund dividends*
Developer royalty
Fig Service Fee (if any)
Depending on license agreement, sales receipts may go to Fig or developer or both for further allocation
SALES RECEIPTS
DIGITAL DISTRIBUTION PLATFORMS
Fig publishes the game, including to digital distribution platforms.
* See "Our Dividend Policy"

Next, we set forth the formula we intend to use to determine revenue sharing and dividends for games generally. The starting amount, in the first column of the table, is the price paid for the game by a consumer in a typical sales transaction in which, pursuant to Fig’s license agreement for the game, all of that price, minus the distributor’s fee, is collected by Fig, the developer or both (depending how the terms of the license agreement dictate sales receipt collection):

Game sales price	–	distributor’s fee	=	gross receipts
	–	developer’s revenue share	=	Fig’s revenue share
	–	Fig Service Fee (if any)	=	Fig’s revenue share (adjusted)
			x	Fig Game Shares Allotment Percentage (if applicable)
			x	a specified dividend rate
			=	Aggregate dividends to Fig Game Share holders (to be divided evenly among all shares outstanding)

In regard to the table above:

o	The size of the developer’s revenue share may vary over time based on whether particular sales targets have been met for the game, as specified in the license agreement for the game. For example, the developer’s revenue share may increase after the cumulative revenue share paid to Fig reaches a certain target threshold.

o	The Fig Service Fee is an amount that Fig will keep as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee.

o	After the allocation of the developer’s revenue share, the remaining amount will be Fig’s revenue share (or its adjusted revenue share, if there has also been a Fig Service Fee deducted). From this amount, Fig will determine the dividends to be paid to Fig Game Share holders, by (1) multiplying Fig’s revenue share by the Fig Game Shares Allotment Percentage, if applicable, and (2) applying the specified dividend rate.

o	The Fig Game Shares Allotment Percentage will be applied in campaigns in which the total amount of Fig Funds is greater than the proceeds of the Fig Game Shares offering. This is expected to occur if, in addition to the Fig Game Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of revenue among the Fig Game Shares, the other securities and Fig, as applicable, will represent an equitable division of Fig’s revenue share among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

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o	The end result will be the aggregate dividends to be paid to Fig Game Shares holders, to be divided evenly among all such Fig Game Shares outstanding. In all events, Fig’s board of directors may in its discretion from time to time pay more than this end result to the holders of the Fig Game Shares, if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce its size, if our Board believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law.

For greater detail regarding the revenue sharing and payment of dividends described, see “Our Dividend Policy”.

Following a defined time after the delivery of a particular developed game, our Board may, under certain circumstances, in its discretion, cancel the associated series of Fig Game Shares. We will maintain a cancellation right in respect of each series of Fig Game Shares in order to be able to withdraw the series from the market and avoid the costs of continuing to have the series outstanding after the associated game has lost most or all of its earning power. In general, we expect that our right to cancel a series of Fig Game Shares will become effective after the passage of a pre-determined amount of time (typically, a number of years) and after the game has failed to meet a pre-determined earnings floor. For a description of our cancellation right with respect to the Fig Game Shares being offered in this offering, see “The Current Game, Developer and Shares”. The purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole.

The proceeds of all of our multiple, separate series of Fig Game Shares, including the Shares offered in this offering, go into our general account, and will be used to support Fig’s operations and business activities generally. An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from the offering of a particular series of Fig Game Shares may be used to fund the development of games other than the game with which that series of Fig Game Shares is associated, as well as other expenditures not related to the game with which that series of Fig Game Shares is associated.

For a discussion of the game and the developer related to the Fig Game Shares offered pursuant to this offering circular, see the section of this offering circular entitled “The Current Game, Developer and Shares”.

Crowdfunding’s Overall Role in Our Publishing

Our crowdfunding campaigns serve critical publishing functions for us. First, the crowdfunding campaign is an event that drives marketing and awareness for the game. When we launch crowdfunding campaigns, the press can provide coverage and stories can be shared on social media channels such as Facebook and Twitter.

Our crowdfunding campaigns also present an opportunity to build or extend the fan community for a game. Our campaign page hosts a commenting forum where fans can discuss the game and the crowdfunding campaign. After a campaign is completed, we continue to message and communicate with this community through email newsletters and Fig’s social media channels. A Fig crowdfunding campaign gives the game the ability to stand apart from, for example, the 3,500+ PC games that are released each year on the Steam video game distribution website (or “storefront”) alone. It also helps achieve search engine optimization (“SEO”) for the game, by providing an early and intense occurrence of the game title in search engine search results. This also provides an advantage to Fig when it seeks to judge the marginal utility of distributing a game through channels that typically require a higher revenue share.

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A crowdfunding campaign also serves as a key indicator for us of the commercial potential for a game. For example, hundreds if not thousands of backers are typically needed for the rewards portion of the crowdfunding campaign to contribute successfully to the campaign goal. We analyze the crowd’s reactions to and engagements with the campaign to decide on the precise amount of the Fig Funds and, in many cases, whether the campaign will succeed and the publishing of the game will continue, or not.

Fig Finishing Fund

In February 2017, we announced the creation of the Fig Finishing Fund. The Fig Finishing Fund is a minimum payment promise, intended to assure developers – particularly developers that are receiving smaller amounts of Fig Funds – that they will receive a minimum amount of funds from the investment side of their crowdfunding campaign, to be used for finishing games, defraying costs of distribution and marketing to potential customers. Specifically, for each developer who attracts 1,000 or more backers for a campaign that succeeds on Fig.co, Fig will guarantee Fig Funds of at least $20,000 from the investment side of the campaign (if necessary, by sourcing such funds from Fig itself). Fig has committed to spending up to $500,000 of its own funds to finance the payments it makes during 2017 in the name of the Fig Finishing Fund.

Publishing Services

If the crowdfunding campaign meets its goal, and the other conditions to the license agreement are met, we will publish the game. Our publishing services include the following.

Fig Funds and Game Development Monitoring

The Fig Funds will be disbursed to the developer of the game pursuant to an agreed-upon schedule that reflects the game development timeline and the relative needs of the developer and Fig. The Fig Funds will be non-recoupable (except in certain circumstances if the license agreement is terminated).

Community Building

Our Company believes that one of the key components to the long-term commercial success of a game is having a vibrant community of fans and followers that will purchase, virally market and promote the game. The Company provides community tools such as a forum for fan comments on the rewards portion of the game's crowdfunding campaign page, and communication tools such as an “Updates” section and email tools for the developer to use to communicate with and cultivate its fan community, not only during the crowdfunding campaign but also during the period after the campaign, leading up to the game’s commercial launch.

The community developed in respect of a particular game and developer will receive regular updates from Fig on the development and publishing of the game, in a few ways:

●	Fig.co website. After a crowdfunding campaign is completed, post-campaign website pages remain accessible on the Fig.co website. These pages include a section dedicated to game development updates.

●	Email updates. Email updates regarding a game’s development are sent to investors on a regular basis. We aspire to maintain an update cadence of one per month per game, on average.

●	Press statements. We anticipate releasing press statements when a game’s development is complete and the game is released for first commercialization.

Marketing

Fig’s crowdfunding campaigns present a unique opportunity to galvanize fans and gamers to support a game, thereby spreading early awareness of the game and starting a community behind the game. We amplify the marketing and promotion of our crowdfunding campaigns through our own marketing and public relations efforts. For each of our games, we monitor our marketing spend for consumer acquisition, re-targeting and brand marketing across the Internet and social networks, relying principally on Facebook and targeted gaming sites for advertisements and social engagement. We seek to optimize our advertising spend by dynamically changing advertising copy, audience segments and channels during the period when particular ads are being shown.

Fig intends to involve the community of Fig backers more intensely in the marketing of games, by providing easier tools for community members to share messaging and advertising about our games on their social networks. We believe that genuine grassroots involvement, driven by loyal and invested fans, represents powerful a marketing asset for our games.

Our Company’s marketing and promotional efforts are intended to maximize consumer interest in a game, promote name recognition for the game, assist sales and distribution platforms in their efforts and properly position and sell the game. Other marketing activities may include:

●	Implementing public relations campaigns using online advertising (including on Facebook, Twitter, You Tube, Vimeo and/or other online social networks and websites). The Company intends to label and market each game in accordance with the applicable principles and guidelines of the Entertainment Software Rating Board (“ESRB”), an independent self-regulatory body that assigns ratings and enforces advertising guidelines for the interactive software industry.

●	Assisting in securing promotional features on various distribution sites.

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●	Spending marketing and advertising dollars on customized market segments defined in part based on previous crowdfunding campaigns.

●	Engaging in early marketing and promotional activities usually associated with the later-stage commercialization of games, including the marketing and promotion of games through Fig.co’s user community and through the community of our Parent’s developer-advisers.

●	Employing various other marketing methods designed to promote consumer awareness, including through social media, co-operative advertising and product sampling through demonstration software distributed over the Internet or through digital online services.

In addition to engaging in the marketing of its licensed games, as described above, Fig has also begun to provide marketing services on a standalone basis to game developers, separate from the Fig game publishing business. Fig will continue to take marketing-only engagements with developers that are not also publishing clients, in part in order to strengthen Fig’s overall marketing capabilities and audience network.

Distribution

Our Company will support the distribution of each game once the game is commercially released, through various digital distribution channels. We identify and secure agreements with third-party distributors to distribute, deliver, transmit, stream, resale, wholesale or otherwise exploit the licensed game on the licensed platforms, and we monitor the performance of those agreements after they are entered into. For example, if Microsoft Windows is a platform that the developer has licensed to us for distribution of its game, we would seek to secure agreements with distributors on that platform, such as Steam, Humble Bundle and Amazon. Distributors will be responsible for remitting receipts from sales of the game to us, after taking their share of sales amounts (typically 30%) as their fee. The Company has relationships with all the major digital distributors of games (also known as “storefronts”), such as Steam, Xbox One Store, PlayStation Store, Apple AppStore, Google Play Store, Gog.com, EA Origin and Humble Bundle. The Company also plans to sell games directly on the Company's affiliated website, Fig.co, which we expect will already have a strongly associated SEO due to previous crowdfunding campaigns. When a game is sold on a digital storefront, the Company will continue to market and merchandise the game on that storefront by arranging special promotions and merchandising with that storefront.

Other distribution activities may include:

●	Securing promotional features on licensed platforms.

●	Conducting market research and creating and implementing marketing and sales plans.

●	Negotiating and entering into agreements to distribute the game through worldwide distributors.

●	Partnering with the developer to secure relationships and promotions through particular additional distributors.

●	Arranging for the localization of a game being distributed in a number of different markets.

●	Arranging for the porting of the game to new platforms.

●	Extending the lifetime sales of a game by reducing the wholesale price of the game to video game platforms at various times during the life cycle of the game. Price concessions may occur at any time in the game’s product life cycle, but they typically occur three to nine months after a product’s initial launch. The Company may also provide volume rebates to stimulate continued product sales.

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Distribution arrangements are typically terminable on short notice.

New gaming platforms, such as virtual reality, are expected to continue to emerge in the future. The Company intends to evaluate new platform publishing opportunities on a case-by-case basis as they emerge.

Other Services

In addition to the foregoing, Fig anticipates providing advice and consultation generally to the developers of its licensed games, including for example creative advice, advice regarding which technologies to use or platforms to focus on, advice regarding marketing approaches and hiring decisions and advice on other game and game business topics, in particular when Fig is dealing with less experienced developers.

Business Development

We support developers in business development activities to pursue commercial and strategic partnerships with other companies in the game industry, including hardware manufacturers, peripheral makers, platforms, advertisers and technology providers.

Personnel

Our principals have extensive experience in the business of publishing video games. Justin Bailey, our Chief Executive Officer and sole director, has been active in the video game industry for many years, having published a wide variety of free-to-play, premium and mobile games and having helped to secure many millions of dollars in game financing from publishers, investors and crowdfunding participants in recent years. Jonathan Chan, our COO, has several years of experience at the large video game publisher Electronic Arts, where he focused on business development deals in the publishing and distribution of games. See “Directors, Executive Officers and Other Significant Individuals”.

Our principals are supported by employees and contractors of our Parent, including individuals dedicated to marketing, design, community relations and developer relations functions. As of March 17, 2017, seven such individuals provided such support.

Our Company and our Parent

Our Company was incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation (our “Parent”). The Company has only recently begun operations and has to date relied substantially on our Parent for support in the conduct of its business. The Company has been operating under a cost sharing agreement entered into between the Company and our Parent (the “Cost Sharing Agreement”), which is described in more detail below.

Our Parent was formed as a limited liability company in October 2014, was incorporated in March 2015 and began operations in April 2015. Our Parent is a provider of video game publishing services and the operator of Fig.co, an online technology platform created to facilitate fundraising for video game development. From its inception until August 2015, our Parent was developing the proprietary technology behind Fig.co, seeking out and evaluating video game developers and games and building relationships with various video game distributors. We expect to run all of our crowdfunding campaigns on Fig.co.

Cost Sharing Agreement with Our Parent

We operate under a cost sharing agreement entered into between ourselves and our Parent (the “Cost Sharing Agreement”) pursuant to which we and our Parent have each agreed to share costs pursuant to an allocation policy. Pursuant to this policy and as reflected in the Cost Sharing Agreement, our Parent allocates costs in most instances pursuant to pre-determined formulas. For example, the allocation of costs associated with the payment of employee salaries is based on our estimate of each employee’s time attributed to the business activities of Fig and our Parent. Our Parent allocates (i) 50% of the salary of each of our Chief Executive Officer, Justin Bailey, and one other employee, to Fig, and the remaining 50% of each such salary to our Parent; and (ii) 100% of the salaries of our COO, Jonathan Chan, to Fig. As our Parent provides us with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance, the costs of these activities are allocated 50% to our Parent and 50% to the Company.

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In addition, under the Cost Sharing Agreement, our Parent may allocate to itself some or all of the expenses of Fig’s securities offerings. For a description of the allocation of offering expenses being followed in this offering, see “Use of Proceeds”.

The allocation policy and Cost Sharing Agreement may be adjusted in certain cases to reflect any changes to the business activities of Fig or our Parent that may arise in the future. We or our Parent may also reimburse the other party for any costs paid by such party that should have been allocated to the other party. Pursuant to the Cost Sharing Agreement, we have agreed to review our allocation policy from time to time to determine its suitability for our and our Parent’s businesses and to adjust the policy when necessary. For example, if our Parent is unable to perform any of the services we rely upon it to perform in support our business, due to financial difficulty or otherwise, we may have to perform those services or find another service-provider, and incur additional expenses, all of which would require adjustments to our allocation policy.

The Cost Sharing Agreement has an initial term through December 31, 2016, and will automatically renew for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date. In addition, we may terminate any specific service, or the entire agreement, without penalty, by providing 30 days’ prior written notice to our Parent, and our Parent may terminate any specific service, or the entire agreement, by providing 180 days’ prior written notice to us (provided that, in the case of termination of specific services, if we, in our sole determination, are unable to enter into a reasonable arrangement with a third party to perform such services, then our Parent will continue to perform such services for an additional period of 180 days upon receiving notice from the Company of such an event).

Competition

Our Company operates in a highly competitive industry. The Company competes with:

●	Traditional game publishers. The Company faces competition for distribution licenses from traditional sources such as established video game publishers, which include some of the largest corporations in the world. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. In addition, these competitors have longer operating histories, greater name recognition and more extensive financial resources than the Company. Traditional publishers range in size and cost structure from the very small, with limited resources, to the very large, with extensive financial, marketing, technical and other resources, such as Electronic Arts, Ubisoft, Tencent and Nexon.

●	Existing rewards-only crowdfunding platforms. Developers may choose to self-publish their games using rewards-only crowdfunding on other platforms.

●	Other games and forms of entertainment. The games we publish will compete with other online computer, console and mobile games. They will also compete with other, non-game forms of entertainment.

Competition in the entertainment software industry is based on innovation, features, playability and product quality; name recognition; compatibility with popular platforms; access to distribution channels; price; marketing; and customer service. The industry in which the Company operates is driven by hit titles, which require increasing budgets for development and marketing. Competition for any game is influenced by the timing of competitive product releases and the similarity of such products to the relevant game.

For further discussion of the risks relating to our Company, its business and this offering, see the section of this offering circular entitled “Risk Factors”.

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Seasonality

The business of the Company is highly seasonal, with the highest levels of consumer demand for games, and a significant percentage of sales, occurring in the holiday season in the quarter ending December 31, and seasonal lows in sales volume occurring in the quarter ending June 30. Although sales of video games generally follow these seasonal trends, there can be no assurance that this will continue. The Company’s financial results may vary based on a number of factors, including the release date of a game, cancellation or delay of a game’s release and consumer demand for a particular game and for video games generally.

Conflicts of Interest

The Company expects to do business with entities owned or controlled by affiliates. The Company may, in its discretion, conduct business with such parties. See “The Current Game, Developer and Shares” and “Interests of Management and Others in Certain Transactions”.

Properties and Company Location

We are located at 599 Third Street, Suite 211, San Francisco, California 94107, in a space that is rented and paid for by our Parent. We do not own any real property.

Government Regulation Related to Conducting Business on the Internet

The Company is subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection and retention, content, advertising and information security have been adopted or are being considered for adoption by many countries throughout the world. Set forth below are descriptions of various U.S. laws and regulations applicable to the Company in relation to its conduct of its business on the Internet.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The Federal Electronic Signatures in Global and National Commerce Act (“E-SIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements using electronic records and signatures. E-SIGN and UETA require businesses that wish to use electronic records or signatures in consumer transactions to obtain the consumer’s consent. When a developer or potential investor registers on Fig.co, the website is designed to obtain his, her or its consent to the transaction of business electronically and the maintenance of electronic records in compliance with E-SIGN and UETA requirements.

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E, which implements it, provide guidelines and restrictions regarding the electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by NACHA. It is our policy to obtain necessary electronic authorization from developers and investors for transfers in compliance with such rules. Transfers of funds through Fig.co are intended to conform to the EFTA and its regulations and NACHA guidelines.

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GAMES LICENSED

As of March 17, 2017, Fig had the following principal games licensed for publication, all of which are already under development (except as may be noted otherwise). The table identifies for each game its developer, crowdfunding campaign completion date, associated Fig Game Shares (or other securities) and associated Game Shares Asset. In the event of a liquidation or dissolution of Fig, holders of a particular series of Fig Game Shares would have preferential rights in respect of the associated Game Shares Asset, and in the event of a disposition of a Game Shares Asset, holders of the associated Fig Game Shares may receive some or all of the proceeds and have their securities redeemed. For purposes of the foregoing, “Game Shares Asset” means, in general, all assets and liabilities of the Company to the extent attributed to the publishing rights held under the associated license agreement, and the proceeds of any disposition thereof. For a more precise definition of “Game Shares Asset”, see “Description of Company Securities – Preferred Stock”. In keeping with Fig’s game publishing model, Game Shares Assets do not include intellectual property rights in the associated game.

Game Title	Developer	Crowdfunding Campaign Completion Date	Associated Fig Game Shares or Other Securities	Associated Game Shares Asset

Psychonauts 2	Double Fine Productions, Inc.	January 12, 2016	Fig Game Shares – PSY2	License agreement with Double Fine Productions, Inc. for Psychonauts 2, and assets and liabilities attributed to the rights thereunder

Jay and Silent Bob: Chronic Blunt Punch	Interabang Entertainment	March 31, 2016	Fig Game Shares – JASB	License agreement with Interabang Entertainment for Jay and Silent Bob: Chronic Blunt Punch, and assets and liabilities attributed to the rights thereunder

Consortium: The Tower	Interdimensional Games Incorporated	May 11, 2016	Fig Game Shares – CTT	License agreement with Interdimensional Games Incorporated for Consortium: The Tower, and assets and liabilities attributed to the rights thereunder

Make Sail	Popcannibal LLC	November 2, 2016	Series Make Sail Units (1)	License agreement with Popcannibal LLC for Make Sail and assets and liabilities attributed to the rights thereunder

Wasteland 3	inXile Entertainment, Inc.	November 3, 2016	Fig Game Shares – Wasteland 3 and Fig WL3 Units (2)	License agreement with inXile Entertainment, Inc. for Wasteland 3 and assets and liabilities attributed to the rights thereunder (3)(4)

Trackless	12 East Games Entertainment, Inc.	November 17, 2016	Series Trackless Units (1)	License agreement with 12 East Games Entertainment, Inc. for Trackless and assets and liabilities attributed to the rights thereunder

Kingdoms and Castles	Lion Shield LLC	January 5, 2017	Series Kingdoms and Castles Units (1)	License agreement with Lion Shield LLC for Kingdoms and Castles and assets and liabilities attributed to the rights thereunder

Little Bug	Buddy System Games LLC	January 5, 2017	Series Little Bug Units (1)	License agreement with Buddy System Games LLC for Little Bug and assets and liabilities attributed to the rights thereunder

Solo	Team Gotham S.L.	February 23, 2017	Series Solo Units (1)	License agreement with Team Gotham S.L. for Solo and assets and liabilities attributed to the rights thereunder

Pillars of Eternity II	Obsidian Entertainment, Inc., an affiliate of licensor Dark Rock Industries Limited	February 24, 2017	Fig Game Shares – Pillars of Eternity II	License agreement with Dark Rock Industries Limited for Pillars of Eternity II and assets and liabilities attributed to the rights thereunder (4)

(1)	These games have been licensed for publication by Fig, but the securities associated with each game are being issued privately in separate series by Fig Small Batch, LLC, which is an affiliate of Fig.

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(2)	There are two separate issuances of securities associated with this game: the Fig Game Shares – Wasteland 3 being offered in this offering by Fig under Regulation A under the Securities Act, and the Fig WL3 Units being offered privately by Fig WL3 LLC, which is an affiliate of Fig.

(3)	Part of the 100% beneficial interest in this license agreement will be allotted to Fig Game Shares – Wasteland 3 and the remaining part to Fig WL3 Units. Similarly to Fig Game Shares – Wasteland 3, the Fig WL3 Units are also designed to reflect the economic performance of Wasteland 3. These allotments will be made in the same proportion that the proceeds from the two separate securities offerings bear to the total Fig Funds to be provided to inXile in support of the development of Wasteland 3. The Fig Funds to be provided to inXile will be equal to the aggregate proceeds from both offerings. The size of the allotments will not be finally determined until both offerings are closed and we know the amount of the proceeds from each offering. As for the 506(c) offering, it was closed on March 1, 2017 and raised proceeds of $985,000. As for this offering, as part of the crowdfunding campaign for Wasteland 3 conducted on Fig.co in September and October 2016, we received investment reservations of $1,144,000. Assuming that, when this offering has closed, it will have generated $1,000,000 of proceeds, and knowing that the Rule 506(c) offering has generated $985,000 of proceeds, Fig would allot 50.38% of its revenue share to Fig Game Shares – Wasteland 3 and 49.62% of its revenue share to the other securities. The final allotments will depend on the final amount closed upon in this offering.

(4)	Fig expects to publicly file a final, executed version of the license agreement in conjunction with the qualification of the related offering of Fig Game Shares by the SEC.

An additional game, Outer Wilds, which was the first game to be promoted on Fig.co, was licensed to a separate subsidiary of our Parent. In addition to the foregoing games, in some instances crowdfunding campaigns for particular games failed to meet their goals and we will not be publishing those games. We have near-term prospects for entering into additional game publishing license agreements that we believe represent substantial commercial opportunities.

THE CURRENT GAME, DEVELOPER AND SHARES

Fig Game Shares – Pillars of Eternity II (also referred to as the “Shares”) are the particular securities being offered in this offering. The Shares differ from certain other series of Fig Game Shares in that the Shares provide their holders with a dividend based on the revenue share we receive from sales of the Pillars of Eternity II game, pursuant to the Pillars of Eternity II License Agreement. Provided Pillars of Eternity II is successfully developed and published, Obsidian and Fig will thereafter each receive sales receipts from Pillars of Eternity II pursuant to the Pillars of Eternity II License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for DRIL and a revenue share for Fig, in the proportions described in greater detail in below, under the subheading “– Fig Game Shares – Pillars of Eternity II – Anticipated Sharing of Sales Receipts from Pillars of Eternity II”. Under the Pillars of Eternity II License Agreement, DRIL will collect most or all of the receipts from distributors from the sale of Pillars of Eternity II, net of distributor fees, and then allocate such receipts among itself, Fig and any third-party co-publisher(s) that DRIL has engaged to publish Pillars of Eternity II.

●	Fig will pay a minimum of 85% of the Fig Game Shares – Pillars of Eternity II allotment to the holders of Fig Game Shares – Pillars of Eternity II, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – Pillars of Eternity II allotment to the holders of Fig Game Shares – Pillars of Eternity II, if in its view business conditions permit it.

Pillars of Eternity II: Deadfire

Fig has entered into a video game co-publishing license agreement (the “Pillars of Eternity II License Agreement”) with intellectual property owner Dark Rock Industries Limited (“DRIL”) and its affiliate, video game developer Obsidian Entertainment, Inc. (“Obsidian”), to co-publish the game Pillars of Eternity II: Deadfire (“Pillars of Eternity II”) on the PC, Linux and Mac OS X platforms. Pillars of Eternity II will be licensed to us by DRIL and developed by Obsidian. The Pillars of Eternity II License Agreement sets forth the terms and conditions under which Fig will provide funding in support of the development of Pillars of Eternity II, and governs the distribution of receipts from distributors that result from sales of Pillars of Eternity II. If and when Fig receives cash receipts after Pillars of Eternity II goes on sale, a portion of such cash will become available for the payment of dividends to the holders of Fig Game Shares – Pillars of Eternity II.

Pillars of Eternity II will be a direct sequel to the critically acclaimed Pillars of Eternity, of which an aggregate of approximately 954,000 units on PC have been sold from the game’s release in 2015 through December 31, 2016.

Pillars of Eternity II: Deadfire returns players to the world of Eora for a quest to save their souls by tracking down the god Eothas. The game will largely take place in the Deadfire Archipelago, a geographic and societally diverse set of islands that will be the location for much of the game’s quests and stories. Pillars of Eternity II builds on the core mechanics of the first Pillars of Eternity game, with players controlling a main character and a party of non-player companions. This party will change over time based on the player’s choices and have various impacts on the story and the world of the game. The player’s party will also engage in tactical combat with a variety of enemies as well as interact with other non-player characters and locations as members of their party level up and gain new abilities. Pillars of Eternity II will also feature several improvements on the first Pillars of Eternity. Non-player character routines, upgraded lighting and graphics systems, dynamic weather effects, and improved non-player character AI will be featured in the game.

For a number of reasons discussed elsewhere in this offering circular, including in the sections entitled “Our Business” and “Risk Factors,” there can be no assurance that the Pillars of Eternity II game will generate earnings from which dividends will be paid to holders of Fig Game Shares – Pillars of Eternity II. In addition, the final version of Pillars of Eternity II that is commercially released may differ from the game as currently described in this offering circular. Game development is a creative process, and Fig, as a publisher of the game, would expect to support that process rather than hinder it, and publish the final version of the game if it complies with the Pillars of Eternity II License Agreement, even if its development involves creative detours.

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Dark Rock Industries Limited and Obsidian Entertainment, Inc.

Dark Rock Industries Limited is a privately held California corporation formed in 2014 (“DRIL”) and the owner of the intellectual property rights associated with Pillars of Eternity II. Obsidian Entertainment, Inc., a privately held California corporation, is a video game development studio based in Irvine, California (“Obsidian”) and an affiliate of DRIL. DRIL is the licensor of Pillars of Eternity II. Obsidian will develop Pillars of Eternity II on behalf of DRIL for delivery to Fig under the Pillars of Eternity II License Agreement.

Obsidian originally owned the intellectual property rights associated with Pillars of Eternity, including the technology used to develop Pillars of Eternity (collectively, the “Pillars IP”). In January 2015 transferred the Pillars IP to DRIL. DRIL has the same owners, with the same percentage ownership interests, as Obsidian, and Feargus Urquhart is the CEO of both companies. DRIL, as intellectual property owner, has previously relied on Obsidian to develop Pillars of Eternity: The White March Parts I and II. It is DRIL’s intention to continue to use Obsidian to develop Pillars IP products.

Obsidian was founded in 2003 by former members of Black Isle Studios. Since then, Obsidian has gained notoriety for a number of critically successful role-playing games developed with both licensed and proprietary intellectual property. Obsidian had its first game, Star Wars: Knights of the Old Republic II – The Sith Lords, published in 2004 by LucasArts. Over Obsidian’s history, it has shipped 16 games across 8 platforms. In September 2012, Obsidian launched a Kickstarter campaign to fund Pillars of Eternity and raised almost 400% of its initial goal of $1,100,000, collecting $3,986,929 from 73,986 backers.

Obsidian has a history of developing games on multiple platforms, and many of its games have met with critical and commercial success. During the most recent five calendar years, and since then, the following games developed by Obsidian have been published:

Year of Release	Title	Total Revenue to Obsidian (approx.)(1)	Initial Retail Price	Platforms
2014	South Park: The Stick of Truth	Confidential	$59.99	Microsoft Windows, PlayStation 3, Xbox 360
2015	Pillars of Eternity	$16,500,000	$44.95	Microsoft Windows, Linux, Mac OSX
2015	Skyforge	Confidential	Free with micro-transactions(2)	Microsoft Windows
2015/6	Pillars of Eternity: The White March, Parts 1 and 2	$2,000,000	$24.95	Microsoft Windows
2015	Armored Warfare	Confidential	Free with micro-transactions(2)	Microsoft Windows
2016	Pathfinder Adventures	$626,590	Free with micro-transactions(2)	Microsoft Windows, iOS, Android
2016	Tyranny	Confidential	$44.99	Microsoft Windows, Linux, Mac OSX

(1)	This sales information is not a complete representation of the financial performance of the games cited, because it does not include all the expenses that would affect whether a game is profitable. Also, such information has not been prepared in accordance with GAAP, nor audited in accordance with GAAP, nor audited in accordance with generally accepted auditing standards, or GAAS.

(2)	Players can access and play the game for free, and once in the game can spend money to purchase virtual goods.

Among the seven Obsidian games that have been published and released since 2012, five games generated sales receipts to DRIL/Obsidian that exceeded Obsidian’s development costs, and two games generated sales receipts to DRIL/Obsidian that were less than Obsidian’s development costs. DRIL and Obsidian believe that one of these two games that have not covered their development costs will cover those costs within approximately the next 18 months. Pillars of Eternity, launched in March 2015, had as of December 31, 2016 sold approximately 954,000 units and generated approximately $16,500,000 in revenue for DRIL/Obsidian. The foregoing sales information is not a complete representation of the financial performance of the games cited, because it does not include all the expenses that would affect whether a game is profitable. Also, such information has not been prepared in accordance with GAAP, nor audited in accordance with GAAS.

Obsidian has developed games with development budgets across a wide range of sizes, from budgets of approximately $1.5 to $55 million. Fig believes, and DRIL and Obsidian have reported to Fig that they believe, that the funds from the Fig crowdfunding campaign and internal investment by DRIL and Obsidian will be sufficient to complete the development of Pillars of Eternity II: Deadfire to a commercially marketable level, consistent with the Pillars of Eternity II License Agreement.

Obsidian currently has four games in development: Pillars of Eternity II; Tyranny DLC; Pathfinder: Adventures; and an unannounced title with a major publisher. Fig, DRIL and Obsidian are of the view that Obsidian is sufficiently staffed to handle the development of all these games. Obsidian employs approximately 175 full-time employees, including development personnel specializing in design, animation, 3D art, audio engineering, production, writing, programming and concept art. From time to time, Obsidian works with contractors for specialized work relating to game development, such as quality assurance.

Over the fourteen years since its founding, Obsidian has had four projects in the process of development cancelled prior to their release. These projects were cancelled due to various reasons, including in one case the inability to secure completion funding; in another case concern by the publisher over marketability arising after the pre-production phase was completed; in another case concern that the product budget was going to grow to a level that was not justifiable in light of sales projections; and in another case the publisher’s decision that the product would not fit within its portfolio. Two of these cancellations resulted in Obsidian failing to cover its costs, while the other two cancellations did not. In connection with the two most recent of these cancellations, Obsidian responded in part by reducing its headcount, in December 2016 and in March 2012.

Originally funded entirely by work-for-hire agreements with major publishers such as LucasArts, Ubisoft, SEGA and Atari, Obsidian turned to alternative and self-funding for a number of projects in order to lessen the impact on it of changes arising from time-to-time in its publishers’ business desires and directions. Obsidian has also continued to invest in its own internal development technology and methods, in order to more efficiently develop and deliver its products. Under either a work-for-hire business model or an alternative and self-funding business model, developers, including DRIL/Obsidian, face a number of risks and challenges to their businesses, including the potential failure of a game to generate enough sales to justify the development effort or to generate sales for more than a short game life cycle; the length, expense and uncertainty of the development process; creative and technical challenges; competition for game sales and development talent; the difficulties of protecting intellectual property rights; and other risks. However, by operating under an alternative and self-funding business model, developers, including DRIL/Obsidian, can typically realize more return from their development efforts than under a work-for-hire model, and also keep their intellectual property rights. On the other hand, an alternative or self-funding business model involves its own risks and challenges, including for DRIL/Obsidian. These risks and challenges include working with funding sources that may be smaller and less creditworthy than large, traditional publishers; potential difficulties in being highlighted on popular crowdfunding sites or otherwise being able to successfully publicize crowdfunding campaigns; attracting crowdfunding supporters; collecting crowdfunding amounts; and being reliant on distributors for the generation and collection of sales receipts.

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It is Fig’s view that, based on its knowledge of DRIL, Obsidian and their operations, including the information discussed above, and the fact that the game being developed is a sequel to a prior game, and that as a result much is already determined as to its design, characters, voice actors, music and sound, DRIL and Obsidian are qualified to deliver Pillars of Eternity II on time and as agreed in the Pillars of Eternity II License Agreement.

For a discussion of the risks that apply to DRIL and Obsidian, please see “Risk Factors – Risks Related to The Current Game and Developer”.

Pillars of Eternity II License Agreement

In March 2017, Fig entered into the Pillars of Eternity II License Agreement with DRIL and Obsidian to co-publish Pillars of Eternity II on certain licensed platforms. As of the date of this offering circular, the Company, DRIL and Obsidian have finalized the terms of the Pillars of Eternity II License Agreement, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC. The material terms of this license agreement are described below.

Pillars of Eternity II License Agreement Material Terms

Term	Description

Conditions	As a condition precedent to Fig entering into the Pillars of Eternity II License Agreement:

●	Fig determined that the crowdfunding campaign for Pillars of Eternity II on Fig.co, conducted in January 2017 and February 2017, was a success. The campaign raised $2.15 million in rewards crowdfunding for DRIL.

Fig Funds

The amount of the Fig Funds to be provided by Fig pursuant to the Pillars of Eternity II License Agreement will be up to $2,250,000, the precise amount to be finally determined at or prior to the closing of this offering.

The Fig Funds will be paid out of Fig’s general funds. The Fig Funds will be disbursed to DRIL no later than 60 days after the successful completion of the Pillars of Eternity II crowdfunding campaign on Fig.co. The Fig Funds may only be used to pay for the development and publishing of Pillars of Eternity II. The Fig Funds will be non-recoupable (except in certain circumstances if the license agreement is terminated). We intend to publicly disclose the precise amount of the Fig Funds to be made in respect of Pillars of Eternity II once it is determined, by means of a supplement to this offering circular, or if determined after the closing of this offering, by filing a Current Report on Form 1-U with the SEC.

Developer Obligations	Among other obligations, DRIL must:

●	provide interim versions of Pillars of Eternity II for inspection upon reasonable notice;
●	notify Fig after engaging any co-publisher or distributor;
●	not grant liens over its intellectual property in Pillars of Eternity II to third parties for a period of one year after the commercial release of Pillars of Eternity II; and

●	maintain records of its use of the Fig Funds, which records Fig may examine upon notice.

License	Fig has a non-exclusive, irrevocable, worldwide, fully paid up, sub-licensable right and license to use, license, sublicense, sell, advertise, promote, publicly perform, distribute, display, and otherwise utilize Pillars of Eternity II solely for and solely in connection with publishing, distributing, selling, licensing, advertising, marketing and promoting the game on Fig.co to consumers and to approved distributors, including updates and enhancements to the game but excluding downloadable content (“DLCs”) or expansions for the game, subject to and as may be limited by any licenses DRIL has granted or will grant to any third-party co-publisher.

It is possible that DRIL may accept additional development funds for Pillars of Eternity II from a third party or third parties. Both DRIL and Fig are of the view that additional spending on the development of the game could result in a more commercially appealing game and thereby raise sales receipts once the game is published.

Except as expressly provided in the Pillars of Eternity II License Agreement, DRIL retains all rights, including all intellectual property rights and other proprietary rights, in and to Pillars of Eternity II, including but not limited to the right to create, market, manufacture, distribute and sell derivative and ancillary works based thereon including, without limitation, sequels, prequels, ports, conversions, and translations, on various platforms whether now known or hereinafter devised.

Collateral	DRIL will deliver to Fig 5,000 valid Steam game keys for Pillars of Eternity II (the “Fig Keys”) on the PC Licensed Platforms (or such other keys format as mutually agreed) no later than 14 days from the commercial launch of Pillars of Eternity II. The Fig Keys will be solely owned by Fig and will be used for the sale of Pillars of Eternity II by Fig on Fig.co, or by any distributors that Fig has engaged to distribute Pillars of Eternity II and that DRIL has pre-approved. The price offered for purchase of the Fig Keys will not at any point in time be less than the then current price of Pillars of Eternity II on Steam. In the event that DRIL underpays the amounts owed to Fig under the Pillars of Eternity II License Agreement, Fig shall have full rights and license to sell, at Fig’s sole discretion, an amount of Fig Keys through any distributor, and retain 100% of the sales receipts of those sales sufficient to offset any underpaid amount.

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Licensed Game	Pillars of Eternity II, a sequel to Obsidian’s earlier game Pillars of Eternity.
Licensed Platforms	The Microsoft Windows, Apple Macintosh and Linux operating systems and all future versions thereof.

Game Delivery Date	DRIL currently estimates that the expected delivery date of will be no later than March 31, 2018, as may be extended by DRIL for up to six months, and as may thereafter be extended only by mutual agreement of DRIL and Fig.

Derivative Works Holdback	DRIL will be required to wait a period of one (1) year from the date that Fig makes Pillars of Eternity II generally available to the public on the Licensed Platforms to publish any video game, virtual reality or other interactive derivative works of Pillars of Eternity II that is sold or licensed as a separate executable format for the Licensed Platforms, including, without limitation, any prequels, sequels, spinoffs or other video games based upon or otherwise featuring any of the settings, characters or “universe” of Pillars of Eternity II, without Fig’s prior written consent; provided, that the release of DLCs are excluding from the foregoing restrictions.

Fig Share	Fig’s revenue share will be equal to the “Calculated Rate” multiplied by the “Gross Receipts”: The “Calculated Rate” will be:

a.	Until the Fig Share cumulatively reaches an amount equal to 1.13 times the Fig Funds, the “Calculated Rate” shall equal the quotient of the Fig Funds divided by $14,000,000.
b.	Thereafter, the “Calculated Rate” shall equal the quotient of the Fig Funds divided by $28,000,000.
c.

If at any time the monthly amount of the Fig Share falls to less than $1,000 for three (3) consecutive months, then at the end of such 3-month period the accrual of the Fig Share shall be suspended. Thereafter, if at any time the monthly amount of the Fig Share that would have accrued, had accrual not been suspended, equals or exceeds $1,000 for three (3) consecutive months, then at the end of such 3-month period the Fig Share shall again accrue. No Fig Share shall be due to Fig in respect of any period during which accrual is suspended.

“Gross Receipts” will be the Pillars of Eternity II sales receipts actually received by DRIL (or by Fig from Fig.co or any pre-approved distributors used by Fig). DRIL will ensure that Obsidian shall not collect receipts without promptly providing them to DRIL.

As a matter of clarity, Gross Receipts include any advances or upfront license fees from third party co-publishers when such advances have been recouped by such co-publishers.

Under the Pillars of Eternity II License Agreement, DRIL will collect most or all of the receipts from distributors from the sale of Pillars of Eternity II, net of distributor fees, and then allocate such receipts among itself, Fig and any third-party co-publisher(s) that DRIL has engaged to publish Pillars of Eternity II. There can be no assurance that these arrangements will not lead to nonpayment or underpayment to Fig of its Pillars of Eternity II revenue share. Under the Pillars of Eternity II License Agreement, DRIL is required to maintain, and to cause Obsidian to maintain, books and records reasonably sufficient to permit verification of its payments of receipts to Fig, and Fig may examine these books and records. However, in the ordinary course the business relationship under the Pillars of Eternity II License Agreement, DRIL’s collections and payments of receipts will not be subjected to audits or other third-party verification efforts that are conducted for Fig’s benefit. In addition, although DRIL may have audit rights with some of the distributors from which it will receive receipts from sales of Pillars of Eternity II, disputes with distributors regarding their payments could harm relationships with the distributor and could be costly and time-consuming to pursue. As a result, it may not be commercially feasible for DRIL to verify payments made to it by distributors.

Termination for Cause

DRIL and Fig shall each have the right to terminate Pillars of Eternity II License Agreement upon a material default or breach by the other party, which the breaching party is not able to remedy within thirty (30) days, or upon a party seeking protection under any bankruptcy, receivership, trust, deed, creditor's arrangement, or comparable proceeding, or if any such proceeding is instituted against such other party and not dismissed within ninety (90) days.

Quarterly Meetings	DRIL shall provide a report no later than the last business day of each calendar quarter prior to the Game Delivery Date regarding the status of the development of Pillars of Eternity II. Fig and DRIL will also schedule meeting each calendar quarter prior to the Game Delivery Date to discuss such reports and any other matters of concern.

Creative Control	DRIL shall have final creative control over the development, final quality assurance, design, marketing and commercial exploitation of Pillars of Eternity II and/or the trademarks, trade names, service marks, service names and logos proprietary to DRIL related to Pillars of Eternity II, including without limitation any and all uses of cross-promotions and viral promotion with other DRIL owned products and services and any other methods of promotion either now existing or hereinafter invented. Fig shall consult with DRIL from time to time to inform DRIL of the status of all of its efforts with respect to the foregoing in regard to Pillars of Eternity II. Final approval on all creative issues connected with such products shall, however, rest with DRIL.

Indemnification; Limitation of Liability

The parties agree to mutual indemnification for claims arising out of: (i) breach of the license agreement; (ii) any claims by the indemnifying party’s creditors to the effect that the indemnified party is responsible or liable for the indemnifying party’s obligations; and (iii) the use of license granted pursuant to the Pillars of Eternity II License Agreement.

Neither party shall be liable to the other party for indirect, special, incidental, punitive or consequential damages, or any amount in excess of the amount Fig pays to DRIL under the license agreement 12 months prior to the date on which a claim giving rise to liability is made.

The foregoing description of the Pillars of Eternity II License Agreement terms is a summary only and is qualified in its entirety by reference to the full Pillars of Eternity II License Agreement, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC.

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Fig Service Fee

Fig has determined not to charge a Fig Service Fee in connection with Pillars of Eternity II, because of its belief in the potential success of Pillars of Eternity II, because Fig is still developing its business and because DRIL has been one of the first licensors and developers to permit Fig to use Fig.co to conduct a Regulation A Offering in respect of a game.

Fig Game Shares – Pillars of Eternity II

Fig Game Shares – Pillars of Eternity II are designed to reflect the economic performance of the Pillars of Eternity II License Agreement. The Fig Game Shares – Pillars of Eternity II have the specific terms set forth in this offering circular in the section entitled “Summary – The Offering” and in this section, “The Current Game, Developer and Shares”, and the general terms common to all our Fig Game Shares that are set forth in this offering circular in the section entitled “Description of Company Securities – Preferred Stock”. All proceeds from the Shares will go into our general account, and will be used to support Fig’s operations and business activities generally.

As part of the crowdfunding campaign for Pillars of Eternity II on Fig.co, conducted in January 2017 and February 2017, reservations were received for the purchase of $2,850,000 of Fig Game Shares – Pillars of Eternity II. To the extent the amount reserved at the closing of this offering exceeds $2,250,000, we will have discretion as to which reservations to accept, although we currently anticipate accepting reservations on a first-come, first-served basis. Upon qualification of this offering with the SEC, we will be able to complete sales of Fig Game Shares – Pillars of Eternity II. When we complete all the sales of Fig Game Shares – Pillars of Eternity II in this offering, we will publicly disclose the final amount of Fig Game Shares – Pillars of Eternity II sold, including by means of forms filed with the SEC that will be posted on the SEC’s website, in the EDGAR database.

Anticipated Sharing of Sales Receipts from Pillars of Eternity II

Elsewhere in this offering circular, in the section entitled “Our Business – Key Aspects of Our Business – Crowdfunding Campaigns –Investment Portion of a Crowdfunding Campaign”, we provide illustrations and tables showing how the sales receipts from a typical game that we publish will be allocated and how dividends to holders of the related Fig securities will be determined. This sharing of Pillars of Eternity II sales receipts will be determined using the revenue sharing and dividend formula illustrated in the table below. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the Pillars of Eternity II License Agreement, all of that price, minus the distributor’s fee, is collected by DRIL or Fig. For purposes of this table, gross receipts are assumed to be $1,000,000. The ending amount, at the bottom of the last column of the table, is the dividends per Fig Game Share – Pillars of Eternity II generated per $1,000,000 of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of Pillars of Eternity II sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that Pillars of Eternity II will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay DRIL, Fig and the holders of Fig Game Shares – Pillars of Eternity II as contemplated below.

Revenue Sharing and Dividend Formula
Assumed Gross Sales Revenue		Minus Distributors’ Fees (30%) (2)		Equals Gross Receipts	Of which, Developer's Revenue Share		Of which, Fig's Revenue Share		Multiplied by Divided Rate	Equals Dividends	Equals Dividends Per Share
$1,000,000	(1)	$300,000	(2)	$700,000	$587,500	(3)(4)	$112,500	(3)(4)	85%	$95,625.00	$42.50	(5)

(1)	We expect the initial retail price of Pillars of Eternity II to be $44.99. However, the retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes.

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(2)	30% of the retail price is a typical amount for a distributor currently to charge for selling a game such as Pillars of Eternity II.

(3)

DRIL and Fig will divide the gross receipts, with Fig’s revenue share being equal to the “Calculated Rate” multiplied by the “Gross Receipts”, each as defined below:

The “Calculated Rate” will equal the quotient of the Fig Funds divided by $14,000,000 until the Fig Share cumulatively reaches an amount equal to 1.13 times the Fig Funds, and the quotient of the Fig Funds divided by $28,000,000 thereafter, provided that if at any time the monthly amount of the Fig Share falls to less than $1,000 for three (3) consecutive months, then at the end of such 3-month period the accrual of the Fig Share shall be suspended. Thereafter, if at any time the monthly amount of the Fig Share that would have accrued, had accrual not been suspended, equals or exceeds $1,000 for three (3) consecutive months, then at the end of such 3-month period the Fig Share shall again accrue. No Fig Share shall be due to Fig in respect of any period during which accrual is suspended.

The “Gross Receipts” will be the Pillars of Eternity II sales receipts actually received by DRIL (or by Fig from Fig.co or any pre-approved distributors used by Fig). DRIL will ensure that Obsidian shall not collect receipts without promptly providing them to DRIL. As a matter of clarity, Gross Receipts include any advances or upfront license fees from third party co-publishers when such advances have been recouped by such co-publishers.

Under the Pillars of Eternity II License Agreement, DRIL will collect most or all of the receipts from distributors from the sale of Pillars of Eternity II, net of distributor fees, and then allocate such receipts among itself, Fig and any third-party co-publisher(s) that DRIL has engaged to publish Pillars of Eternity II. There can be no assurance that the arrangement will not lead to nonpayment or underpayment to Fig of its Pillars of Eternity II revenue share. Under the Pillars of Eternity II License Agreement, DRIL is required to maintain, and to cause Obsidian to maintain, books and records reasonably sufficient to permit verification of its payments of receipts to Fig, and Fig may examine these books and records. However, in the ordinary course of the business relationship under the Pillars of Eternity II License Agreement, DRIL’s collections and payments of receipts will not be subjected to audits or other third-party verification efforts that are conducted for Fig’s benefit. In addition, although DRIL may have audit rights with some of the distributors from which it will receive receipts from sales of Pillars of Eternity II, disputes with distributors regarding their payments could harm relationships with the distributor and could be costly and time-consuming to pursue. As a result, it may not be commercially feasible for DRIL to verify payments made to it by distributors.

(4)	Assumes all $2,250,000 of the securities being offered in this offering are sold. The resulting revenue share to Fig would be 16.1% of gross receipts. Importantly, the developer’s revenue share in the table above may decrease or increase depending on the amount of Fig Funds, and will also decrease if the aggregate adjusted gross receipts from Pillars of Eternity II cross a defined sales threshold of $2.52 million. The table below illustrates the effects that each of these variables would have on the amount shown in the table above for Dividends Per Share per $1,000,000 of gross sales revenue:

	If the Fig Funds are:
	$2,250,000		$1,750,000	$1,250,000
Until $2,520,000 in Gross Receipts:
Dividends Per Share per $1,000,000 of gross sales revenue	$42.50	*	$33.06	$23.61

After $2,520,000 in Gross Receipts:
Dividends Per Share per $1,000,000 of gross sales revenue	$21.25		$16.53	$11.81

* Used as the example in the prior table.

(5)	The end result will be the aggregate dividends to be paid to the holders of Fig Game Shares – Pillars of Eternity II, to be divided evenly among all such Fig Game Shares outstanding. In all events, Fig’s Board may in its discretion from time to time pay more than this end result to the holders of Fig Game Shares – Pillars of Eternity II, if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce the size of a dividend, if it believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law.

Amounts will only become available for such sharing and payment of dividends if and when Pillars of Eternity II generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – Pillars of Eternity II, in proportion to the number of shares held.

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Under Fig’s dividend policy, if Pillars of Eternity II is successfully developed and published, then, during such time as Pillars of Eternity II is generating sales receipts, an investor in Fig Game Shares – Pillars of Eternity II may expect to receive dividends for each share of Fig Game Shares – Pillars of Eternity II held by the investor as follows:

The table above embodies assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates, there can be no assurance that any one or more of these assumptions will in fact apply. In particular:

●	There can be no assurance as to when Pillars of Eternity II may begin to generate sales; or when it may reach any particular number of unit sales, or when its sales may be begin to drop or cease. The table above does not in any way illustrate anticipated sales performance over time.

We are not aware of any way to reliably predict the amount of sales, or sales rate, of one game from the amount of sales, or sales rate, of another game. However, we note that Pillars of Eternity, the preceding game in the Pillars of Eternity series, launched in March 2015, had as of December 31, 2016 sold approximately 954,000 units. We caution prospective investors against relying upon the foregoing to assume or otherwise conclude that Pillars of Eternity II will achieve any particular amount of sales, or any particular sales rate.

●	We expect the initial retail price of Pillars of Eternity II to be $44.99. The retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes. Were the game sales price in the table above to be discounted by about 50% to $22.50 after unit sales reached 300,000 full priced units, then the Investor Breakeven point based on 85% dividend payments would not be reached until approximately 786,275 were sold.

Dividends on Fig Game Shares – Pillars of Eternity II will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as Pillars of Eternity II is successfully developed and published and Pillars of Eternity II sales receipts begin to be received.

For a step-by-step textual explanation of our dividend policy, see “Our Dividend Policy”.

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Transfer Restrictions Imposed on Fig Game Shares – Pillars of Eternity II

No holder of Fig Game Shares – Pillars of Eternity II shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its discretion, each such document being in form and substance satisfactory to the Company in its discretion.

Our Ability to Void a Sale of Fig Game Shares – Pillars of Eternity II

Fig has the right to void a sale of Fig Game Shares – Pillars of Eternity II made by it, and cancel the shares or compel the shareholder to return them to us, if Fig has reason to believe that such shareholder acquired such Fig Game Shares as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if the shareholder or the sale to the shareholder is otherwise in breach of the requirements set forth in Fig’s certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Cancellation by the Company of Fig Game Shares – Pillars of Eternity II

Our Board may, in its discretion, cancel the series of Fig Game Shares – Pillars of Eternity II. Such cancellation would mean that all rights of a holder of Fig Game Shares – Pillars of Eternity II would cease and such holder would no longer be entitled to dividends or any other economic or other benefit. In general, we would expect to cancel a series of Fig Game Shares if the associated game has failed to meet a minimum earnings floor following a sufficiently extensive period of time. Under the Pillars of Eternity II License Agreement, Fig’s revenue share will decrease to 0% after Fig receives less than $1,000 under the Pillars of Eternity II License Agreement for three consecutive months, subject to reinstatement at the prior rate if Fig thereafter receives $1,000 or more under the Pillars of Eternity II License Agreement for three consecutive months. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earnings potential of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some additional amount of dividends.

Our Board, in its discretion, may also cancel the series of Fig Game Shares – Pillars of Eternity II in connection with paying a dividend in respect of or redeeming the Fig Game Shares – Pillars of Eternity II in the event of a Disposition Event in which all or substantially all of the Game Shares Asset corresponding to the Fig Game Shares – Pillars of Eternity II is disposed of. See “—Dividend or Redemption upon Disposition of Pillars of Eternity II Game Shares Asset”, below.

Dividend or Redemption upon Disposition of Pillars of Eternity II Game Shares Asset

In the event of a Disposition Event (as defined below), on or prior to the 120th day following the consummation of such Disposition Event, our Board, in its discretion, may, but is not required to:

(i)	declare and pay a dividend in cash, securities (other than shares of Fig Game Shares – Pillars of Eternity II) or other assets of the Company, or any combination thereof, to the holders of Fig Game Shares – Pillars of Eternity II, with an aggregate Fair Value (as defined in our certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our certificate of incorporation), such dividend to be paid on all shares of Fig Game Shares – Pillars of Eternity II outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of Fig Game Shares – Pillars of Eternity II if permitted under the terms described above under “ – Cancellation by the Company of Fig Game Shares – Pillars of Eternity II”; or

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(ii)	if such Disposition Event involves all (and not merely substantially all) of the Game Shares Asset corresponding to the Fig Game Shares – Pillars of Eternity II, redeem all outstanding shares of Fig Game Shares – Pillars of Eternity II for cash, securities (other than shares of Fig Game Shares – Pillars of Eternity II) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of Fig Game Shares – Pillars of Eternity II outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of Fig Game Shares – Pillars of Eternity II.

For purposes of the foregoing, “Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Company or any of its affiliates, in one transaction or a series of related transactions, of a Game Shares Asset, or substantially all of a Game Shares Asset, or any of the Company’s or any such affiliate's interests therein, to one or more persons or entities.

For purposes of the foregoing, “Game Shares Asset corresponding to the Fig Game Shares – Pillars of Eternity II” means, as of any date, with respect to the Fig Game Shares – Pillars of Eternity II, a percentage interest in the following: (i) all assets, liabilities and businesses of the Company to the extent attributed to the publishing rights held by the Company under the Pillars of Eternity II License Agreement; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such publishing rights, or contributed, allocated or transferred to the Company in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the Fig Game Shares – Pillars of Eternity II preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. See “Description of Company Securities – Preferred Stock.”

Liquidation, Dissolution, etc.

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Fig Game Shares – Pillars of Eternity II shall be entitled to receive (x) all dividends and other distributions declared on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset corresponding to the Fig Game Shares – Pillars of Eternity II less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of Fig Game Shares – Pillars of Eternity II held by them; but in such event such holders shall not be entitled to any additional amounts.

Other Matters Specific to the Current Game, Developer and Shares

Conflicts of Interest

Please see “Interests of Management and Others in Certain Transactions” and “Risk Factors” for a description of significant actual, potential and perceived conflicts of interest among the Company, our Parent, and other relevant persons.

In addition, in regard to the developer and game to which this offering relates, Obsidian owns warrants to acquire shares of our Parent. Feargus Urquhart, the Chief Executive Officer of DRIL and the Chief Executive Officer and a founder of Obsidian, is a member of the Advisory Board of our Parent and owns options to acquire shares of our Parent. Mr. Urquhart’s biography can be found in “Directors, Executive Officers and Other Significant Individuals – Advisory Board of Our Parent”.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made in “Risk Factors” and elsewhere in this offering circular that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this offering circular.

Overview

Our company was incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., our Parent. We have only recently begun operations and has to date relied substantially on our Parent for support in the conduct of our business. We have not yet earned a significant amount of revenues and we have little operating history, which may make it difficult for potential investors to evaluate our business and assess our future viability and prospects. We have, at this time, limited assets and resources and receive substantial ongoing support from our Parent under the Cost Sharing Agreement, which is described in more detail in “Our Business— Cost Sharing Agreement with Our Parent”. Pursuant to the Cost Sharing Agreement, our Parent provides the Company with management and administrative services, as well as services relating to information technology support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The services of our executive management and other personnel are currently performed by employees and principals of our Parent, and the costs of such services are allocated between the Company and our Parent pursuant to the Cost Sharing Agreement.

Results of Operations of the Company

Our Parent was formed on October 27, 2014 and commenced operations in April 2015. Prior to our formation on October 8, 2015, we did not operate as a separate legal entity. Accordingly, our consolidated financial statements prior to our formation were prepared on a “carve-out” basis from our Parent’s accounts, and reflect the historical balance sheet accounts directly attributable to us together with allocations of costs incurred by our Parent. These allocations may not be reflective of the actual levels of assets, liabilities, income or costs that would have been incurred had we operated as a separate legal entity. Certain estimates, including allocations from the Parent, have been made to provide financial statements, for stand-alone reporting purposes, for the period prior to October 8, 2015. All transactions between our Parent and us prior to our formation were classified as net transfers from our Parent to us (aggregating $242,161) in our consolidated balance sheet at September 30, 2015. We believe that the assumptions underlying the carve-out financial information are reasonable; however, the resulting financial information does not necessarily reflect what our results of operations, financial position and cash flows would have been on a stand-alone basis. The cost allocation methods applied to certain common costs include the following:

●	Specific identification. Where the amounts were specifically identified within our company, they were classified accordingly.

●	Reasonable allocation. Where the amounts were not clearly or specifically identified, management determined if a reasonable allocation method could be applied.

Upon our formation, our Parent did not contribute any assets to us and we did not assume any liabilities from it. As a result, the assets and liabilities allocated to us in our “carve-out” financial statements, other than $104,540 of deferred offering costs, which benefited us directly, were considered returned to our Parent. At the date of our inception, October 8, 2015, the assets and liabilities allocated to us, other than the deferred offering costs, constituted a net liability of $251,309, which was recognized as a contribution to us from our Parent.

Our consolidated balance sheet at September 30, 2016 and our consolidated statement of operations for the year ended September 30, 2016 are presented based on our actual results as a separate legal entity. Our consolidated balance sheet at September 30, 2015 and our consolidated statement of operations for the period from October 27, 2014 (our Parent’s inception) to September 30, 2015 are presented based on the “carve-out” basis.

During the year ended September 30, 2016, we began providing marketing services to third parties with whom we have not entered into co-publishing license agreements, and during this period we generated approximately $8,000 in revenue from the provision of such services. Currently, we can provide no assurance as to the size of any additional revenues we may earn from providing such services. For the period from October 27, 2014 (inception) to September 30, 2015, we did not generate any revenue.

During the year ended September 30, 2016, we incurred approximately $2.2 million in expenses, comprised of approximately $622,000 in salaries and benefits, $45,000 in occupancy costs, $523,000 in professional fees, $69,000 in stock based compensation costs, $119,000 in marketing and promotion costs, $32,000 in travel expense, $675,000 in game development costs and $85,000 in other general and administrative expenses.

For the period from October 27, 2014 (inception) to September 30, 2015, we incurred approximately $389,000 in expenses, comprised of approximately $83,000 in salaries and benefits, $2,400 in occupancy costs, $216,000 in professional fees, $1,800 in stock based compensation costs, $57,000 in marketing and promotion costs, $16,000 in travel expense and $13,000 in other general and administrative expenses.

We have entered into or negotiated video game co-publishing license agreements for the games Psychonauts 2, Jay and Silent Bob: Chronic Blunt Punch, Consortium: The Tower, Make Sail, Wasteland 3, Trackless, Kingdoms and Castles, Little Bug, Solo and Pillars of Eternity II. In addition to these games, in some instances crowdfunding campaigns for particular games failed to meet their goals and we will not be publishing those games. We have near-term prospects for entering into additional game publishing license agreements that we believe represent substantial commercial opportunities.

We expect to incur increased expenses as a result of being a public reporting company under the rules applicable to companies that have conducted Regulation A offerings (for legal, financial reporting, accounting and auditing compliance), as well as for our business operations, business development and other general corporate expenses. We expect that our legal fees per offering will decrease after our first offering or first few offerings.

Our employees are also employees of our Parent, and the allocation of expenses to pay the salaries of such employees is set forth in the Cost Sharing Agreement. We share operating space with our Parent, in San Francisco, California.

Liquidity and Capital Resources of the Company

To date, we have relied substantially on our Parent for liquidity and capital resources. As of September 30, 2016, we had approximately $787,000 in cash and approximately $81,000 of working capital, resulting mainly from our Parent’s cash contribution to us of $1 million in July 2016, approximately $389,000 in outstanding advances to our Parent and $159,480 in funds temporarily held by our Parent. Our Parent repaid the last two amounts to us in full after September 30, 2016. Net cash provided by (used in) operating activities during the year ended September 30, 2016 and during the period from October 27, 2014 (inception) to September 30, 2015 was approximately $7,300 and ($226,000), respectively. Net cash used in investing activities during the same periods was approximately $389,000 and $15,000, respectively. Net cash provided by financing activities during the same periods was approximately $1.2 million and $240,000, respectively.

As further disclosed below, on September 30, 2016, we and our Parent jointly entered into a loan and security agreement (the “Loan and Security Agreement”) with Silicon Valley Bank, under which we and our Parent, individually and collectively, can borrow up to an aggregate of $1,000,000, all or substantially all of which is intended to be used in support of our business. See a further description of the Loan and Security Agreement below. As of the date hereof, borrowings of $750,000 are outstanding under the Loan and Security Agreement.

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In addition, on January 20, 2017, our Parent issued a press release stating that it had raised $7.84 million through the private issuance of new Series A preferred securities of its own. It is our understanding that our Parent intends to use a substantial majority of these proceeds in support of our business and operations, including by contributing some of the proceeds to Fig and using some of the proceeds to pay compensation to Fig personnel under the Cost Sharing Agreement. It is our understanding that our Parent intends to make such contributions to us from time to time as needed by us to support our business and operations.

Loan and Security Agreement with Silicon Valley Bank

On September 30, 2016, we and our Parent jointly entered into the Loan and Security Agreement with Silicon Valley Bank (“SVB”), under which we and our Parent, individually and collectively, can, subject to the terms and conditions of the Loan and Security Agreement, borrow up to an aggregate of $1,000,000 from SVB for use as working capital and for general business purposes. It is our intention, as well as our Parent’s intention, that all or substantially all of the borrowed amounts be used in support of our business. Pursuant to the agreement, SVB made advances available by December 31, 2016 in the aggregate principal amount of $1,000,000, including one advance, in the principal amount of $250,000, upon our Parent having received a fully executed term sheet evidencing an investment commitment to purchase at least $5 million of its equity securities. Repayments are due to SVB in thirty (30) equal monthly installments commencing April 1, 2017, plus monthly payments of accrued interest at a rate of 2% above the prime rate. Outstanding advances are repayable in full on September 1, 2019. Repayment is secured by a first priority security interest in favor of SVB in substantially all of our and our Parent’s assets, excluding intellectual property. SVB will be due a fee on September 1, 2019 of 1% of the principal amount of all advances made. The agreement imposes certain restrictions on us and our Parent, including on the ability to (i) transfer, assign or dispose of business or property, (ii) permit a Change in Control (as defined in the agreement), merger or consolidation, (iii) incur any Indebtedness or Liens (as defined in the agreement), (iv) maintain any Collateral Account (as defined in the agreement), (v) issue or distribute capital stock or membership interests, make distributions or pay dividends (other than dividends paid by Fig on its preferred stock), (vi) enter into transactions with affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than would be obtained in an arm-length’s basis with a non-affiliate, (vii) permit any subordinated debt or make certain amendments to any document relating to such debt and (viii) fail to comply with certain governmental regulations. Each of these restrictions is subject to certain exceptions, as specified in the Loan and Security Agreement. In connection with the Loan and Security Agreement, our Parent issued to SVB a ten-year warrant to purchase 104,529 shares of our Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions.

The foregoing is only a summary of the loan and security agreement, and is qualified in its entirety by reference to the agreement itself, a copy of which was filed as Exhibit 6.1 to our Current Report on Form 1-U, filed with the SEC on October 7, 2016.

In October 2016 and December 2016, the Company borrowed $750,000 and $250,000, respectively, under the Loan and Security Agreement. In December 2016, the Company repaid $250,000. As of the date hereof, borrowings of $750,000 are outstanding.

Going Concern

Our ability to continue as a going concern depends upon our ability to successfully accomplish the plans embodied in our business model and eventually secure other sources of financing and attain profitable operations. To date, we have depended substantially on our Parent to fund our operations and there is a risk that we and our Parent may be unable to obtain the financing, on acceptable terms or at all, necessary to continue our operations. As such, there is substantial doubt regarding our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Contractual Commitments

Current agreements relating to our operations, such as rental commitments, are in the name of our Parent. We will continue to operate under the Cost Sharing Agreement, pursuant to which our Parent and us agree to share costs of the support and services provided by our Parent. See “Our Business – Cost Sharing Agreement with Our Parent”.

Under the video game co-publishing license agreements we have entered into, as of March 17, 2017, we have incurred the following material ongoing contractual commitments:

Game Title	Fig Funds Committed

Psychonauts 2	$600,000 to $3 million (to be finally determined at or prior to the completion of closing of the offering of Fig Game Shares – PSY2) (as of the date indicated above, $618,500 closed on from private and Regulation A sales of Fig Game Shares – PSY2 and $350,000 paid to developer).

Jay and Silent Bob: Chronic Blunt Punch	Up to $400,000 ($50,000 paid to developer).

Consortium: The Tower	Up to $300,000 ($195,000 paid to developer).

Wasteland 3	$1,200,000 to $2,500,000 (to be finally determined at or prior to the closing of the offering of Fig Game Shares – Wasteland 3) (as of the date indicated above, $985,000 closed on from private sales of Fig Game Shares – Wasteland 3 and $909,000 paid to developer).

Make Sail	$29,000 (all paid to developer).

Trackless	$12,000 (all paid to developer).

Kingdoms and Castles	$84,000 (all paid to developer)

Little Bug	$28,000 ($0 paid to developer)

Solo	$50,000 ($0 paid to developer)

Pillars of Eternity II	Up to $2,250,000 (to be finally determined at or prior to the closing of the offering of Fig Game Shares – Pillars of Eternity II).

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We are not otherwise committed to make any material capital expenditures, and other agreements relating to our operations, such as rental commitments, are in the name of our Parent. We will continue to operate under the Cost Sharing Agreement, pursuant to which we and our Parent have agreed to share costs of the support and services provided by our Parent. See “Our Business – Cost Sharing Agreement with Our Parent”.

Game-Specific Accounting

Accounting for a Particular Game’s Sales

Fig expects to receive sales receipts in respect of each particular game net of distributors’ fees. Fig will deposit the amounts it receives in respect of each particular game into a separate account or sub-account under Fig’s control (each, a “sub-account”). As described in more detail under “Our Dividend Policy”, as to each sub-account, Fig will then, on a regular basis: allocate receipts into a revenue share for the developer and a revenue share for Fig; depending on the particular campaign, deduct the Fig Service Fee; depending on the particular campaign apply the Fig Game Shares Allotment Percentage; and pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy. In addition, Fig’s Board may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, if in its view business conditions permit it; and in all events our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

Fig intends to report, on a public, regular basis, on its allocation of sales receipts by game, by including the following table in its annual and semi-annual reports filed publicly with the SEC, updated to reflect the indicated information for the periods covered by such reports:

Sharing of Sales Receipts by Game

For the Year Ended September 30, 2016 (Unaudited) (1)

Fig Game (2)	Gross Receipts to Fig	Fig Service Fee	Adjusted Gross Receipts	Fig’s Revenue Share	Specified Portion for Dividends on Related Fig Game Shares		Aggregate Dividends on Related Fig Game Shares

Psychonauts 2	$0	$0	$0	$0	70%		$0

Jay and Silent Bob: Chronic Blunt Punch	$0	$0	$0	$0	NA	(3)	$0

Consortium: The Tower	$0	$0	$0	$0	NA	(3)	$0

Wasteland 3	$0	$0	$0	$0	NA	(4)	$0

(1)	This table has not been prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools, and should not be viewed as a substitute for or in isolation from measures of financial performance, financial position or cash flows determined in accordance with GAAP; nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies.

(2)	Fig has also entered into license agreements to publish the games Make Sail, Trackless, Kingdoms and Castles, Little Bug and Solo. However, investments relating to these games have been sold only in Accredited Investor Offerings and not publicly.

(3)	Not yet determined, as the planned Regulation A Offering in respect of this game has not yet begun.

(4)	Will be finally determined after the Regulation A Offering in respect of this game has been completed.

Accounting for a Particular Game’s Assets and Liabilities

In the event Fig were to dispose of assets and liabilities related to a particular game, under the certificates of designations of Fig’s respective series of Fig Game Shares, our Board may, in its discretion, but is not required to, declare and pay to the holders of the related series of Fig Game Shares a dividend in cash or other assets with a value equal to the allocable net proceeds of that disposition, or redeem the outstanding shares of that series of Fig Game Shares for cash or other assets with a value equal to the allocable net proceeds of that disposition. In addition, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of Fig, under the certificates of designations of Fig’s respective series of Fig Game Shares, holders of a particular series of Fig Game Shares shall be entitled to receive, in addition to declared or accrued dividends that have not been paid, an amount equal to the value of the total assets attributed to the related game less the total liabilities attributed to the related game. For a more complete description of these rights of Fig Game Share holders, see “Description of Company Securities — Preferred Stock”, and the certificates of designations of Fig’s respective series of Fig Game Shares filed with the SEC.

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Fig intends to keep track of those of its assets and liabilities that should be attributed to particular games according to the terms of the certificates of designations of its respective series of Fig Game Shares, and to report, on a public, regular basis, on its attribution of assets and liabilities by game, by including the following table in its annual and semi-annual reports filed publicly with the SEC, updated to reflect the indicated information as of the dates covered by such reports:

Allocation of Assets and Liabilities by Game

As of September 30, 2016 (Unaudited) (1)

Fig Game (2)	License Agreement Assets (3)	Other Assets (4)		License Agreement Liabilities (5)	Other Liabilities(6)	Net Equity (7)

Psychonauts 2	$0	$0	(8)	$0	$0	$0

Jay and Silent Bob: Chronic Blunt Punch	$0	$0		$0	$0	$0

Consortium: The Tower	$0	$0		$0	$0	$0

Wasteland 3	$0	$0		$0	$0	$0

(1)	This table has not been prepared in accordance with GAAP. Non-GAAP disclosures have limitations as analytical tools, and should not be viewed as a substitute for or in isolation from measures of financial performance, financial position or cash flows determined in accordance with GAAP; nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies.

(2)	Fig has also entered into license agreements to publish the games Make Sail, Trackless, Kingdoms and Castles, Little Bug and Solo. However, investments relating to these games have been sold only in Accredited Investor Offerings and not publicly.

(3)	Includes cash on hand, accounts receivable, prepaid expenses and other assets of Fig to the extent attributed to the publishing rights held by Fig under the related game license agreement.

(4)	Includes assets acquired or assumed by Fig for the account of the publishing rights held by Fig under the related game license agreement, or contributed, allocated or transferred to Fig in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation, and the proceeds of any disposition of any License Agreement Assets or Other Assets.

(5)	Includes accrued liabilities, accounts payable and other liabilities of Fig to the extent attributed to the publishing rights held by Fig under the related game license agreement.

(6)	Includes liabilities acquired or assumed by Fig for the account of the publishing rights held by Fig under the related game license agreement, or contributed, allocated or transferred to Fig in connection with such publishing rights (including indebtedness of Fig incurred in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation.

(7)	Equals the sum of the amounts in the columns to the left.

(8)	In its consolidated balance sheets as of September 30, 2016 and 2015, Fig has recorded the deferred offering costs relating to the offering of Fig Game Shares – PSY2 as an asset. After Fig completes the closing of this offering, it expects to net these deferred offering costs against the final proceeds from the offering, which it expects will eliminate all or substantially all of the recorded asset.

No Stand-Alone Audits

The application of the relevant revenue sharing and dividend formulas to sales receipts received by Fig, and the allocation of relevant assets and liabilities to particular games, will be undertaken on a regular basis by Fig’s accounting staff; the records generated thereby will be part of Fig’s accounting records and subject to Fig’s internal accounting controls; and Fig will publicly disclose, in its annual and semi-annual reports filed with the SEC, tables containing the information set forth above for each of its licensed games during the relevant periods covered in those reports. These tables will not be prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools; should not be viewed as a substitute for or in isolation from GAAP financial measures; and may not be comparable to other companies’ non-GAAP financial measures. In addition, Fig does not plan to have the calculations resulting from, or the methodologies underlying, the foregoing procedures subjected to stand-alone audits. As a result, our allocations of revenues and assets to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in those calculations, methodologies and applications, which could reduce Fig’s revenue share from a particular game, the dividends available to holders of the related series of Fig Game Shares or the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or some combination of the foregoing.

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DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT INDIVIDUALS

The directors, executive officers and other significant individuals of the Company, and their positions, ages, terms of office and approximate hours of work per week are as follows:

Name	Position (1)	Age	Term of Office	Approximate hours per week for part-time employees

Director: Justin Bailey	Sole Director	41	Began October 8, 2015	(1)

Executive Officers: Justin Bailey	Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer	41	Began October 8, 2015	(1)

Jonathan Chan	Chief Operating Officer	41	Began October 8, 2015	(1)

(1)	Our Chief Executive Officer and sole director, Justin Bailey, is also the CEO and a director of our Parent, and our Chief Operating Officer, Jonathan Chan, holds the same position at our Parent also. As part of their duties in their roles at our Parent, they each devote a substantial portion of their working time to the Company and its business. For a description of the Cost Sharing Agreement under which employee expenses in regard to them may be shared by us and our Parent, please see “Our Business — Cost Sharing Agreement with Our Parent”.

There are no family relationships between any two or more directors, executive officers or significant employees of the Company. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Director of the Company

Justin Bailey, Sole Director

Mr. Bailey has served as the Company’s sole director and Chief Executive Officer since inception. He has also served as Chief Executive Officer of our Parent since he founded our Parent in late 2014. Mr. Bailey's work in video games includes experience publishing a variety of premium, free-to-play, and mobile games, such as Broken Age (formerly known as Double Fine Adventures), Massive Chalice, and Middle Manager of Justice. Mr. Bailey currently serves as a director of Double Fine Productions, Inc., a position he has held since September 2013, and he previously served as the Chief Operating Officer of Double Fine Productions, Inc. a position he held from July 2012 to March 2015 where he established a new independent publishing label called “Double Fine Presents”. His responsibilities included running publishing, operations, and studio strategy. From August 2011 to June 2012, Mr. Bailey worked with various investors and investment groups interested in funding video games. From January 2010 to July 2011, Mr. Bailey served as Vice President, Business Planning and Development at Perfect World Entertainment where he lead all acquisitions, investments, licensing, strategic planning, and developer relations activities in North America, Korea, and Europe, and from 2008 to 2010 he served in business development at Namco Bandai Games America where he participated in mid-term M&A strategy, ran greenlight committees, and created title forecasts and P&Ls. Mr. Bailey holds a Bachelor of Business Administration degree from the M.J. Neeley School of Business, Texas Christian University.

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Executive Officers of the Company

Justin Bailey, Chief Executive Officer

Justin Bailey has served as Chief Executive Officer of the Company since its inception. Please see his biography above under “Directors, Executive Officers and Other Significant Individuals — Director of the Company”.

Jonathan Chan, Chief Operating Officer

Jonathan Chan has served as Chief Operating Officer of the Company and the Parent since October 2016, and as Vice President, Business Development and Strategy of the Company and the Parent from August 2015 to October 2016. From 2010 to 2015, Mr. Chan served as Senior Director, Business Development for Electronic Arts, where he led a business development team focused on digital publishing. At Electronic Arts, he worked with independent developers on deals with EA Partners, Electronic Arts’ third party publishing arm, and Origin, Electronic Arts’ PC game storefront and community. From 2006 to 2010, Mr. Chan was an investment banker with McNamee Lawrence & Co., a boutique investment bank, where he advised technology companies on mergers and venture capital transactions. From 2001 to 2006, Mr. Chan served as a corporate and securities lawyer at the law firm Wilson Sonsini Goodrich & Rosati, where he advised technology companies on mergers and venture capital transactions. Mr. Chan holds a B.A. in Economics and Political Science from Rice University and a J.D. from Harvard Law School.

Mr. Chan will devote a substantial portion of his work time to the Company, and the Company will pay of Mr. Chan’s compensation under the Cost Sharing Agreement.

Board of Directors of Our Parent

Justin Bailey

Mr. Bailey has served as a director of our Parent since its inception. Please see his biography under “Directors, Executive Officers and Other Significant Individuals — Director of the Company”.

Jonathan Chan

Mr. Chan has served as a director of our Parent since March 2017. Please see his biography under “Directors, Executive Officers and Other Significant Individuals — Director of the Company”.

Tim Schafer

Mr. Schafer has served as a director of our Parent since March 2015. Mr. Schafer is a games industry veteran, and has served as the Chief Executive Officer of Double Fine Productions, Inc. since its inception in July 2000. Mr. Schafer founded Double Fine Productions, Inc. after his departure that year from LucasArts, where he had helped design and develop many games, including Grim Fandango. Double Fine Productions, Inc. is the developer of many critically acclaimed video games, including the original Psychonauts and Brütal Legend. Double Fine Productions, Inc. is in the process of developing Psychonauts 2, a campaign for which was completed on Fig.co in January 2016. In February 2012, Mr. Schafer launched a record-breaking multi-million dollar crowdsourced funding campaign, Double Fine Adventures (ultimately named Broken Age), becoming the most funded and backed project ever on Kickstarter at that time, helping to establish Kickstarter and other crowdfunding mechanisms as a viable alternative to traditional venture capital and publisher funding for niche video game titles. In 2012, Mr. Schafer was listed among Fast Company’s Top 100 Most Creative People, and in 2006, he received a BAFTA Video Games Best Screenplay award for the original Psychonauts. Mr. Schafer received a bachelor’s degree from the University of California, Berkeley.

Nabeel Hyatt

Mr. Hyatt has served as a director of our Parent since March 2015. Mr. Hyatt is an early-stage investor and supporter of entrepreneurs building hardware, software and services startups that offer creative solutions to practical, everyday problems. Since February 2012, Mr. Hyatt has served as a partner at Spark Capital, a venture capital firm that invests in startup companies. Mr. Hyatt previously served as General Manager at Zynga Inc. from 2010 to 2012. Prior to that, Mr. Hyatt served as Chief Executive Officer of Conduit Labs, a social gaming startup company he co-founded in 2007, until August 2010 when it was acquired by Zynga, Inc. From August 2001 to November 2005, Mr. Hyatt helped start and then lead product development at Ambient Devices, an MIT Media Lab spin-out that worked with designers such as Yves Behar and Frank Gehry to bring a blend of IT and modern design to consumers. Mr. Hyatt received a B.A. in Design from the Maryland Institute College of Art, and studied Computer Science at Purdue University.

Jon Goldman

Mr. Goldman has served as a director of our Parent since March 2017.

Based in Los Angeles, Mr. Goldman is Managing Partner for Skybound, the IP holder of The Walking Dead and other top IPs. Mr. Goldman is also a Venture Partner at Greycroft, focused on videogames, VR/AR and eSports.  Previously, Mr. Goldman served as board member and CEO for two portfolio companies at Jerusalem Venture Partners in videogames and online video. Mr. Goldman was a founder, Chairman and CEO of Foundation 9 Entertainment, the largest independent videogame developer in the world at the time with 11 studios and 1000 employees. He sold the company in 2006. Foundation 9's studios created hundreds of videogames based on top tier global brands such as Star Wars, The Matrix, The Simpsons and Lord of the Rings. Mr. Goldman started his career at a boutique investment bank focused on US-Asia strategic deals. Jon attended Harvard, where he graduated magma cum laude in Asian Studies and Phi Beta Kappa, as well as the University of Kyoto and the entrepreneurial management program at UCLA’s Anderson School of Management. Mr. Goldman is an advisor to YouTube channel Machinima, female-focused video network Deca, language learning venture Jamtok, and real money casual gaming start up Oddz, and he was an investor in mobile developer Quark Games. Mr. Goldman is a board member of Common Cents, the largest children's participatory philanthropy program in the United States.

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Officers of Our Parent

Mr. Bailey has served as Chief Executive Officer of our Parent since its inception. Please see his biography under “Directors, Executive Officers and Other Significant Individuals — Director of the Company”.

Mr. Chan has served as Chief Operating Officer of the Company and the Parent since October 2016, and as Vice President, Business Development and Strategy of the Company and the Parent from August 2015 to October 2016. Please see his biography under “Directors, Executive Officers and Other Significant Individuals — Officers of the Company”.

Advisory Board of Our Parent

Our Parent has an Advisory Board consisting of the following persons:

Tim Schafer

Mr. Schafer has served as a director of our Parent since March 2015. Please see his biography under “Directors, Executive Officers and Other Significant Individuals — Board of Directors of Our Parent”.

Alex Rigopulos, Chief Creative Officer of Harmonix Music Systems, Inc.

Mr. Rigopulos co-founded Harmonix Music Systems, Inc., a video game development company, in 1995 with the mission of inventing new ways for non-musicians to experience the joy of making music, and served as Chief Executive Officer of Harmonix until May 2014 when he became the Chief Creative Officer. Prior to Harmonix, Alex studied computer music at the MIT Media Lab and music composition at MIT.

Feargus Urquhart, CEO of Dark Rock Industries Limited and CEO of Obsidian Entertainment, Inc.

Mr. Urquhart has been active in the video game industry since 1991, and rose to become the President of Black Isle Studios in the late 1990s. In June 2003, Mr. Urquhart co-founded Obsidian Entertainment, Inc. and he has served as its Chief Executive Officer since its founding. Obsidian Entertainment, Inc. is one of the world's premiere role-playing game development studios. Focusing on role-playing games (RPGs), Mr. Urquhart has helped develop or publish the video games Baldur’s Gate ; Fallout 1 & 2 ; Fallout: New Vegas ; Planescape : Torment ; South Park: The Stick of Truth ; and Pillars of Eternity.

Aaron Isaksen, Co-President and CEO of AppAbove Games

Mr. Isaksen is an early investor in our Parent and has been working in the digital entertainment and games industry since 1999. In June 2003, Mr. Isaksen co-founded AppAbove Games, a mobile games developer and publisher, where he currently serves as Co-President and Chief Executive Officer. In 2010, he also co-founded Indie Fund, a funding source for independent game developers. Since July 2014, Mr. Isaksen has served as Chairman of IndieBox, and he served as festival chair for IndieCade East 2014, a conference and festival celebrating independent video games. Mr. Isaksen is a frequent speaker at game conferences and a well-respected authority in the interactive entertainment industry. Mr. Isaksen received a Master’s degree in Electrical Engineering and Computer Science (EECS) from the Massachusetts Institute of Technology (MIT) in 2001 and a Bachelor’s degree in EECS from UC Berkeley in 1998. Mr. Isaksen is also a Ph.D. Student at the NYU Polytechnic School of Engineering Game Innovation Lab.

Brian Fargo, Chief Executive Officer of inXile Entertainment

Mr. Fargo has been in the games business since its infancy having founded Interplay Entertainment in 1983, where he served as Chief Executive Officer until 2001. Interplay Entertainment became a top 5 PC games publisher in the mid-1990s, having produced some of the most well-known video game franchises in the industry, including Bard’s Tale, Wasteland and Fallout. Interplay Entertainment also helped to launch the careers of the founders of some of the biggest video game developers in the world, such as Blizzard, Bioware and Treyarch. While at Interplay Entertainment, Mr. Fargo brought Universal/MCA in as an equity partner and later took Interplay Entertainment public in 1998. In addition, Mr. Fargo has served on our Board of the Interactive Digital Software Association, given key speeches at the industry's leading shows. Most recently, he was the keynote speaker at GDC China in November 2011. Mr. Fargo formed inXile in January 2002, where he serves as Chief Executive Officer, a position he has held since its inception. Mr. Fargo has helped raise millions of dollars of crowdsourced funding via Kickstarter for other inXile games, such as Wasteland 2 (just under $3 million), Torment: Tides of Numenera (just over $4 million) and The Bard's Tale IV (over $1.5 million).

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Studio Partner Agreements

The Company believes that its initial success will in part be dependent on its ability to attract established developers to engage the Company to publish their games, including follow-ons to games that already have existing fan bases. As one of its methods of seeking to attract established developers to Fig.co and to our Company, our Parent has entered into four agreements, which we refer to as “Studio Partner Agreements”. Pursuant to these Studio Partner Agreements, as amended, the developers have received warrants to purchase common stock of our Parent, which warrants vest and become exercisable upon the applicable developer launching a rewards crowdfunding campaign on Fig.co and engaging the Company to publish or co-publish one of its games. Pursuant to the Studio Partner Agreement with inXile, inXile’s warrants to purchase 276,186 shares of common stock of our Parent vest in connection with Fig’s co-publishing of Wasteland 3.

The developers and the number of shares of our Parent they may purchase pursuant to the warrants they received pursuant to their respective Studio Partner Agreements, when such warrants vest, are as follows:

Developer	Number of Shares of Our Parent that May be Purchased Pursuant to Warrants Granted
Double Fine Productions, Inc.	276,186 shares
Harmonix Music Systems, Inc.	200,000 shares
Obsidian Entertainment, Inc.	276,186 shares
inXile Entertainment, Inc.	276,186 shares

Advisory Board Agreements

The Company believes that its initial success will in part be dependent on its ability to attract qualified video game industry professionals to provide the Company with ongoing industry- and market-related advice. As one of its methods of seeking to attract qualified advisors for the Company, our Parent has entered into agreements, which we refer to as “Advisory Board Agreements”, with the four members of its Advisory Board, who provide advice to the Company as well as our Parent. Three of these Advisory Board members are executives of video game developers that have entered into Studio Partner Agreements. Pursuant to these Advisory Board Agreements, as amended, the advisors or the developers that employ them have received options to purchase common stock of our Parent, which options vest and become exercisable upon the recipient joining the Advisory Board of our Parent. Pursuant to an Advisory Board Agreement with Brian Fargo (who is the CEO of developer inXile), our Parent granted inXile non-qualified stock options to purchase 200,000 shares of common stock of our Parent, which options vested and became exercisable upon Mr. Fargo joining our Parent’s Advisory Board.

The members of the Advisory Board of our Parent and the number of shares of our Parent they may purchase pursuant to the options they received pursuant to their respective Advisory Board Agreements are as follows:

Advisory Board Member	Position at Game Developer	Number of Shares of Our Parent that May be Purchased Pursuant to Options Granted
Tim Schafer	CEO, Double Fine Productions, Inc.	200,000 shares
Alex Rigopulos	Chief Creative Officer, Harmonix Music Systems, Inc.	200,000 shares
Feargus Urquhart	CEO, Dark Rock Industries Limited and CEO, Obsidian Entertainment, Inc.	200,000 shares
Aaron Isaksen	Co-President and CEO, AppAbove Games	200,000 shares
Brian Fargo	CEO, inXile Entertainment, Inc.	200,000 shares (1)

(1)	Options granted to inXile, not Mr. Fargo individually.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below includes the aggregate annual compensation for the last completed fiscal year of the Company’s sole director and executive officer. The Company has one other officer, who for the sake of completeness has also been included in the table below.

Name	Capacities in which Compensation was Received	Salary (3)	Other Compensation (4)	Total Compensation (3)
Justin Bailey (1)	Chief Executive Officer and Sole Director	$81,111	$-	$81,111

Jonathan Chan (2)	Chief Operating Officer	$165,219	$26,100	$191,320

(1)	Our Chief Executive Officer and sole director, Justin Bailey, is also the CEO and a director of our Parent. As part of his duties in those roles, he devotes a substantial portion of his working time to the Company and its business. He receives compensation from our Parent, 50% of which expense is allocated to our Parent and 50% of which expense is allocated to Fig. For a description of the Cost Sharing Agreement under which employee expenses in regard to him are allocated between our Parent and us , see “Business — Cost Sharing Agreement with Our Parent”. See Note (3), below for a discussion of the salary and total compensation figures presented for Mr. Bailey.

(2)	Our Chief Operating Officer, Jonathan Chan, is also the Chief Operating Officer of our Parent. As part of his duties in those roles, he devotes substantially all of his working time to the Company and its business. He receives compensation from our Parent, 100% of which expense is allocated to Fig. For a description of the Cost Sharing Agreement under which employee expenses in regard to him are allocated to us, see “Business — Cost Sharing Agreement with Our Parent”. See Note (3), below for a discussion of the salary and total compensation figures presented for Mr. Chan.

(3)	As reflected in the Company’s consolidated financial statements included elsewhere in this document, for the year ended September 30, 2016, the Company incurred, on an allocation basis, approximately $622,000 in salaries and benefits paid to all employees, including the salaries allocated to Justin Bailey and Jonathan Chan.

(4)	Represents the aggregate grant date fair value of awards of options to purchase shares of common stock of our Parent, computed in accordance with FASB ASC Topic 718 on an allocated basis.

Indemnification Agreements

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we have entered into separate indemnification agreements with our director and executive officer.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the numbers and percentages of our outstanding voting securities beneficially owned both immediately before and immediately after the closing of this offering (as qualified in the footnotes thereto) by:

●	each person known to us to be the beneficial owner of more than 10% of any class of our outstanding voting securities;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Our voting securities consist solely of our common stock. Neither the Fig Game Shares being offered hereby nor any other series of Fig Game Shares have or will have any voting rights. Therefore, the numbers and percentages below are the same both before and after the closing of this offering.

Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this offering circular. For purposes of computing the percentage of our outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this offering circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Fig Publishing, Inc., 599 Third Street, Suite 211, San Francisco, California 94107.

	Common Stock (1)
	Before the Offering (2)			After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Shares Beneficially Owned (3)	Number of Shares Beneficially Owned		Percentage Shares Beneficially Owned (3)

Loose Tooth Industries, Inc.	1,000,000		100.0%	1,000,000		100.0%
Justin Bailey	1,000,000	(4)	100.0%	1,000,000	(4)	100.0%
All directors and executive officers as a group (one individual, Justin Bailey)	1,000,000	(4)	100.0%	1,000,000	(4)	100.0%

(1)	The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws where applicable and any other information contained in the footnotes to this table.

(2)	As of December 31, 2016.

(3)	Based on 1,000,000 shares of common stock issued and outstanding as of December 31, 2016.

(4)	Justin Bailey is the Chief Executive Officer, a director and the largest shareholder of Loose Tooth Industries, Inc., and has voting and dispositive power with respect to the common stock of the Company held by Loose Tooth Industries, Inc. Loose Tooth Industries, Inc. is the holder of 100.0% of the outstanding common stock of the Company. By virtue of the foregoing, Mr. Bailey is deemed for the purposes hereof to beneficially own all of the outstanding voting securities of the Company. Mr. Bailey is also the sole director of the Company and its Chief Executive Officer.

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The Company expects that Fig Game Shares offered in this offering may be purchased by certain of its directors, officers, employees and affiliates, as well as certain directors, officers, employees and affiliates of the developer of the game whose sales receipts may support the declaration of dividends to holder of the Fig Game Shares. The Company will not reserve any allocations of Fig Game Shares for any such persons, and will not allocate Fig Game Shares to any such persons on any preferential basis. Any Fig Game Shares purchased in this offering by any such persons will be offered and sold on the same terms and with the same qualifications, limitations and restrictions as the Fig Game Shares offered and sold to other investors in this offering. However, to the extent Fig Game Shares are purchased by any such persons, there will be fewer Fig Game Shares available for purchase by other investors to the extent the offering of the Fig Game Shares is oversubscribed. Any such person that purchases Fig Game Shares in this offering shall be subject to the same transfer restrictions imposed on all investors in this offering. In addition, any such person may also be subject to additional transfer restrictions imposed by operation of law or, in the case of the Company’s directors, officers, employees and affiliates, by operation of the Company’s internal policies against insider trading.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In addition to any matters discussed under the heading “The Current Game, Developer and Shares – Conflicts of Interest”, please see the below:

Justin Bailey, our Chief Executive Officer and sole director, is also the CEO, a director and the largest shareholder of our Parent. He receives a salary, benefits and equity compensation from our Parent. Jonathan Chan, our COO, holds the same position at our Parent, also. He receives a salary, benefits and equity compensation from our Parent. See “Directors, Executive Officers and Other Significant Individuals”. Pursuant to the Cost Sharing Agreement, our Parent provides us with management and administrative services. See “Our Business — Cost Sharing Agreement with Our Parent”.

In 2015, our Parent entered into four agreements with video game developers referred to as “Studio Partner Agreements”. Pursuant to these Studio Partner Agreements, as amended, the developers have received warrants to purchase common stock of our Parent, which warrants vest and become exercisable upon the applicable developer launching a rewards crowdfunding campaign on Fig.co and engaging the Company to publish or co-publish one of its games. Pursuant to the Studio Partner Agreement with inXile, inXile’s warrants to purchase 276,186 shares of common stock of our Parent vest in connection with Fig’s co-publishing of Wasteland 3. Pursuant to the Studio Partner Agreement with Double Fine Productions, Inc., the developer of Psychonauts 2, Double Fine’s warrants to purchase 276,186 shares of common stock of our Parent vest in connection with Fig’s co-publishing of Psychonauts 2. See “Directors, Executive Officers and Other Significant Individuals – Studio Partner Agreements”.

In May 2015, our Parent entered into agreements with the members of its Advisory Board, who provide advice to the Company as well as our Parent. These agreements are referred to as “Advisory Board Agreements”. Pursuant to these Advisory Board Agreements, as amended, the advisors or the developers that employ them have received options to purchase common stock of our Parent, which options vest and become exercisable upon the recipient joining the Advisory Board of our Parent. Pursuant to an Advisory Board Agreement with Brian Fargo (who is the CEO of developer inXile), our Parent granted inXile non-qualified stock options to purchase 200,000 shares of common stock of our Parent, which options vested and became exercisable upon Brian Fargo joining our Parent’s Advisory Board. Pursuant to an Advisory Board Agreement with Tim Schafer (who is the CEO of developer Double Fine Productions, Inc., a board member of our Parent, and a shareholder of our Parent), our Parent granted Mr. Schafer non-qualified stock options to purchase 200,000 shares of common stock of our Parent, which options vested and became exercisable upon Tim Schafer joining our Parent’s Advisory Board. See “Directors, Executive Officers and Other Significant Individuals – Advisory Board Agreements”.

During the year ended September 30, 2016, the Company made certain short-term advances to the Parent while the Parent was in the process of a financing transaction. As of September 30, 2016, the Company had approximately $389,000 in outstanding advances to the Parent. The Parent repaid this amount in full subsequent to September 30, 2016; thus, the Company recognized these amounts as current assets in the accompanying consolidated balance sheet.

As of September 30, 2016, we had approximately $25,000 in accounts receivable due from Double Fine Productions, Inc. for the reimbursement of expenses we incurred when undertaking, at the request of Double Fine, certain additional marketing in connection with Psychonauts 2.We collected this amount in full subsequent to September 30, 2016.

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OUR DIVIDEND POLICY

Fig Game Shares are shares of capital stock of Fig with no voting rights. We issue them in separate series, and each separate series reflects the economic performance of a different, particular video game co-publishing license agreement that we have entered into with a third-party video game developer.

Provided the game that is the subject of the license agreement is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Game Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third proportional allotment for itself; (iv) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law.

Aggregate dividend amounts will be distributed equally among all holders of the same series of Fig Game Shares, in proportion to the number of shares held, without regard to whether the shares were bought in this offering or otherwise, or under Regulation A, Regulation D or another exemption from registration under the Securities Act.

Fig will allocate the sales receipts from a particular game and determine the amount from which dividends will be declared on the Fig Game Shares associated with that game, in conformance with the policy set forth below:

Step 1: Sales Receipts

All sales receipts received by Fig in respect of sales of a particular game, pursuant to the license agreement between Fig and the developer of that game, will be deposited into a separate account or sub-account under Fig’s control (each, a “sub-account”).

In respect of most games, Fig expects that most or all sales will be made through digital distribution platforms, or “storefronts” (such as Steam), which will sell the game, take a share of the retail sales price (typically 30%) as their fee and remit the remainder to Fig. However, in the case of certain games, distribution arrangements may be more elaborate, may involve co-publishers or other parties and may result in additional charges being deducted from the sales receipts received by Fig. For example, if Fig or the particular developer can arrange for the game to be configured for and sold over Sony’s PlayStation Network, that would likely generate substantially increased games sales receipts for Fig and its investors. But it may also require the designation of Sony as a co-publisher of the game; it may involve paying Sony an additional portion or portions of the sales receipts; and it may involve sales receipts flowing among Fig, the developer and any co-publishers before being received by Fig and deposited in the appropriate sub-account. Any such distribution arrangements will be reflected in the associated license agreement and described in the associated offering circular. Any such arrangements applicable to the series of Fig Game Shares being offered in this offering are described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 2: Developer and Fig Revenue Shares

If Fig receives sales receipts first, it will periodically pay, from the sub-account, the developer’s revenue share to the developer. If the developer receives the sales receipts first, it will periodically pay Fig’s revenue share to Fig.

The developer’s revenue share and Fig’s revenue share in respect of a particular game (typically calculated pursuant to a formula) will be set forth in the license agreement relating to that game. Their respective revenue shares may change over time, if such a change is embodied in the revenue share formula. For example, the developer’s revenue share may increase after certain aggregate sales thresholds have been met. The revenue share provisions applicable to the series of Fig Game Shares being offered in this offering, including any provisions that change over time, are described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

 Step 3: Fig Service Fee

Depending on the particular campaign, if Fig is to be paid a Fig Service Fee, Fig will retain the fee for itself from the balance in the sub-account, after removal of the developer’s revenue share (unless otherwise specified).

Depending on the particular campaign, Fig may retain a percentage, generally expected to be 10%, of game sales receipts, which we refer to as the “Fig Service Fee”. The Fig Service Fee will serve as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee. The percentage amount will be set forth in the license agreement relating to that game. Fig may negotiate for a higher, or accept a lower, Fig Service Fee depending on the degree of services and corresponding expenses that Fig predicts will be necessary to successfully publish a game, as well as other factors. In certain cases, Fig may determine that, because it is still building its business, because it desires to attract high quality developers, because the desirability of publishing the particular game is especially high, or for other reasons relating to Fig’s assessment of the business advantages that may accrue to Fig and its security holders, the Fig Service Fee maybe lower than this range or nominal, or there may be no such fee. The particular Fig Service Fee being charged in respect of the license agreement associated with the series of Fig Game Shares being offered in this offering, if any, is described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

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Step 4: Fig Game Shares Allotment Percentage

Next, the Fig Game Shares Allotment Percentage will be applied, in campaigns in which the total amount of Fig Funds is greater than the proceeds of the Fig Game Shares offering. This is expected to occur if, in addition to the Fig Game Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of revenue among the Fig Game Shares, the other securities and Fig, as applicable, will represent an equitable division of Fig’s revenue share among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

Step 4 is a mathematical application only, and should not be read to suggest that proceeds from the sale of any particular series of Fig Game Shares are being used to fund the development of the associated game, or of any other particular game.

Fig will have to wait until after a particular Fig Game Shares offering is completed to finally determine the Fig Game Shares Allotment Percentage that will apply to those Fig Game Shares. This is because it is only at that time that Fig will know the precise amount of proceeds raised from that offering. However, Fig expects to know the amount of proceeds raised from the offering of the other securities, and the amount of the additional funds that it will provide to support the development of the game, at an earlier time, and prior to the qualification of the Fig Game Shares offering. Consequently, Fig will use that information to provide prospective investors in the Fig Game Shares offering with an approximation of the Fig Game Shares Allotment Percentage, or a sensitivity analysis presenting the effect of applying one or more different Fig Game Share Allotment Percentages, or similar information with which prospective investors can consider the application of the Fig Game Shares Allotment Percentage before that percentage is finally known. After the offering is completed, Fig will publicly disclose the finally determined Fig Game Shares Allotment Percentage, by filing of a Current Report on Form 1-U containing that information.

The Fig Game Shares Allotment Percentage, if any, that will be applied in respect of the series of Fig Game Shares being offered in this offering, is described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 5: Dividend Rate

From the allotment to the holders of the Fig Game Shares, Fig will allocate the applicable specified portion for dividends to those holders.

The applicable specified portion for dividends will be set forth in the offering circular for that series of Fig Game Shares, and in the certificate of designations for that series of Fig Game Shares filed by Fig with the State of Delaware. The applicable specified portion for dividends in respect of the series of Fig Game Shares being offered in this offering is described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 6: Declaration of Dividends

No dividend will be payable unless (1) declared by our Board, or unless (2) it accrues because a date for the declaration of dividends on the relevant series of Fig Game Shares, as specified in the certificate of designations relating to such series of Fig Game Shares, has passed without a dividend being declared and the declaration and payment of such dividend is not prohibited under applicable law. In the event of a dividend accruing under the foregoing clause (2), the amount of the dividend shall be the applicable specified portion for dividends in respect of such series of Fig Game Shares, minus any partial amounts that Fig may pay toward the dividend.

We expect that, typically, our Board will declare each dividend in respect of a particular series of Fig Game Shares in an aggregate amount equal to the specified portion that has been allocated for dividends in respect of such series of Fig Game Shares. However, Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. To the extent our Board determines not to pay a dividend or to reduce the size of a dividend, it will impose the underpayment in a manner equitable to all of its then-outstanding series of Fig Game Shares (which will be presumed to mean imposing the underpayment proportionally across all of Fig’s then-outstanding series of Fig Game Shares, by reducing the dividend amounts to all such series in proportion to the dividend amounts they would otherwise have received; but which may mean imposing the underpayment in some other manner if our Board concludes that such other manner would be clearly more equitable than such proportional imposition).

Fig expects that dividends on Fig Game Shares will typically be declared every six months and paid thereafter, in all events after such time (if ever) as the related game is successfully developed and published and Fig begins to receive sales receipts for the game. The dates for the declaration of dividends in respect of the series of Fig Game Shares being offered in this offering are specified in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Any dividends ultimately declared on a series of Fig Game Shares will be distributed equally among all the holders of shares of such series of Fig Game Shares, in proportion to the number of shares each such investor holds, without regard to whether the investor bought such shares under Regulation A or in an Accredited Investor Offering or otherwise.

Fig will retain for itself the remaining funds in each sub-account that are not distributed as dividends to holders of the related Fig Game Shares.

Timing of Dividends

Each of these steps will generally be performed at or near the end of each fiscal six-month period, or more frequently as required by contract or business needs (e.g., revenue share payments to developers may be required by contract to be made more frequently). Our Board may also, in its discretion, determine to pay dividends on one or more series of Fig Game Shares more or less frequently than once every six-month period.

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Accounting for a Particular Game’s Sales

The application of the policy set forth above to sales receipts received by Fig will be undertaken on a regular basis by Fig’s accounting staff; the records generated in the application of that formula will be part of Fig’s accounting records and subject to Fig’s internal accounting controls; and Fig will publicly disclose, in its annual and semi-annual reports filed with the SEC, a table containing the information set forth above for each of its licensed games. See the table setting forth such information as of the date specified therein in this offering circular under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Game-Specific Accounting – Accounting for a Particular Game’s Sales”. This table has not been, and future updates of the table will not be, prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools; should not be viewed as a substitute for or in isolation from GAAP financial measures; and may not be comparable to other companies’ non-GAAP financial measures. In addition, Fig does not plan to have the calculations resulting from, or the methodologies underlying, its revenue sharing and dividend formula subjected to stand-alone audits. As a result, our allocations of revenues to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in such calculations or methodologies, which could reduce Fig’s revenue share from a particular game, or the dividends available to holders of the related series of Fig Game Shares, or both.

DESCRIPTION OF COMPANY SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. Shares of our capital stock may be issued from time to time in one or more classes or series. Our Board is authorized by our amended and restated certificate of incorporation to establish such classes or series, issue shares of each such class or series and fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each such class or series, without any vote or other action by any holders of any of our capital stock. Each such class or series will have the terms set forth in a certificate of designations relating to such class or series filed with the State of Delaware or otherwise made a part of our certificate of incorporation, as it may be amended and restated from time to time.

As of July 31, 2016, we had 1,000,000 shares of common stock outstanding. Our Parent holds all of these 1,000,000 shares, and thus holds all of the voting power of our outstanding common stock and has sole control of the Company.

The following is a summary of the rights and limitations of our capital stock provided for in our amended and restated certificate of incorporation and the certificates of designations relating to separate classes or series of our capital stock filed with the State of Delaware or otherwise made a part of our certificate of incorporation, as amended and restated from time to time. For more detailed information, please see our amended and restated certificate of incorporation and certificates of designations, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Voting Common Stock

Equal Rights per Share. All shares of our common stock shall have identical terms and each share shall entitle the holder thereof to the same powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each other share.

Voting. Holders of shares of our common stock shall have one vote per share of common stock held by them. Except as otherwise required by law, our certificate of incorporation or our certificates of designations, at any annual or special meeting of the shareholders of the Company, the holders of shares of our common stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders, and shall vote together as a single class on all such matters. Notwithstanding the foregoing, except as otherwise required by law, our certificate of incorporation or our certificates of designations, the holders of shares of our common stock shall not be entitled to vote on any amendment to our certificate of incorporation or any certificate of designations that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of shares of such affected series of preferred stock are entitled, either separately or together with the holders of shares of one or more other class or series of our capital stock, to vote thereon pursuant to our certificate of incorporation or our certificates of designations.

Dividends. Our Board retains the discretion to pay dividends, or not, on our common stock. There is no minimum semi-annual, annual or other dividend requirement. Our Board will retain the discretion not to pay a dividend or to reduce its size: (i) in circumstances where our Board believes it is necessary or prudent to retain such earnings in order to avoid a material adverse effect on our financial condition or results of operations, or (ii) based on applicable legal or contractual requirements or restrictions or (iii) based on other factors that our Board deems relevant and significant to the Company.

Liquidation, Dissolution, etc. Subject to and qualified by the rights of the holders of shares of any other class or series of our capital stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and after the holders of shares of any other class or series of our capital stock have received the amounts owed and available for distribution to them on a preferential basis, if any, the holders of shares of our common stock shall be entitled to receive all the remaining assets of the Company available for distribution to shareholders, ratably in proportion to the number of shares of common stock held by them.

No Preemptive or Subscription Rights. No holder of shares of common stock shall be entitled to preemptive or subscription rights.

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Preferred Stock

Series Designations. Each series of our Fig Game Shares will be a separately designated series of non-voting preferred stock of the Company. In connection with the establishment of each such series of Fig Game Shares, our Board shall fix the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions applicable thereto, including without limitation dividend rights, liquidation, dissolution, etc., rights and the Company’s powers of cancellation of the outstanding shares of such series, as shall be stated in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our certificate of incorporation, as amended and restated from time to time, all to the fullest extent permitted by Delaware law and not inconsistent with the other provisions of our certificate of incorporation, as it may have been amended and restated from time to time. The powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions applicable thereto, may be different from those of any other class or series of our capital stock at any time outstanding.

Characterization of Fig Game Shares as “Preferred”. We characterize our Fig Game Shares as “preferred” stock because, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of each separate series of Fig Game Shares shall have a preference over holders of other securities of the Company in the receipt of (x) all dividends and other distributions declared or accrued on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset (as defined below) corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of such series of Fig Game Shares held by them and, depending on the particular campaign, subject to the application of the Fig Game Shares Allotment Percentage (as described below in the definition of “Game Shares Asset”). However, in such event such holders shall not be entitled to any additional amounts. As a result, in the event of a Company liquidation or similar occurrence, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights in respect of other assets of the Company, and no rights in respect of Company assets generally, and in some circumstances, holders of Fig’s common stock (including our Parent) could receive more assets than holders of preferred stock. See “– Liquidation, Dissolution, etc.”, below.

As used herein, “Game Shares Asset” means, as of any date, with respect to any series of preferred stock, unless otherwise specified in the corresponding preferred stock designation, an undivided percentage interest in the following: (i) all assets, liabilities and businesses of the Company to the extent attributed to the publishing rights held by the Company under the particular license agreement with a video game developer associated with such series of preferred stock as of such date; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such publishing rights, or contributed, allocated or transferred to the Company in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. The “undivided percentage interest” referred to in the preceding sentence will in the case of some series of Fig Game Shares be 100%. However, in the case of Fig Game Shares issued in connection with crowdfunding campaigns in which the total amount of Fig Funds is greater than the proceeds of the associated Fig Game Shares offering, the “undivided percentage interest” will be equal to the Fig Games Shares Allotment Percentage applicable to associated Fig Game Shares. This is expected to occur in instances where, in addition to the Fig Game Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments of will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of the Fig Game Shares Asset among the Fig Game Shares, the other securities and Fig, as applicable, will represent an equitable division of the Fig Game Shares Asset among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

In keeping with Fig’s game publishing model, Game Shares Assets do not include intellectual property rights in the associated game. Investors should note that the Company does not plan to have its applications of the definition of “Game Shares Asset”, for the purpose of allocating assets and liabilities among different series of Fig Game Shares, subjected to stand-alone audits. As a result, allocations of assets to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in those applications, which could reduce the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or both.

Equal Rights per Share within a Series. All shares within a series of Fig Game Shares shall have identical terms and each such share shall entitle the holder thereof to the same powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each other share. Fig Game Shares of a particular series purchased pursuant to a Regulation A Offering will have the same terms as Fig Game Shares of the same series purchased pursuant to an Accredited Investor Offering or otherwise, except to the extent applicable laws may require different treatment of such securities or holders.

No Voting Rights. Except as otherwise provided in our amended and restated certificate of incorporation or the certificate of designations relating to such series of Fig Game Shares, or as otherwise required by law, holders of shares of Fig Game Shares shall have no voting rights.

Dividends. Each series of Fig Game Shares is designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with a third-party video game developer in respect of a particular game. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Game Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third proportional allotment for itself; (iv) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

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Cancellation by the Company. Our Board may, in its discretion, cancel the associated series of Fig Game Shares. We will maintain a cancellation right in respect of each series of Fig Game Shares in order to be able to withdraw the series from the market and avoid the costs of continuing to have the series outstanding after the associated game has lost most or all of its earning power. In general, we would expect to cancel a series of Fig Game Shares if the associated game has failed to meet a minimum earnings floor following a sufficiently extensive period of time. For a description of our cancellation right with respect to the Fig Game Shares being offered in this offering, see “The Current Game, Developer and Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some additional amount of dividends.

Our Board, in its discretion, may also cancel a series of Fig Game Shares in connection with paying a dividend in respect of or redeeming such Fig Game Shares in the event of a Disposition Event in which all or substantially all of the Game Shares Asset corresponding to such series of Fig Game Shares is disposed of. See “—Dividend or Redemption upon Disposition of Corresponding Game Shares Asset”, below.

Dividend or Redemption upon Disposition of Corresponding Game Shares Asset. In respect of each series of Fig Game Shares, unless otherwise specified in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our certificate of incorporation, as amended and restated from time to time, in the event of a Disposition Event (as defined below), in which the Game Shares Asset (as defined above) corresponding to such series is disposed of, on or prior to the 120th day following the consummation of such Disposition Event, our Board may, in its discretion, but is not required to:

(i)	declare and pay a dividend in cash, securities (other than shares of the series of Fig Game Shares) or other assets of the Company, or any combination thereof, to the holders of shares of the series of Fig Game Shares, with an aggregate Fair Value (as defined in our certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our certificate of incorporation), such dividend to be paid on all shares of such series of Fig Game Shares outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of Fig Game Shares if permitted under the terms described above under “ – Cancellation by the Company”; or

(ii)	if such Disposition Event involves all (and not merely substantially all) of the Game Shares Asset corresponding to the series of Fig Game Shares, redeem all outstanding shares of such series of Fig Game Shares for cash, securities (other than shares of the series of Fig Game Shares) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of such series of Fig Game Shares outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of such series of Fig Game Shares.

As used herein, “Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Company or any of its affiliates, in one transaction or a series of related transactions, of a Game Shares Asset, or substantially all of a Game Shares Asset, or any of the Company’s or any such affiliate's interests therein, to one or more persons or entities.

Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of each series of Fig Game Shares outstanding shall be entitled to receive (x) all dividends and other distributions declared or accrued on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset (as defined above) corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of such series of Fig Game Shares held by them and, depending on the particular campaign, subject to the application of the Fig Game Shares Allotment Percentage (as described above in “– Preferred Stock”); but in such event such holders shall not be entitled to any additional amounts. As a result, in the event of a Company liquidation or similar occurrence, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared dividend amounts and related assets and liabilities, but no rights in respect of other assets of the Company, and no rights in respect of Company assets generally, and in some circumstances, holders of Fig’s common stock (including our Parent) could receive more assets than holders of preferred stock.

In connection with the establishment of each series of Fig Game Shares, our Board shall specifically identify the corresponding Game Shares Asset in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our certificate of incorporation, as amended and restated from time to time.

Our Ability to Void a Sale of Fig Game Shares. Fig has the right to void a sale of Fig Game Shares made by it, and cancel the shares or compel the shareholder to return them to us, if Fig has reason to believe that such shareholder acquired Fig Game Shares as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if the shareholder or the sale to the shareholder is otherwise in breach of the requirements set forth in Fig’s certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

No Preemptive or Subscription Rights. No holder of shares of preferred stock shall be entitled to preemptive or subscription rights.

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PLAN OF DISTRIBUTION

The Fig Game Shares being offered in this offering will be available for purchase exclusively on Fig.co. They will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrant for these shares.

This is a Regulation A, Tier 2 offering, which we shall conduct through Fig.co. We do not intend to use commissioned sales agents or underwriters to help offer and sell the Fig Game Shares being offered in this offering. These shares will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934.

There is no trading market for Fig Game Shares and we do not expect one to develop, in part because we may have imposed certain transfer restrictions on the particular series of Fig Game Shares being offered. As a result, investors should be prepared to retain their Fig Game Shares for as long as those shares remain outstanding and should not expect to benefit from any share price appreciation. Any such transfer restrictions applicable to the series of Fig Game Shares being offered in this offering are described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

The offering will continue until the earlier of 120 days after qualification of the offering statement in which this offering circular has been filed with the SEC (which date may be extended one or more times by us, in our discretion) and the date when all Fig Game Shares being offered in this offering have been sold, at which time this offering shall close and shares will be delivered to investors. Notwithstanding the foregoing, the Company expects it will terminate the offering earlier if the goal of the related Fig crowdfunding campaign is not met, and may terminate the offering earlier in other adverse circumstances, such as, for example, a material breach of the related license agreement. In the event the offering is not completed, the Company will return funds to investors without deduction or interest. The offering is being conducted on a best efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company. We will post a notice of each closing date in advance on Fig.co.

The Company retains the right to reject, in whole or in part, any orders for securities made in this offering, in its discretion.

This offering circular and the offering documents specific to this offering will be available to prospective investors for viewing 24 hours per day, 7 days per week through Fig.co, by clicking on links to such documents on the SEC website that will be maintained on Fig.co. Before committing to purchase Fig Game Shares, each potential investor must consent to receive the final offering circular and all other offering documents electronically. In order to purchase Fig Game Shares, a prospective investor must complete and electronically sign and deliver to us a subscription agreement, the form of which the offering statement in which this offering circular has been filed with the SEC, and send payment to us by check, wire transfer or ACH as further described in the subscription agreement. Prospective investors must also have agreed to the Terms of Use and Privacy Policy of Fig.co. Prospective investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully, below. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

Prospective investors must read and rely on the information provided in this offering circular in connection with any decision to invest in Fig Game Shares.

Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and to non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser's:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser's most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

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State Blue Sky Information

We intend to offer and sell our securities in this offering to retail customers in every state in the United States plus the District of Columbia and Puerto Rico, except for the states of Alabama, Florida and Texas. In each of the foregoing jurisdictions in which we intend to make offers and sales, we have made notice filings where required in respect of our intentions to make offers and sales there. Investors in the state of Arizona must either be accredited investors within the meaning of Rule 501 under Regulation D under the Securities Act or meet the qualified purchaser definition in Arizona Administrative Code Rule 13.9.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities”. NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

Following this offering, we intend to file periodic and current reports under the Exchange Act. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by security holders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of our securities within such state if any such required filing is not made or fee is not paid. As of the date of this offering circular, the following states and territories do not require any resale notice filings or fee payments and security holders may resell our securities: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this offering circular, in the following states, district and territories, security holders may resell our securities if the proper notice filings have been made and fees paid: the District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this offering circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for our securities to become eligible, or continue to be eligible, for resale by security holders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that our securities may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help insure that we will conduct all offers and sales in this offering in compliance with all Blue Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

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Foreign Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the securities offered hereby outside the United States or to permit the possession or distribution of this offering circular outside the United States. Our securities may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of our securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular in the jurisdictions outside the United States relevant to them.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this offering circular may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this offering circular may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this offering circular shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

No offer of securities has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Conduct Authority. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities offered hereby in, from or otherwise involving the United Kingdom.

Germany

The offering of the securities offered hereby is not a public offering in the Federal Republic of Germany. The securities may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the securities in or out of the Federal Republic of Germany. The securities are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this offering circular is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The securities will only be available to persons who, by profession, trade or business, buy or sell the securities offered hereby for their own or a third-party’s account.

Canada

Each purchaser of the securities offered hereby that is resident in Canada or otherwise subject to the requirements of Canadian securities laws in connection with its purchase will be deemed to have represented and warranted to the issuer and the underwriters that it is: (i) an “accredited investor” as defined in National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators (other than an “accredited investor” relying on subsection (j), (k) or (l) of the definition of that term) and, if relying on subsection (m) of the definition of that term, is not a person created or being used solely to purchase or hold securities as an accredited investor, (ii) a “permitted client” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations and (iii) either purchasing the securities as principal for its own account or is deemed to be purchasing the securities as principal by applicable law. Each such purchaser further acknowledges that the securities have not been and will not be qualified for sale to the public under applicable Canadian securities laws and that any resale of the securities must be made in accordance with, or pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of those laws.

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Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities offered hereby may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
ii.	where no consideration is or will be given for the transfer;
iii.	where the transfer is by operation of law;
iv.	as specified in Section 276(7) of the SFA; or
v.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Treatment of the Shares

The Fig Game Shares being offered in this offering (the “Shares”) should be treated as stock of the Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of the Shares, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Shares. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

If the Shares are considered property other than a series of preferred stock of the Company, the Company would generally be taxed on a portion of the appreciation of the assets, if any, attributable to the Shares upon the issuance of such stock. In addition, income, gain, losses and deductions of one Game Shares would not be offset against the income, gain, losses and deductions of another Game Shares. Prospective investors are urged to consult their tax advisors regarding the tax consequences of an investment in Shares. The remainder of this discussion assumes the Shares will be treated as preferred stock of the Company.

Taxation of Non-U.S. Holders

The following discussion sets forth the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of Shares are issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this offering circular. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of Shares.

This discussion is limited to non-U.S. holders that hold Shares as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

●	tax-exempt organizations or governmental organizations;

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●	persons deemed to sell Shares under the constructive sale provisions of the Code;

●	persons who hold or receive Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF GAME SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Shares that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Dividends and Distributions

If we make distributions of cash or property on the Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition”.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of Shares that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

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Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding Shares in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Shares unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	the Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of Shares will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such stock.

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Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on the Shares we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on the Shares paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of Shares within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of Shares outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Sections 1471 through 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on the Shares made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Shares.

LEGAL MATTERS

Certain legal matters with respect to the Fig Game Shares offered will be passed upon by the law firm of Ellenoff Grossman & Schole LLP, New York, New York.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2016 and 2015	F-3

Consolidated Statements of Operations for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-4

Consolidated Statements of Stockholder’s Deficit for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-5

Consolidated Statements of Cash Flows for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-6

Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

To the Board of Directors and
       Stockholder of Fig Publishing, Inc.

We have audited the accompanying consolidated balance sheets of Fig Publishing, Inc. and Subsidiaries (the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fig Publishing, Inc. and Subsidiaries as of September 30, 2016 and 2015, and the consolidated results of its operations, changes in stockholder’s equity (deficit) and its cash flows for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has not generated any significant revenue, and has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, NY
January 30, 2017

F-2

FIG PUBLISHING, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2016	2015
		(See Note 1)
ASSETS
Current assets:
Cash	$787,454	$-
Prepaid expenses	-	2,079
Accounts receivable - related party	24,346	-
Funds temporarily held by Parent	159,480	-
Advances to Parent	388,928	-
Total current assets	1,360,208	2,079

Deferred offering costs	471,000	104,540
Property and equipment, net	-	9,780
Security deposit	-	4,561
Total assets	$1,831,208	$120,960

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$950,328	$266,565
Investors' advances	328,485	-
Other current liabilities	-	1,164
Total current liabilities	1,278,813	267,729

Commitments and Contingencies

Stockholder's equity (deficit) (See Note 9):
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and September 30, 2015	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,000,000 and -0- shares issued and outstanding as of September 30, 2016 and September 30, 2015, respectively	100	-
Additional paid-in capital	3,104,054	-
Net transfers from Parent	-	242,161
Accumulated deficit	(2,551,759)	(388,930)
Total stockholder's equity (deficit)	552,395	(146,769)
Total liabilities and stockholder's equity (deficit)	$1,831,208	$120,960

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended September 30, 2016	For the Period from October 27, 2014 (inception) to September 30, 2015
		(See Note 1)
Revenue:
Marketing revenue	$6,371	$-
Marketing revenue - related party	1,500	-
Total revenue	$7,871	$-

Operating expenses:
General and administrative	1,495,700	388,930
Game development	675,000	-
Total operating expenses	2,170,700	388,930

Net loss	$(2,162,829)	$(388,930)

Weighted average shares outstanding, basic and diluted	1,000,000

Basic and diluted net loss per share	$(2.16)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

For the Year Ended September 30, 2016

	Preferred Stock		Common Stock		Additional Paid-in	Net Transfers From	Accumulated	Total Stockholder's Equity
	Shares	Amount	Shares	Amount	Capital	Parent	Deficit	(Deficit)
Balance - October 27, 2014 (inception)	-	$-	-	$-	$-	$-	$-	$-
Stock based compensation	-	-	-	-	-	1,766	-	1,766
Net transfer from parent	-	-	-	-	-	240,395	-	240,395
Net loss	-	-	-	-	-	-	(388,930)	(388,930)
Balance - September 30, 2015	-	-	-	-	-	242,161	(388,930)	(146,769)
Issuance of common stock to Parent	-	-	1,000,000	100	(100)	-	-	-
Reclassification of net transfers from Parent into additional paid-in capital	-	-	-	-	242,161	(242,161)	-	-
Contributions from Parent upon Company's formation	-	-	-	-	251,309	-	-	251,309
Cash contribution from Parent	-	-	-	-	1,000,000	-	-	1,000,000
Stock based compensation contributed by Parent	-	-	-	-	69,105	-	-	69,105
Other contributions from Parent	-	-	-	-	1,541,579	-	-	1,541,579
Net loss	-	-	-	-	-	-	(2,162,829)	(2,162,829)
Balance - September 30, 2016	-	$-	1,000,000	$100	3,104,054	$-	$(2,551,759)	$552,395

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FIG PUBLISHING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
		(See Note 1)

Cash Flows From Operating Activities:
Net loss	$(2,162,829)	$(388,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	69,105	1,766
Depreciation expense	-	543
Expenses contributed by Parent	1,426,465	-
Changes in operating assets and liabilities:
Prepaid expenses	-	(2,079)
Accounts payable and accrued expenses	674,636	162,025
Other current liabilities	-	1,164
Net cash provided by (used in) operating activities	7,377	(225,511)

Cash Flows From Investing Activities:
Security deposit	-	(4,561)
Property and equipment	-	(10,323)
Advances to Parent	(388,928)	-
Net cash used in investing activities	(388,928)	(14,884)

Cash Flows From Financing Activities:
Investors' advances, net of funds temporarily held by Parent	169,005	-
Cash contribution from Parent	1,000,000	-
Net transfers from Parent	-	240,395
Net cash provided by financing activities	1,169,005	240,395

Net change in cash	787,454	-

Cash:
Beginning	-	-
Ending	$787,454	$-

Non-cash activities:
Issuance of common stock to Parent	$100	$-
Reclassification of Net transfer from Parent to Additional paid-in capital	$242,161	$-
Contributions from Parent upon Company's formation	$251,309	$-
Investors' advances included in funds temporarily held by Parent	$159,480	$-
Deferred offering costs contributed by Parent	$90,768	$-
Deferred offering costs included in accounts payable	$275,692	$104,540
Accounts receivable due from related party contributed by Parent	$24,346	$-

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

1.	ORGANIZATION AND BUSINESS

Nature of Operations

Fig Publishing, Inc. was incorporated in the State of Delaware on October 8, 2015 and is a wholly-owned subsidiary of Loose Tooth Industries, Inc. (the "Parent"). Fig Publishing, Inc. is an early-stage entity and has relied substantially on the Parent for support in the conduct of business since its inception. The Parent was formed on October 27, 2014 (“Inception”) but its operations did not commence until April 2015. References below to the "Company" or “Fig” are to Fig Publishing, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn cash receipts from sales of video games developed by third- party video game developers with whom Fig enters into license agreements to publish those games. The Company hosts the crowdfunding campaigns on the Parent’s website, Fig.co, an online technology platform created by the Parent to facilitate fundraising for video game development. In June 2016, the Company entered into an agreement with the Parent (the “Cost Sharing Agreement”), pursuant to which the Company and the Parent have each agreed to share costs pursuant to an allocation policy. (See Note 4)

Prior to its formation on October 8, 2015, the Company did not operate as a separate legal entity within the Parent. Accordingly, the Company’s consolidated financial statements, prior to formation, had been prepared on a “carve- out” basis from the Parent’s accounts and reflect the historical accounts directly attributable to the Company together with allocations of costs and expenses incurred by the Parent. These allocations may not be reflective of the actual level of assets, liabilities, income or costs, which would have been incurred had the Company operated as a separate legal entity. Certain estimates, including allocations from the Parent, have been made to provide financial statements, for stand-alone reporting purposes, for the period prior to October 8, 2015. All transactions between the Parent and the Company, prior to the Company’s formation, were classified as net transfers from Parent (aggregating $242,161) in the consolidated balance sheets. The Company believes that the assumptions underlying the carve-out financial information are reasonable; however, the resulting financial information does not necessarily reflect what the Company’s results of operations, financial position and cash flows would have been on a stand-alone basis. The cost allocation methods applied to certain common costs include the following:

●	Specific identification. Where the amounts were specifically identified within the Company, they were classified accordingly.

●	Reasonable allocation. Where the amounts were not clearly or specifically identified, management determined if a reasonable allocation method could be applied.

Upon the Company’s formation, the Parent did not contribute any assets to the Company and the Company did not assume any liabilities from the Parent. As such, the assets and liabilities allocated to the Company in the carve-out financial statements, other than for $104,540 of deferred offering costs, which directly benefited the Company, were considered to be returned to the Parent. On the Company’s formation date of October 8, 2015, the allocated assets and liabilities, other than the deferred offering costs, were a net liability of $251,309, and was recognized as a contribution to the Company from the Parent.

The Company's consolidated balance sheet at September 30, 2016, along with the Company's consolidated statements of operations, changes in stockholder’s deficit, and cash flows for the year ended September 30, 2016 are presented based on the Company’s actual results as a stand-alone entity. The Company's consolidated balance sheet at September 30, 2015, along with the Company's consolidated statements of operations, changes in stockholder’s equity, and cash flows for the period from October 27, 2014 (Inception) to September 30, 2015 are presented based on the “carve-out” basis, and may not be indicative of results if the Company operated as a separate entity.

Certain Significant Risks and Uncertainties

The Company can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: the ability to identify games with sufficient potential for commercial success; secure license agreements on favorable terms with talented and reliable developers; successfully market and distribute licensed games; and keep up with customer preferences and trends.

F-7

2.	GOING CONCERN CONSIDERATION

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business and use of cash in its operations.

To date, the Company has relied substantially on the Parent for liquidity and capital resources. In July 2016, the Parent contributed $1 million to the Company for working capital needs. As of September 30, 2016, the Company had approximately $787,000 in cash and had working capital of approximately $81,000. Effective September 30, 2016, the Company and the Parent jointly entered into the Loan and Security Agreement (Note 6) with a financial institution to borrow up to $1 million, all or substantially all of which is intended to be used in support of Fig’s business. The loan is due and payable on September 1, 2019 and bears a floating per annum interest rate equal to 2% above the published prime rate. Subsequent to September 30, 2016, the Company has withdrawn the full $1 million under such loan agreement.

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate revenue from the distribution of products to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. The Parent and/or the Company intend to raise funds through various potential sources, such as equity or debt financings; however, the Parent and/or the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail or cease its operations, and its business would be jeopardized.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and has been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of Fig Publishing, Inc. and its subsidiaries. All intercompany transactions, if any, have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company’s significant estimates are related to share-based compensation, expense allocations, and the valuation allowance associated with its deferred tax assets. Actual results could differ from those estimates.

Accounts Receivable

No allowance has been provided for uncollectible accounts. Management has evaluated the receivables and believes they are collectable based on the nature of the receivables, historical experience of credit losses, and all other currently available evidence.

F-8

As of September 30, 2016, 100% of the accounts receivable is due from a related party for reimbursement of expenses the Company incurred when undertaking, at the request of such related party, certain additional marketing in connection with a game’s development. Such expenses were originally paid for by the Parent then contributed to the Company.

Advances to Parent

During the year ended September 30, 2016, the Company made certain short-term advances to the Parent while the Parent was in the process of a financing transaction. As of September 30, 2016, the Company had approximately $389,000 in outstanding advances to the Parent. The Parent repaid this amount in full subsequent to September 30, 2016; thus, the Company recognized these amounts as current assets in the accompanying consolidated balance sheet.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct legal fees relating to a contemplated offering of shares of the Company’s securities, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the Proposed Offerings (as defined in Note 5). In the event the Proposed Offerings are terminated, deferred offering costs will be expensed.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of each asset, generally seven years for furniture and fixtures and three years for office equipment. For the period from October 27, 2014 (Inception) to September 30, 2015, property and equipment was allocated to the consolidated balance sheet in accordance with the carve-out financial statement presentation (more fully disclosed in Note 1).

Income Taxes

For purposes of the consolidated financial statements, the Company’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from the Parent.

Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities measured at the enacted tax rates in effect for the year in which these items are expected to reverse. Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) through September 30, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Fair Value Measurement

The Company follows accounting guidance on fair value measurements for financial assets and liabilities measured at fair value on a recurring basis. Under the accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

F-9

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 2016 and 2015 the recorded values of receivables from Parent, accounts payable and other liabilities approximated their fair value due to the short-term nature of the instruments.

Stock-Based Compensation

The Company expenses stock-based compensation to employees over the requisite service period based on the estimated grant-date fair value of the awards and forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates and involve inherent uncertainties and the application of its judgment.

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Revenue Recognition

Revenue from the provision of marketing services to third parties with no co-publishing license agreements is recognized as services are rendered, when both (i) the revenue earned is reliably determinable, and (ii) collectability is reasonably assured.

Game Development Expenses

The Company charges costs related to design and development of a video game to game development expense as incurred.

Recently Issued Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, 2016-08, 2016-10, and 2016-12, which provides new guidance on the recognition of revenue and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of reporting periods beginning after December 15, 2016. The Company is currently evaluating the transition method it will use and the impact of this new pronouncement on its consolidated financial position and results of operations.

F-10

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued, when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.

In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting”. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. Management is currently assessing the impact the adoption of ASU No. 2016-09 will have on the consolidated financial statements.

During October 2016, the FASB issued ASU 2016-16, Income Taxes - Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted as of the beginning of a fiscal year. The new standard must be adopted using a modified retrospective transition method, which is a cumulative-effective adjustment to retained earnings as of the beginning of the first effective reporting period. The Company is currently in the process of evaluating the impact of this new pronouncement on its consolidated financial position and results of operations.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation: Interest Held through Related Parties That Are under Common Control (“ASU 2016-17”), which changes the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the amendments require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity adopts the pending content that links to this paragraph in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently in the process of evaluating the impact of ASU 2016-17 on the consolidated financial statements.

F-11

4.	ASSUMPTIONS AND ALLOCATIONS

The majority of the Company’s expenses for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) through September 30, 2015, including executive compensation, have been allocated by management between the Company and the Parent based either on agreed pre-determined formulas, or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation. Expenses have been allocated from the Parent and included as the Company’s operations as if the Company was in existence for all periods presented. Certain corporate expenditures of the Parent have not been allocated to the Company since they did not provide a direct or material benefit to the Company. In addition, the Parent paid for certain expenses on the Company’s behalf as contribution to capital.

The following table summarizes expenses included in the accounting records of the Parent allocated by management to the operations of the Company and the Company’s expenses paid by the Parent as contribution to capital:

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015

Contributed General and Administrative (G&A) Expenses:
Salaries and benefits	$622,459	$82,622
Occupancy	44,672	2,385
Professional fees	448,551	215,591
Stock based compensation	69,105	1,766
Depreciation	-	543
Marketing and promotion	119,366	57,343
Travel expense	32,211	16,148
Publishing	49	-
Other general and administrative expenses	84,157	12,532
Total Contributed G&A Expenses	1,420,570	388,930

Contributed Game Development (GD) Expenses:
Game development	75,000	-
Total Contributed GD Expenses	75,000	-

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

		As of
	Estimated Life	September 30, 2015
Computers & office equipment	3 years	$9,222
Furniture and fixtures	7 years	1,101
Total property and equipment		10,323
Accumulated depreciation		(543)
Total property and equipment, net of accumulated depreciation		$9,780

Depreciation expense of approximately $500 was recognized in general and administrative expense for the period from October 27, 2014 (inception) to September 30, 2015 in the carve-out financial statements.

6.	SECURITIES OFFERINGS

Proposed Offerings

The Company plans to offer its non-voting preferred stock in Fig Publishing, Inc. (“Fig Game Shares”) and units representing membership interests in its subsidiaries (“Units”), “Fig Small Batch, LLC” and “Fig WL3, LLC”, each a Delaware limited liability company, through various offerings under the Regulation A and Regulation D exemptions from registration under the Securities Act of 1933 (each a “Proposed Regulation A Offering” or “Proposed Regulation D Offering”, respectively, and collectively the “Proposed Offerings”). Each Fig Game Share has no voting rights and is designed to reflect the economic performance of a specific video game license agreement that the Company has entered into with a third-party video game developer in connection with the game. The Parent has agreed to pay for certain offering expenses incurred pursuant to the Cost Sharing Agreement. As of September 30, 2016, the Company has not closed any of its Proposed Offerings and recorded an aggregate of approximately $328,000 of investors’ advances in connection with the Proposed Offerings in the accompanying consolidated balance sheet. If any of Proposed Offerings are not successful, all funds received for such offering will be returned to the investors. There can be no assurance that the Company will be successful in raising any funds in connection with its Proposed Offerings.

F-12

Qualified Offerings

On September 29, 2016, the Company’s Proposed Regulation A Offering to sell up to 6,000 Fig Game Shares in connection with the game Psychonauts 2 (“Fig Game Shares – PSY2”) at a purchase price of $500 per share was qualified by the SEC (“PSY2 Reg A Offering”). All gross proceeds will be distributed directly to Fig, and the Parent is responsible for all offering expenses incurred. As of September 30, 2016, all proceeds were kept in escrow and the Company had not received any funds distributed in connection with such offering (see Note 12).

7.	LOAN AGREEMENT

Effective September 30, 2016, the Company and the Parent jointly entered into a loan and security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) to borrow up to $1 million, all or substantially all of which is intended to be used in support of Fig’s business. Pursuant to the agreement, SVB shall make up to two advances available by December 31, 2016 in the aggregate principal amount of $750,000, and one advance, in the principal amount of $250,000, between the date upon which SVB confirms that the Company or the Parent have received a fully executed term sheet evidencing an investment commitment to purchase at least $5 million of equity securities, and March 31, 2017. Repayments are due to SVB in thirty (30) equal monthly installments commencing April 1, 2017, plus monthly payments of accrued interest at a rate of 2% above the prime rate. Outstanding advances are repayable in full on September 1, 2019. Repayment of is secured by a first priority security interest in favor of SVB in substantially all the Company’s and the Parent’s assets, excluding intellectual property. SVB will be due a fee on September 1, 2019 of 1% of the principal amount of all advances made. The agreement imposes certain restrictions on the Company and the Parent, including on the ability to (i) transfer, assign or dispose of business or property, (ii) permit a Change in Control (as defined in the agreement), merger or consolidation, (iii) incur any Indebtedness or Liens (as defined in the agreement), (iv) maintain any Collateral Account (as defined in the agreement), (v) issue or distribute capital stock or membership interests, make distributions or pay dividends (other than dividends paid by Fig on its preferred stock), (vi) enter into transactions with affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than would be obtained in an arm-length’s basis with a non- affiliate, (vii) permit any subordinated debt or make certain amendments to any document relating to such debt and (viii) fail to comply with certain governmental regulations. Each of these restrictions is subject to certain exceptions, as specified in the agreement. In connection with the agreement, the Parent issued to SVB a ten-year warrant to purchase 104,529 shares of the Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions. In October 2016 and December 2016, the Company withdrew $750,000 and $250,000, respectively, from such loan. In December 2016, the Company repaid $250,000 of the loan to SVB.

The Company and the Parent are jointly and severally liable under the Loan and Security Agreement. The Company and the Parents have agreed that all advances, draws or other borrowings as well as repayments made under the Loan and Security Agreement will be made for the direct benefit of Fig, in such amounts, at such times and under such terms as determined by Fig. If the borrowings are made or used other than as specified, the Company will seek recoveries from the Parent. The Parent will bear all of the costs incurred in connection with the Loan and Security Agreement, including the cost associated with the issuance of the warrant, unless otherwise agreed in writing by both parties.

The Company recognizes obligations resulting from the Loan and Security Agreement as the sum of (a) the amount the Company agreed to pay on the basis of its arrangement with its co-obligor (the Parent) and (b) any additional amount the Company expects to pay on behalf of its co-obligor (the Parent).

8.	RELATED PARTY TRANSACTIONS

Cost Sharing Agreement

On December 3, 2015, the Company, on behalf of itself and the subsidiaries, entered into a master services agreement with the Parent. In June 2016, this agreement was superseded and replaced with the Cost Sharing Agreement with the Parent. All expenses incurred by the Company to date were paid by the Parent and allocated to the Company according to, in most instances, pre-determined formulas pursuant to the Cost Sharing Agreement. The Parent allocates (i) 50% of the salary of each of the Chief Executive Officer, Mr. Justin Bailey, and one other employee, to Fig, and the remaining 50% of each such salary to the Parent; and (ii) 100% of the salaries of the Chief Operating Officer, Mr. Jonathan Chan, to Fig. As the Parent provides Fig with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance, the costs of these activities are allocated 50% to the Parent and 50% to the Company.

The Cost Sharing Agreement has an initial term through December 31, 2016, and will automatically renew for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date.

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9.	LICENSE AGREEMENTS

According to the Company’s business model, the Company has entered into several co-publishing license agreements with game developers, including two game developers. Double Fine Productions, Inc. (“Double Fine”) and inXile Entertainment, Inc. (“inXile”), whose Chief Executive Officers are also stockholders and members of the Board of Directors of the Parent, prior to conducting crowdfunding campaigns to determine the campaigns’ goals and both parties’ obligations. The goals can be met through a combination of rewards pledges and Fig Advance (as discussed below). Prior to the end of the crowdfunding campaigns, Fig will determine, based on a number of factors (many of which will relate to Fig’s assessment of the success of the crowdfunding campaign), the precise amount of the Fig Advance within the range previously agreed.  If the crowdfunding campaigns meet their goals, the developer will receive the proceeds of all the rewards pledges made directly. Fig will not be involved in this payment process. The license agreement will then continue, the Company will pay to the developer various amounts over time to fund the development of the game until it is ready for commercial marketing and sale (“Fig Advance”), and the developer will proceed with developing the game and delivering it pursuant to the terms of the license agreement. If the crowdfunding campaigns are not successful, the rewards pledges made will not be collected and the license agreements will terminate. In exchange, Fig will receive a service fee and its share of revenue from the sales receipts in respect to each game and as compensation.

As of September 30, 2016, three crowdfunding campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including one crowdfunding campaign conducted by Double Fine. Pursuant to the associated license agreements, Fig will provide Fig Advances of at least $600,000 and up to $3 million to Double Fine. In addition, Fig might provide an additional $700,000 Fig Advance to the other two game developers, of which the Company has paid $75,000 as of September 30, 2016. Funds paid to game developers is included in game development expenses and accounts payable and accrued expenses in the accompanying consolidated financial statements.

Subsequent to September 30, 2016, four more crowdfunding campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including one crowdfunding campaign conducted by inXile. Pursuant to the associated license agreements, Fig will provide Fig Advances of at least $1.2 million and up to $2.5 million to inXile. In addition, Fig will provide additional Fig Advances of at least $42,000 to $212,000 to the remaining three game developers who have just met their campaign goals. The Company paid an additional $1.5 million of Fig Advances to developers subsequent to September 30, 2016, of which $1.26 million was paid to Double Fine and inXile.

10.	STOCKHOLDER’S EQUITY (DEFICIT)

Capital Stock

Pursuant to the Company’s amended and restated certificate of incorporation effective December 17, 2015, the Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of blank check preferred stock, par value $0.0001 per share.

As of September 30, 2016, the Parent held 1,000,000 shares of the Company’s common stock, representing 100% of the then issued and outstanding shares of common stock. As a result, the Parent holds all of the voting power and has sole control of the Company.

Stock Based Compensation - Stock Option Activity

The Parent allocated approximately $69,000 and $1,800 of stock based compensation expense to the Company for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) to September 30, 2015, respectively.

11.	COMMITMENTS AND CONTINGENCIES

Lease

The Company is not a party to any leases. Rent expense for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) to September 30, 2015, of approximately $45,000 and $2,400, respectively, resulted from an allocation of the Parent’s rent expense, in accordance with the Cost Sharing Agreement.

F-14

Litigation

The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss. As of September 30, 2016 and through the date of this filing, there were no such matters.

12.	INCOME TAXES

The operations of the Company are included in the tax filings of the Parent. For financial reporting purposes, the Company calculated an income tax provision and deferred income tax balances as if the Company had filed its own separate tax return under Sub-chapter C of the Internal Revenue Code.

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
Statutory U.S. federal rate	34.0%	34.0%
State income tax, net of federal benefit	5.8%	5.8%
Meals and entertainment	0.0%	(0.1)%
Other	(1.3)%	0.0%
Valuation allowance	(38.5)%	(39.7)%

Provision for income taxes	0.0%	0.0%

The components of the net deferred tax asset as of September 30, 2016 are the following:

	As of September 30,
	2016	2015
Deferred tax assets:
Net operating loss carry forwards	$986,974	$153,933
Other	(703)	703
Gross deferred tax assets	986,271	154,636
Valuation allowance	(986,271)	(154,636)
Net deferred tax assets	$-	$-

F-15

The following summarizes the income tax provision (benefit):

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
Current:
Federal	$-	$-
State	-	-
Total current tax expense	$-	$-
Deferred:
Federal	$709,829	$131,987
State	121,806	22,649
Net deferred tax assets	831,635	154,636
Change in valuation allowance	(831,635)	(154,636)
Total tax provision	$-	$-

The Company has determined, based upon available evidence, that it is more likely than not that the net deferred tax asset will not be realized and, accordingly, has provided a full valuation allowance. The Company recognized a change in valuation allowance of approximately $832,000 for the year ended September 30, 2016.

The Company’s operations are included in the US federal and state tax returns of the Parent. These tax returns when filed are subject to examination by tax authorities for periods beginning with the Parent’s calendar year ended December 31, 2014, however, this footnote has been presented as if the Company is filing its tax returns on a separate, stand-alone basis. The net operating loss carry forwards of the Parent will expire 20 years from the date of filing the initial return.

The Parent's major tax jurisdictions are the United States and California. The Company’s evaluation of uncertain tax matters was performed for the tax period for the year ended September 30, 2016. The Company has elected to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit, as well as its outstanding income tax assets and liabilities.

The Company only recognizes tax benefits from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To date, the Company has not recognized such tax benefits in its consolidated financial statements.

13.	SUBSEQUENT EVENTS

Closing of Proposed Regulation A Offerings

Subsequent to September 30, 2016, the Company commenced the closing of its PSY2 Reg A Offering, generating an aggregate of $429,500 in gross proceeds. To date, $398,087 has been disbursed from escrow to the Company and the remaining proceeds are expected to be released upon the expiration of Automated Clearing House (ACH) transaction waiting periods.

Closing of Proposed Regulation D Offerings

In November 2016, the Company closed its first Proposed Regulation D Offering, in connection with the game Psychonauts 2, and sold 327 Fig Game Shares – PSY2 for an aggregate purchase price of $159,500, which was included as a liability in investors’ advance and funds temporarily held by Parent as of September 30, 2016 in the accompanying consolidated balance sheet.

Subsequent to September 30, 2016, Fig Small Batch, LLC, a limited liability company of which the Company is the managing member, closed three of its Proposed Regulation D Offerings and issued an aggregate of 99 Units to third-party investors, including 21 Series Make Sail Units, 5 Series Trackless Units, and 73 Series Kingdoms and Castles Units (such Units being associated with the game Make Sail, Trackless, and Kingdoms and Castles, respectively) to accredited investors, for an aggregate consideration of $99,000.

In January 2017, Fig WL3, LLC, a limited liability company of which the issuer is the managing member, closed a Proposed Regulation D Offering and issued 965 WL3 Units (such Units being associated with the game Wasteland 3) to accredited investors, for an aggregate consideration of $965,000. To date, it has received $925,015 of that amount and expects to receive the remainder upon the expiration of ACH transaction waiting periods.

F-16

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit	Manner of Filing
2.1	Second Amended and Restated Certificate of Incorporation of Fig Publishing, Inc., filed September 29, 2016	**
2.2	Bylaws of Fig Publishing, Inc.	*
3.1	Amended and Restated Certificate of Designations for Fig Game Shares – PSY2, filed September 29, 2016	**
3.2	Form of Certificate of Designations for Fig Game Shares – Wasteland 3	*
3.3	Form of Certificate of Designations for Fig Game Shares – Pillars of Eternity II	Filed herewith
4.1	Form of Subscription Agreement between Fig Publishing, Inc. and Investors in Fig Game Shares – Pillars of Eternity II	Filed herewith
6.1	Amended and Restated License Agreement between Double Fine Productions, Inc. and Fig Publishing, Inc., executed October 3, 2016, in respect of Psychonauts 2	**
6.2	Form of Amended and Restated License Agreement between inXile Entertainment, Inc. and Fig Publishing, Inc., in respect of Wasteland 3	*
6.3	Form of License Agreement between Dark Rock Industries Limited, Obsidian Entertainment, Inc. and Fig Publishing, Inc., in respect of Pillars of Eternity II: Deadfire	Filed herewith
6.4	Cost Sharing Agreement by and between Fig Publishing, Inc. and Loose Tooth Industries, Inc., dated as of June 30, 2016	*
6.5	Loan and Security Agreement among Silicon Valley Bank, Loose Tooth Industries, Inc. and Fig Publishing, Inc., dated as of September 30, 2016	**
6.6	Fig WL3, LLC Limited Liability Company Operating Agreement, dated as of November 22, 2016	*
11.1	Consent of Marcum LLP	Filed herewith
12.1	Opinion of Ellenoff Grossman & Schole LLP for Fig Game Shares – Pillars of Eternity II	Filed herewith
13.1	Testing-the-waters Materials for Fig Game Shares – Pillars of Eternity II	Filed herewith
15.1	Form of Developer Questionnaire	*

*   Previously filed as an exhibit to this offering statement.

** Previously filed as an exhibit to our Current Report on Form 1-U filed as of October 7, 2016.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 17, 2017.

FIG PUBLISHING, INC.

By:	/s/ Justin Bailey
Justin Bailey
Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justin Bailey	Sole Director, Chief Executive Officer	March 17, 2017
Justin Bailey	(Principal Executive Officer), Principal
Financial Officer and Principal
Accounting Officer

III-2